                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                          Citizens Banking Corporation
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

[CITIZENS BANKING CORPORATION LOGO]

328 S. SAGINAW STREET
FLINT, MICHIGAN 48502                              THOMAS W. GALLAGHER
                                                   Senior Vice President,
                                                   General
                                                   Counsel and Secretary
            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, APRIL 17, 2001

To the Shareholders of Citizens Banking Corporation:

     Notice is hereby given that the annual meeting of shareholders of Citizens Banking Corporation (the "Corporation") will be held in the Presidential Ball Room located in the Holiday Inn, Gateway Centre, Flint, Michigan, on Tuesday, April 17, 2001, at 10:00 a.m., local time, for the following purposes:

     (1) To elect five (5) Class III directors to serve a three (3) year term and until their successors are duly elected and qualify.

     (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED IN THE PROXY STATEMENT.

     Shareholders of record of the Corporation's common stock outstanding at the close of business on February 28, 2001 are entitled to notice of and to vote at the meeting.

     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting.

                                              By Order of the Board of Directors

                                              /s/ Thomas W. Gallagher
                                              Thomas W. Gallagher
                                              Secretary

Flint, Michigan
March 15, 2001

[CITIZENS BANKING CORPORATION LOGO]
                          Citizens Banking Corporation
                            328 South Saginaw Street
                             Flint, Michigan 48502

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Citizens Banking Corporation (the "Corporation") to be used at the annual meeting of shareholders of the Corporation and any adjournments thereof. The annual meeting will be held on April 17, 2001 at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders.

     This proxy statement, the proxy and the notice of annual meeting of shareholders are first being provided to shareholders on or about March 15, 2001.

     The shareholders of the common stock of the Corporation ("Common Stock") as of the close of business on February 28, 2001 will be entitled to be present and to vote at the meeting. Each share is entitled to one vote on each matter to be voted upon at the meeting. On February 28, 2001, there were 46,551,205 shares of Common Stock outstanding and entitled to vote. The Corporation has no other class of stock issued and outstanding at this time that is entitled to vote at the meeting. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Instead of returning signed proxy cards, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to give their voting instructions and confirm that shareholders' instructions have been recorded properly. Specific instructions for shareholders of record that wish to use the Internet or telephone voting procedures are included on the enclosed proxy card. Shareholders who vote via the Internet or by telephone do not need to mail their proxy cards. Any proxy may be revoked by the person giving it at any time before it is exercised by giving written notice of such revocation to the secretary of the Corporation, by executing a later dated proxy or by voting in person at the annual meeting.

     The shares represented by properly executed proxies will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the election of the Class III nominees identified herein. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Withheld votes are counted only for purposes of determining whether a quorum is present at the annual meeting.

     The costs of soliciting proxies will be borne by the Corporation. The solicitation of proxies will be made primarily by mail. The Corporation has, however, retained the firm of Georgeson Shareholder Communications, Inc., specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its stock at an anticipated cost of $8,500 plus certain out-of-pocket expenses. Proxies may also be solicited by directors, officers, and other employees of the Corporation and its subsidiaries personally, and by telephone, facsimile, or other means. No additional compensation will be paid to directors, officers, or employees for any such solicitation nor is any such solicitation expected to result in more than a minimal cost to the Corporation. Arrangements may also be made directly by the Corporation with banks, brokerage houses, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by them and to obtain authorization for the execution of proxies. The Corporation may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

     The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Edward P. Abbott and Joseph P. Day.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below includes all of the shareholders of the Corporation known by the Corporation to beneficially own more than five percent of its Common Stock as of December 31, 2000.

                                                                                                              COMMON STOCK
                                                                                                              BENEFICIALLY
                                                                                                               OWNED AS A
                        COMMON STOCK          INVESTMENT POWER                    VOTING POWER               PERCENTAGE OF
 NAME AND ADDRESS OF    BENEFICIALLY   -------------------------------   -------------------------------      OUTSTANDING
   BENEFICIAL OWNER        OWNED         SOLE      SHARED      NONE        SOLE      SHARED      NONE         COMMON STOCK
Citizens Bank
328 S. Saginaw St
Flint, Michigan
48502(1)                 3,767,008     1,023,907   692,391   2,050,710   1,608,474    91,701   2,066,833          8.10%
CenTra, Inc.
12225 Stephens
Warren, Michigan
48089(2)                 3,305,691     3,193,025   112,666         -0-   3,193,025   112,666         -0-          7.11%

---------------------
(1) As sole or co-fiduciary, Citizens Bank, a wholly owned subsidiary of the Corporation, will generally vote the shares held by it in trusts or estates in which the indenture creating the same specifically grants such power. Shares held in all other trusts or estates in which the bank acts as co-fiduciary will generally be voted by the other co-fiduciary or by the bank at the direction of such co-fiduciary.

(2) The information furnished for CenTra, Inc. is based upon data which have been supplied to the Corporation by CenTra, Inc. As set forth in the table, CenTra, Inc. shares investment and voting power with respect to 112,666 shares. Such powers are shared with the Manuel J. Moroun Trust under agreement dated March 4, 1977, for the benefit of Manuel J. Moroun.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Corporation's Common Stock beneficially owned as of December 31, 2000, together with the percentage of the outstanding shares which such ownership represents, by (i) each director and nominee for election to the board of directors, (ii) each executive officer named in the Summary Compensation Table under "Executive Compensation" and (iii) all directors and executive officers of the Corporation as a group. The information with respect to directors and executive officers has been obtained from the respective individuals and is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission (the "Commission") under which a person may be deemed to be the beneficial owner of a security if such person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within the next 60 days. Accordingly, the amounts shown in the following table do not purport to represent beneficial ownership for any purpose other than compliance with the Commission's reporting requirements.

                                                                                          COMMON STOCK
                                                                                       BENEFICIALLY OWNED
                             COMMON STOCK                                               AS A PERCENTAGE
                             BENEFICIALLY                                                OF OUTSTANDING
                             OWNED AS OF             SOLE               SHARED          COMMON STOCK AS
                             DECEMBER 31,         VOTING AND          VOTING AND        OF DECEMBER 31,
          NAME                   2000          DISPOSITIVE POWER   DISPOSITIVE POWER          2000
Edward P. Abbott(1)              25,152               25,011                141                  *
Hugo E. Braun Jr.(1)             27,204               27,204                  -                  *
Jonathan E. Burroughs
  II(1,2)                       310,472              266,384             44,088                  *
Joseph P. Day(1)                 11,765                8,265              3,500                  *
Richard J. Dolinski               1,500                1,500                  -                  *
John W. Ennest(3)               290,334              290,334                  -                  *
Lawrence O. Erickson(1)         440,718                7,975            432,743                  *
Ronald E. Fenton(4)             249,275              249,275                  -                  *
Victor E. George(1)              14,407               14,407                  -                  *
William J. Hank(1)               89,222               87,998              1,224                  *
Gail E. Janssen(5)              118,946              118,946                  -                  *
John W. Johnson(6)               39,788               17,207             22,581                  *
Benjamin W. Laird                 1,333                1,333                  -                  *
Stephen J. Lazaroff(7)           36,502               32,928              3,574                  *
William F. Nelson Jr.(1)         18,690               15,978              2,712                  *
Robert C. Safford(8)             92,832               92,832                  -                  *
Wayne G. Schaeffer(9)           163,936              114,913             49,023                  *
William C. Shedd(1)              17,975               17,975                  -                  *
James M. VanTiflin(10)           86,532               86,532                  -                  *
Robert J. Vitito(11)            423,774              319,823            103,950                  *
Ada C. Washington(7)              7,056                7,056                  -                  *
Charles R. Weeks(12)            176,627              170,170              6,457                  *
Kendall B. Williams(1)           10,346                9,308              1,038                  *
James L. Wolohan(12,13)          26,691               15,000             11,691                  *
All directors and
  executive officers as
  a group (30)(14)            3,194,628            2,460,284            734,344               6.87%

---------------------
 * Represents holdings of less than one percent.

 (1) Includes 7,500 exercisable options to purchase Common Stock.

 (2) The shares shown for Mr. Burroughs II, include 40,050 shares held in the Burroughs' Memorial Trust, to which Mr. Burroughs II serves as one of 5 trustees. Mr. Burroughs II disclaims beneficial ownership of such shares.

 (3) Includes 178,936 exercisable options to purchase Common Stock.

 (4) Includes 3,234 exercisable options to purchase Common Stock.

 (5) Includes 7,533 exercisable options to purchase Common Stock.

 (6) Includes 7,842 exercisable options to purchase Common Stock.

 (7) Includes 4,500 exercisable options to purchase Common Stock.

 (8) Includes 10,170 exercisable options to purchase Common Stock.

 (9) Includes 94,748 exercisable options to purchase Common Stock.

(10) Includes 68,769 exercisable options to purchase Common Stock.

(11) Includes 266,728 exercisable options to purchase Common Stock.

(12) Includes 6,000 exercisable options to purchase Common Stock.

(13) The shares shown for Mr. Wolohan include 11,691 shares held by the Wolohan Family Foundation to which Mr. Wolohan serves as a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

(14) The directors and executive officers disclaim beneficial ownership of 94,378 of these shares. Also, of the 3,194,628 shares shown as being beneficially owned by such group, 1,103,099 represent exercisable options to purchase Common Stock.

                             ELECTION OF DIRECTORS

     In accordance with the Corporation's restated articles of incorporation, the board of directors is divided into three classes. Each year, on a rotating basis, the terms of office of the directors in one of the three classes will expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The directors whose terms expire at the 2001 annual meeting of shareholders ("Class III directors") are Stephen J. Lazaroff, William F. Nelson Jr., Robert C. Safford, William C. Shedd, Charles R. Weeks and Kendall B. Williams. Messrs. Nelson and Safford will not stand for re-election at this year's annual meeting of shareholders pursuant to the provisions of the Corporation's Retirement Policy for Directors. The board of directors has nominated Messrs. Lazaroff, Shedd, Weeks and Williams as well as Mr. Richard J. Dolinski for election as Class III directors at the 2001 annual meeting of shareholders. All of these individuals except for Mr. Dolinski have previously been elected as directors by the shareholders. The term for the Class III directors will expire at the 2004 annual meeting of shareholders or upon the election and qualification of their successors. If any of the nominees should be unable to serve, the proxies may be voted for the election of such other person or persons as the board of directors may recommend or the number of directors will be automatically reduced by the number of nominees unable to serve if no substitute is recommended by the board of directors.

     Five nominees will be elected as Class III directors at the 2001 annual meeting of shareholders. On the basis of information presently available to the board of directors, only the five persons named above as nominees will be nominated for election as directors. PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES UNLESS A CONTRARY DIRECTION IS INDICATED. The affirmative vote of a majority of the votes cast at the meeting is required for election. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

     The name and age of each nominee and incumbent director, positions and offices currently held with the Corporation and its subsidiaries, his or her five-year business experience, and the year each became a director of the Corporation, according to information furnished by such nominees and incumbent directors, are set forth below.

                                   CLASS III
                       NOMINEES TO SERVE THREE (3) YEARS

                                                             SERVED         BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS,
                              POSITIONS AND OFFICES       CONTINUOUSLY        DIRECTORSHIPS IN CERTAIN CORPORATIONS, AND
                                WITH CORPORATION         AS A DIRECTOR        PRINCIPAL OCCUPATION IF OTHER THAN CURRENT
       NAME          AGE      AND ITS SUBSIDIARIES       OF CORPORATION     POSITION WITH CORPORATION AND ITS SUBSIDIARIES
Richard J. Dolinski  60    Director of Citizens Bank.    New Nominee      President and Chief Executive Officer, Dolinski
                                                                          Associates, Inc., a management consulting firm.
Stephen J. Lazaroff  47    Director of Corporation and      1997          President, Diversified Precision Products, Inc., a
                           Director of Citizens Bank.                     special cutting tool manufacturer serving the
                                                                          automotive and hydraulic fittings industries.
William C. Shedd     61    Director of Corporation and      1982          Of counsel to the law firm of Winegarden, Shedd,
                           Director of Citizens Bank.                     Haley, Lindholm & Robertson. Previously an attorney
                                                                          and partner with such firm.
Charles R. Weeks     66    Director of Corporation and      1982          Retired Chairman, President and Chief Executive
                           Director of Citizens Bank.                     Officer of the Corporation; Director, Wolohan
                                                                          Lumber Co.
Kendall B. Williams  48    Director of Corporation and      1992          Attorney and Counselor, The Williams Firm, P.C.
                           Director of Citizens Bank.                     Previously an attorney with Gault Davison, P.C.
                                                                          from January 1980 to September 1997.

                                   CLASS I(1)
                 CONTINUING DIRECTORS -- TERM EXPIRING IN 2002

                                                                    SERVED       BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS,
                                    POSITIONS AND OFFICES        CONTINUOUSLY       DIRECTORSHIPS IN CERTAIN CORPORATIONS, AND
                                      WITH CORPORATION          AS A DIRECTOR       PRINCIPAL OCCUPATION IF OTHER THAN CURRENT
          NAME            AGE       AND ITS SUBSIDIARIES        OF CORPORATION    POSITION WITH CORPORATION AND ITS SUBSIDIARIES
Edward P. Abbott          61    Director of Corporation and          1982        President and Chief Executive Officer, Abbott's
                                Director of Citizens Bank.                       Meat, Inc., a wholesale and retail meat
                                                                                 distributor.
Hugo E. Braun Jr.         68    Director of Corporation and          1986        Attorney & Partner, Braun Kendrick Finkbeiner;
                                Director of Citizens Bank.                       Director, Wolohan Lumber Co.
Jonathan E. Burroughs II  58    Director of Corporation and          1986        President, JEB Enterprises, an investment
                                Director of Citizens Bank.                       consulting firm.
Lawrence O. Erickson      65    Director of Corporation and          1993        Chief Executive Officer, Four-Way Tool & Die,
                                Director of Citizens Bank.                       Inc., an engineering consulting firm for metal
                                                                                 stamping fabrication and tool manufacturing.
William J. Hank           68    Director of Corporation,             1987        Chairman and Chief Executive Officer, Farnham
                                Director of Citizens Bank and                    Investments Group; Retired Executive Vice
                                Director of Citizens                             President of the Corporation; Retired Chairman
                                Bank - Illinois, N.A.                            of the Board, Citizens Bank - Illinois, N.A.
Robert J. Vitito          58    Chairman of the Board,               1991
                                President, Chief Executive
                                Officer and Director of
                                Corporation and of Citizens
                                Bank.

---------------------
(1) Mr. Gail E. Janssen, a Class I Director of the Corporation, will be retiring from the board of directors of the Corporation as of March 31, 2001 pursuant to the provisions of the Corporation's Retirement Policy for Directors.

                                  CLASS II(2)
                 CONTINUING DIRECTORS -- TERM EXPIRING IN 2003

                                                            SERVED       BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS,
                            POSITIONS AND OFFICES        CONTINUOUSLY       DIRECTORSHIPS IN CERTAIN CORPORATIONS, AND
                               WITH CORPORATION         AS A DIRECTOR       PRINCIPAL OCCUPATION IF OTHER THAN CURRENT
      NAME         AGE       AND ITS SUBSIDIARIES       OF CORPORATION    POSITION WITH CORPORATION AND ITS SUBSIDIARIES
Joseph P. Day      61    Director of Corporation and         1992        President, Banner Engineering & Sales, Inc., a
                         Director of Citizens Bank.                      combustion engineering and manufacturing firm.
John W. Ennest     58    Vice Chairman of the Board          1991
                         and Chief Financial Officer
                         and Treasurer of
                         Corporation; Vice Chairman
                         of the Board and Chief
                         Financial Officer of
                         Citizens Bank.
Benjamin W. Laird  51    Director of Corporation,            2001        Attorney, Godfrey & Kahn, S.C.
                         Director of Citizens Bank
                         and Director of F&M
                         Bank - Wisconsin.
Ada C. Washington  50    Director of Corporation and         1997        Community volunteer.
                         Director of Citizens Bank.
James L. Wolohan   49    Director of Corporation and         1997        Chairman, President and Chief Executive Officer
                         Director of Citizens Bank.                      of Wolohan Lumber Co., a retailer of lumber,
                                                                         building materials and home improvement
                                                                         products; Director, Jacobson Stores, Inc.

---------------------
(2) Messrs. Ronald E. Fenton and Victor E. George, Class II Directors of the Corporation, are retiring from the board of directors of the Corporation as of March 31, 2001 pursuant to the provisions of the Corporation's Retirement Policy for Directors.

                             MEETINGS OF DIRECTORS

     During 2000, eleven meetings of the board of directors of the Corporation were held. During such period, all incumbent directors attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by the committees on which they serve.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Corporation has several committees on which members of the board of directors serve, including a compensation and human resources committee, a directors nominating committee, and an audit committee. The audit committee meets quarterly and on call when needed, and the compensation and human resources committee and directors nominating committee meet on call.

     The COMPENSATION AND HUMAN RESOURCES COMMITTEE met 4 times during 2000 and is currently comprised of the following directors: Hugo E. Braun Jr., chairman; Lawrence O. Erickson; Victor E. George; Stephen J. Lazaroff; and Kendall B. Williams. The responsibilities of the committee include approval of all aspects of corporate executive compensation and administration of the Corporation's compensation and benefits plans.

     The DIRECTORS NOMINATING COMMITTEE met 1 time during 2000 and is currently comprised of the following directors: Robert J. Vitito, chairman; Hugo E. Braun Jr.; Jonathan E. Burroughs II; Victor E. George; and Stephen J. Lazaroff. The responsibilities of the committee are: to determine a desirable balance of expertise among board members; to identify qualified candidates to fill board positions; to provide aid in attracting qualified candidates to the board of directors; to recommend the slate of director nominees to the board of directors for inclusion in the Corporation's proxy statement for election by the shareholders at the annual meetings; to consider director nominees proposed by shareholders; and to handle such other matters as may be properly delegated to the committee by the board of directors. Shareholders proposing director nominees at any annual meeting of shareholders must provide written notice of such intention, along with certain information regarding the proponent and the nominees as provided in the bylaws, to the secretary of the Corporation at least 90 days prior to an annual shareholders meeting for which such nominations are proposed. If the annual meeting date has been advanced to a date earlier than the last Thursday in January then notice of such intention must be given within 10 days after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

     The AUDIT COMMITTEE met 4 times during 2000 and is currently comprised of the following directors: Edward P. Abbott, chairman; Joseph P. Day; William F. Nelson Jr., Robert C. Safford and William C. Shedd. The responsibilities of the committee are primarily to oversee the Corporation's financial reporting process, and also include oversight of the internal accounting controls for and internal audit function of the Corporation and its subsidiaries; recommending to the board of directors the independent auditors to be retained to conduct the annual audit of the Corporation; reviewing the annual audit plan with the independent auditors and the internal auditors; oversight of the Corporation's legal, compliance, and ethics policies; and reviewing the results of the internal and independent audits of the Corporation.

                         REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the board of directors, which is attached as Appendix A to this proxy statement, the Audit Committee of the board of directors (the "Committee") assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Listing Standards.

     The Committee received from the independent auditors and reviewed a statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence, as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2000, with management and the independent auditors.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and the board of directors concurred in such recommendation.

     Edward P. Abbott, Audit Committee Chairman
     Joseph P. Day, Audit Committee Member
     William F. Nelson Jr., Audit Committee Member
     Robert C. Safford, Audit Committee Member
     William C. Shedd, Audit Committee Member

                           COMPENSATION OF DIRECTORS

     During 2000, directors of the Corporation were paid an annual retainer of $12,000 plus the sum of $1,000 for attendance at each meeting of the board of directors. Non-officer directors were paid $600 for each committee meeting attended with the exception of the committee chairpersons who were paid $900. Committee member directors who are also employees of the Corporation do not receive fees for committee meeting attendance.

     The Corporation also maintains the Stock Option Plan for Directors. Annually during the ten year term of the Plan, each nonemployee director serving on the board of directors immediately following the annual meeting of shareholders will receive an automatic grant of a non-qualified stock option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the date of the annual meeting of shareholders. Each such option will become exercisable six months following the grant date and expire five years after grant. On April 18, 2000, pursuant to the Plan, nonemployee directors received a stock option grant to purchase 1,500 shares of Common Stock of the Corporation at an exercise price of $16.66 per share.

                               EXECUTIVE OFFICERS

     The following information is provided for those officers currently designated as executive officers by the Corporation's board of directors and includes the president, chief financial officer, controller, and secretary of the Corporation, officers of the Corporation who are in charge of principal business units, divisions or functions, and officers of the Corporation or its subsidiaries who perform significant policy making functions for the Corporation.

                                                                                     YEAR BECAME
                                                                                  EXECUTIVE OFFICER
       NAME          AGE               FIVE-YEAR BUSINESS EXPERIENCE              OF THE CORPORATION
Richard T. Albee     57    Executive Vice President of Corporation (April 1999           1996
                           to present); Executive Vice President of Citizens
                           Bank (December 1997 to present); Senior Vice
                           President of Citizens Bank (April 1994 to December
                           1997).
Daniel E. Bekemeier  44    Senior Vice President and Controller of Citizens Bank         1996
                           (April 1995 to present).
Nicholas J. Cilfone  50    Executive Vice President of Corporation (April 1999           1985
                           to present); Senior Vice President of Corporation
                           (August 1988 to April 1999); Executive Vice President
                           of Citizens Bank (June 1996 to present). Also served
                           as Executive Vice President of former subsidiary bank
                           of the Corporation which was consolidated with
                           Citizens Bank (October 1991 to June 1996).
Gary P. Drainville   51    Executive Vice President of Corporation and of                1985
                           Citizens Bank (December 1993 to present); Director of
                           Human Resources of Corporation and of Citizens Bank
                           (December 1985 - June 1996).
John W. Ennest       58    Vice Chairman of the Board of Corporation (October            1983
                           1991 to present); Chief Financial Officer and
                           Treasurer of Corporation (July 1994 to present); Vice
                           Chairman of the Board and Chief Financial Officer of
                           Citizens Bank (June 1996 to present) Chairman of the
                           Board, Citizens Bank - Illinois, N.A. (August 1992 to
                           May 1999).
Thomas W. Gallagher  48    Senior Vice President of Corporation (July 1993 to            1989
                           present); General Counsel of Corporation (August 1988
                           to present); Secretary of Corporation (January 1989
                           to present); Senior Vice President, General Counsel
                           and Secretary of Citizens Bank (August 1988 to
                           present).
John W. Johnson      46    President of F&M Bank - Wisconsin (January 2000 to            1999
                           present); Chief Executive Officer and President F&M
                           Bancorporation, Inc. (November 1997 to December
                           1999); Vice President F&M Bancorporation, Inc. (July
                           1994 to July 1997); President and Director F&M
                           Bank - Northeast (March 1994 to July 1997).
Wayne G. Schaeffer   54    Executive Vice President of Corporation (December             1987
                           1993 to present); President - Southeast Region,
                           Citizens Bank (June 1996 to present); Senior
                           Executive Vice President and Chief Operating Officer,
                           Citizens Bank (July 1994 to June 1996).

                                                                                     YEAR BECAME
                                                                                  EXECUTIVE OFFICER
       NAME          AGE               FIVE-YEAR BUSINESS EXPERIENCE              OF THE CORPORATION
Thomas C. Shafer     42    Executive Vice President of Corporation (April 1999           1996
                           to present); Executive Vice President of Citizens
                           Bank (June 1996 to present); Senior Vice President of
                           Citizens Bank (November 1994 to June 1996).
James M. VanTiflin   53    Executive Vice of Corporation (April 1999 to                  1996
                           present); President - Mid Michigan Region, Citizens
                           Bank (June 1996 to present); President and Chief
                           Executive Officer of former subsidiary bank of the
                           Corporation which was consolidated with Citizens Bank
                           (February 1995 to June 1996).
Robert J. Vitito     58    Chairman of the Board of Corporation (April 1999 to           1986
                           present); President and Chief Executive Officer of
                           Corporation (April 1996 to present); President and
                           Chief Administrative Officer of Corporation (July
                           1994 to April 1996); Chairman, President and Chief
                           Executive Officer of Citizens Bank (May 1996 to
                           present); also served as Chairman of the Board of
                           former subsidiary bank of the Corporation which was
                           consolidated with Citizens Bank (January 1987 to June
                           1996).
Jack S. Werner       53    Executive Vice President of Corporation (April 1999           1996
                           to present); President - Northern Region, Citizens
                           Bank (June 1996 to present). Also served as Chairman
                           and Chief Executive Officer of former subsidiary bank
                           of the Corporation which was consolidated with
                           Citizens Bank (May 1991 to June 1996).

     Citizens Bank, Citizens Bank - Illinois, N.A. and F&M Bank - Wisconsin are wholly owned subsidiaries of the Corporation.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries, to or on behalf of the Corporation's Chief Executive Officer and each of the four other most highly compensated executive officers during 2000 (the "Named Officers") of the Corporation (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1998, 1999, and 2000:

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------
                                                                      LONG TERM
                                             ANNUAL COMPENSATION     COMPENSATION
                                            -------------------------------------
        NAME AND PRINCIPAL                                             OPTIONS/         ALL OTHER
             POSITION                YEAR   SALARY ($)   BONUS ($)     SARS (#)     COMPENSATION(1)($)
------------------------------------------------------------------------------------------------------
 Robert J. Vitito                    2000    489,999       52,376      114,000            32,580
 Chairman, President and             1999    425,046          -0-       80,000            26,126
  Chief Executive Officer            1998    339,999      213,197       62,000            25,950
------------------------------------------------------------------------------------------------------
 John W. Ennest                      2000    281,036       19,491       32,000            32,580
 Vice Chairman, Treasurer            1999    272,850       53,195       23,000            26,247
  and Chief Financial Officer        1998    262,850       79,879       20,500            25,950
------------------------------------------------------------------------------------------------------
 John W. Johnson(2)                  2000    265,865       10,000       30,000             8,685
 President, F&M Bank - Wisconsin
------------------------------------------------------------------------------------------------------
 Wayne G. Schaeffer                  2000    187,078       14,413       30,000             8,253
 Executive Vice President            1999    176,073       39,337       22,000             8,050
                                     1998    166,500       64,978       17,700             8,165
------------------------------------------------------------------------------------------------------
 James M. VanTiflin                  2000    172,937       12,436       26,000             8,214
 Executive Vice President            1999    162,383       42,428       18,500             7,989
                                     1998    153,554       50,969       12,700             7,030
------------------------------------------------------------------------------------------------------

(1) The amounts set forth in the "All Other Compensation" column for 2000 represent: (i) matching contributions on behalf of each of the Named Officers to the Corporation's Section 401(k) Plan in the amount of $7,875;
    (ii) insurance payments with respect to term life insurance as follows: Mr. Vitito $1,805, Mr. Ennest $1,805, Mr. Johnson $810, Mr. Schaeffer $378 and Mr. VanTiflin $339; and (iii) director fees in the amount of $22,900 paid to each of Messrs. Vitito and Ennest for services as a director of the Corporation.

(2 )Mr. Johnson became an executive officer of the Corporation in January 2000.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Corporation's Third Amended Stock Option Plan (the "Option Plan") to the Named Officers during 2000.

----------------------------------------------------------------------------------------------------------------
                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------
                                              INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF      % OF TOTAL                                ANNUAL RATE OF STOCK
                              SECURITIES    OPTIONS/SARS                              PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO    EXERCISE OR                    OPTION TERM(2)
                             OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
           NAME              GRANTED (#)    FISCAL YEAR      ($/SH)         DATE        5%($)       10%($)
----------------------------------------------------------------------------------------------------------------
 R.J. Vitito                   114,000          9.51%         16.66       5/18/10     1,194,422   3,026,899
 J.W. Ennest                    32,000          2.67%         16.66       5/18/10       335,276    849,656
 J.W. Johnson                   30,000          2.50%         16.66       5/18/10       314,322    796,552
 W.G. Schaeffer                 30,000          2.50%         16.66       5/18/10       314,322    796,552
 J.M. VanTiflin                 26,000          2.17%         16.66       5/18/10       272,412    690,345
----------------------------------------------------------------------------------------------------------------

(1) These stock options are non-qualified stock options granted pursuant to the Option Plan. The options are exercisable in whole or in part during the term thereof once vested, beginning November 18, 2000. Generally, such options will become 100% vested after 5 years from the date of grant, but may vest earlier on a graduated basis in accordance with a pre-determined option vesting schedule. Such vesting schedule is based upon a rolling four quarter diluted earnings per share ("EPS") target for the Corporation (excluding extraordinary gains and losses) with a minimum vesting of 9% upon the Corporation's achieving EPS of $2.15 and 100% vesting upon achieving EPS of $2.65. In the event of a change in control of the Corporation, the options will immediately become exercisable in full.

(2) Such "potential realizable values" represent the value of such options at the end of their term, assuming a 5% and 10% appreciation in the price of the Common Stock compounded annually over the term without discounting for inflation. The actual value of such options is dependent upon actual appreciation in the market price of the Common Stock during the term of the options.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Officers, about the exercise of options and/or SARs during the last fiscal year, and the unexercised options and SARs held as of the end of the fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------
                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                     SHARES                         FISCAL YEAR END (#)          FISCAL YEAR END ($)(1)
                  ACQUIRED ON       VALUE       ---------------------------   ----------------------------
      NAME        EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------
 R.J. Vitito         34,782        441,987        266,728        207,880       1,917,246       1,385,607
 J.W. Ennest         13,482        146,898        178,936         60,290       1,757,829         388,942
 J.W. Johnson         2,898         41,858          7,842         29,400          39,493         364,634
 W.G. Schaeffer         -0-            -0-         94,748         56,156         709,878         364,634
 J.M. VanTiflin         -0-            -0-         68,769         46,931         641,203         316,016
----------------------------------------------------------------------------------------------------------

(1) The value set forth in the table was calculated by subtracting the exercise price of the options from the closing price of the Common Stock at year end and then multiplying the difference by the number of shares subject to such options.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to the Named Officers at normal retirement age(1) under the Corporation's qualified defined benefit pension plan, based on remuneration that is covered under the plan and years of service with the Corporation and its subsidiaries.(2)

                               PENSION PLAN TABLE

-----------------------------------------------------------------------
                                YEARS OF CREDITED SERVICE
                  -----------------------------------------------------
REMUNERATION(3)     15        20        25        30         35
-----------------------------------------------------------------------
  $125,000        $29,000   $39,000   $49,000   $59,000   $ 69,000
   150,000         36,000    48,000    60,000    72,000     84,000
   175,000         43,000    57,000    71,000    86,000    100,000
   200,000         50,000    66,000    83,000    99,000    116,000
-----------------------------------------------------------------------

(1) Normal retirement age for the Named Officers is age 65.

(2) Mr. Johnson does not participate in the Plan. He participates in the Corporation's Cash Balance Pension Plan discussed below.

(3) The law in effect throughout calendar year 2000 limits remuneration considered for benefit purposes to $170,000. Messrs. Vitito and Ennest have supplemental plans that pay benefits based upon earnings in excess of the pension plan limitations, which plans are described below.

     A participant's remuneration covered by the Corporation's pension plan is his or her "average monthly compensation," which is computed over the 60 consecutive months of the participant's last 120 months in which he or she received the greatest compensation, multiplied by 12 months. For this purpose, compensation is defined as the participant's base salary, exclusive of bonuses, overtime, and fringe benefits, but includes the participant's 401(k) salary reduction contributions. Covered remuneration for the Named Executives who participate in the Corporation's pension plan as of the end of the last calendar year is $170,000 for Messrs. Vitito and Ennest, $158,295 for Mr. Schaeffer, and $154,546 for Mr. VanTiflin. The estimated credited years of service for each named executive are as follows: Mr. Vitito, 33; Mr. Ennest, 18; Mr. Schaeffer, 17; and Mr. VanTiflin, 26. Benefits are computed as a straight single life annuity beginning at normal retirement age and are not subject to offset for social security or other benefits.

     Mr. Johnson (a former F&M Bancorporation employee) participates in the Cash Balance Pension Plan. Benefits are computed as a lump sum amount payable at retirement, although a participant may elect to have the lump sum converted into lifetime annuity payments under actuarial assumptions specified by the plan. There is no offset for social security or other benefits. The lump sum amount is based on a bookkeeping account maintained under the plan in the participant's name that is credited each year with 4% of a participant's compensation earned for that year. The cumulative account is also credited annually with assumed earnings at the 30-year U.S. Treasury bond rate in effect for November of the previous year. For purposes of the plan, compensation is defined as a participant's base salary from the Corporation, plus bonuses, overtime and taxable fringe benefits. A participant's 401(k) salary reduction contributions also are included. However, the plan does not consider annual compensation in excess of the federal tax law limit for plan purposes, which is $170,000 for 2000. Mr. Johnson's compensation for plan purposes as of the end of 2000 is $170,000. His estimated lump sum benefit at normal retirement age of 65, based on projected future earnings and the applicable Treasury rate, is $305,604, which he could elect to convert to an annual annuity for life of $29,040.

     The Corporation has an agreement with Mr. Vitito and Mr. Ennest which provides that they shall be entitled to receive a retirement benefit at age 65 equal to 60%, and 50%, respectively, of their average annual base salary and bonus over the consecutive 36-month period in which they received the highest compensation during their final 60 months of employment with appropriate percentage reductions in the event of retirement before age 65. That portion of the retirement benefit not covered by the Corporation's pension plan and social security is covered by a supplemental retirement benefits plan. Under the combined plans, the estimated annual benefits payable to Mr. Vitito and Mr. Ennest upon retirement at age 65 would be approximately $449,000 and $236,000, respectively.

CHANGE IN CONTROL AGREEMENTS

     The Corporation has entered into change in control agreements with each of the Named Officers. Each agreement provides severance benefits to the Named Officer if there is a change in control of the Corporation and the Named Officer's employment with the Corporation is actually or constructively terminated at any time within 3 months prior to or on the date of such change in control, or within twenty-four (24) months thereafter. A "change in control" of the Corporation is generally defined as the acquisition by any person or group of 20% or more of the outstanding Common Stock in a transaction which has not been approved by a majority of the board of directors, a liquidation or dissolution of the Corporation, a sale of substantially all of the assets of the Corporation, a merger, consolidation or combination in which the shareholders of the Corporation immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity or, under certain circumstances, a change in the majority of the members of the board of directors within a two-year period. A Named Officer's employment is deemed to have been constructively terminated following a change in control if (i) there is a significant reduction in the scope of the Named Officer's authority or in the extent of such Officer's powers, functions, duties or responsibilities, (ii) there is a reduction in the Named Officer's rate of compensation, (iii) fringe benefits are not provided to such Named Officer on a basis commensurate with other executives of the Corporation, or (iv) there are changes in the Named

Officer's responsibilities which would require moving such Officer's job location outside of lower Michigan.

     Each Agreement continues until two years after a change in control of the Corporation and generally provides severance benefits of a lump-sum payment equal to three years salary and bonus plus medical, dental and life insurance coverage for a period of three years. Further, each Agreement provides for additional payments to make the Named Officer whole, on an after-tax basis, for any excise tax imposed by Section 4999 of the Internal Revenue Code. Any Named Officer whose employment is terminated and who thereafter receives the benefits provided under such change in control agreement may not, for a period of twenty-four months following termination of employment, accept employment, consult for or otherwise assist any other financial institution which conducts business from a location within fifty (50) miles of any location of the Corporation or its subsidiary banks.

                   COMPENSATION AND HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The compensation and human resources committee of the board of directors of the Corporation consists of five directors who are not employed by the Corporation and are not eligible to participate in any of the Corporation's benefit plans other than the Stock Option Plan for Directors. The following report is submitted by the Committee.

OVERVIEW AND PHILOSOPHY

     The Committee, pursuant to authority delegated by the board of directors of the Corporation, is responsible for determining and implementing compensation and benefit systems for executive officers and other employees of the Corporation. The Committee determines the annual salaries and other compensation for executive officers based upon recommendations from the Corporation's chairman, president and chief executive officer, as well as information from the Corporation's human resources department and independent outside consultants. With respect to the compensation of the Corporation's chairman, president and chief executive officer, in addition to the utilization of the Corporation's human resources department and independent outside consultants, the members of the board of directors also provide input and recommendations. The Committee's determinations relating to executive compensation are intended to:

     - align the financial interests of the executive officers with the long-term interests of the Corporation's shareholders;

     - attract and retain high performing executive officers to lead the Corporation to greater levels of profitability; and

     - motivate executive officers to attain the Corporation's performance goals by placing a significant portion of such officers' financial reward at risk relative to achievement of Corporate goals.

     In furtherance of these objectives, the compensation package structured for the Corporation's executive officers has three primary components: base compensation (including salary, pension and welfare benefits and perquisites), annual cash bonus awards, which may be made under the Management Incentive Plan ("MIP") or otherwise, for performance during the year, and long term, stock-based compensation generally awarded under the Corporation's Third Amended Stock Option Plan (the "Option Plan").

BASE COMPENSATION

     Given the Committee's continuing emphasis on performance-based long-term and short-term compensation, base compensation for executive officers has been established by the Committee at competitive levels based upon information available to the Committee relating to compensation for corresponding executive positions at similarly situated financial institutions, some of which are included in the 50 Bank Index shown in the Shareholder Return Graph. Executive officer salaries are evaluated by the Committee on a periodic basis utilizing information from independent outside compensation consultants, the Corporation's human resources department and the Corporation's chairman, president and chief executive officer. Input from the members of the Corporation's board of directors is utilized with respect to the salary of the chairman, president and chief executive officer. To determine the actual base salary for each executive officer, the Committee also takes into account individual performance, experience, and unique contributions or needs for certain expertise required by the Corporation.

     Base Compensation of Chief Executive Officer. The Committee reviewed Mr. Vitito's performance for 1999 in December of that year and awarded him an 8.89% merit increase effective January 1,

2000. In support of such increase, the Committee first noted that the Corporation had achieved record earnings in 1999 while continuing to maintain strong credit quality. Secondly, the Committee noted the Corporation's successful acquisition of F&M Bancorporation, Inc. and its bank and nonbank subsidiaries located in the states of Wisconsin, Iowa and Minnesota. With respect to such accomplishment, the Committee noted that the acquisition was the largest and most complex acquisition that the Corporation has ever undertaken and that such acquisition, along with the subsequent consolidations that took place during the year of the various F&M Banks within each of the three states, was completed in a timely and efficient manner. Thirdly, the Committee noted the measurable progress that was made during the year with respect to sales of bank products which resulted from coaching and assessment and deployment techniques instituted by Mr. Vitito throughout the Corporation's Banks. Finally, in support of Mr. Vitito's increase in base compensation the Committee noted Mr. Vitito's management and oversight concerning the measures that were taken relative to the Year 2000 computer and operating systems issues and the exceptional results experienced by the Corporation.

BONUS COMPENSATION

     All of the Corporation's executive officers participate in the MIP. The MIP is designed to motivate participating officers of the Corporation and its subsidiaries to achieve strategic goals; to strengthen links between pay and performance; and to align management more closely with the shareholders. The amount of an individual's MIP award is a function of (i) the midpoint of the salary range for the individual's position, (ii) the "participation rate" established by the Committee for the individual (15% for lower level executive officers to 45% for the Chief Executive Officer), (iii) the performance of the Corporation, and (iv) the extent to which the individual achieved agreed-upon objectives for the year. As a general practice under the MIP, no amounts will be awarded unless the Corporation's earnings per share ("EPS") for the year equals or exceeds 100% of the EPS target approved by the Corporation's board of directors for that year. For 2000, the Corporation's EPS was below the 2000 profit plan and therefore no incentive awards were paid pursuant to the provisions of the MIP. The Committee did, however, award certain significantly smaller bonuses outside the MIP to individuals, including the Named Officers, who contributed significantly to the Corporation in terms of the conversion successes with the F&M banks, earnings performance during the year and in other significant initiatives.

     Chief Executive Officer Award. Inasmuch as the Corporation did not achieve its profit plan target, Mr. Vitito did not receive an incentive award under the MIP. The Committee did, however, award a bonus outside the MIP to Mr. Vitito in the amount of $52,376 in recognition of his extraordinary effort and significant contribution to the management and oversight of the conversions of the various operating systems of F&M during 2000. The Committee noted that, during the year, a total of 23 F&M Banks were converted onto the Corporation's operating systems and that the management and employees of the F&M Banks were trained on such systems and in offering Bank products reflective of the corporate standard. Moreover, the Committee noted that, during 2000, significant progress was made under Mr. Vitito's direction to unify the culture of F&M with that of the Corporation by redefining jobs at the F&M Banks and by evaluating and standardizing salary ranges and certain key employee fringe benefits.

LONG-TERM STOCK-BASED COMPENSATION

     The Option Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, and stock appreciation rights, which increase in value as the value of the Common Stock increases. The purpose of these and similar long-term compensation arrangements is to more closely align the financial interests of executive officers and other key employees with the long-term interests of the Corporation's shareholders by linking a significant portion of their compensation directly to stock price growth or decline.

     In furtherance of such purpose, the Committee generally makes annual grants to executive officers of stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options vest and generally become exercisable as the Corporation's EPS increases in accordance with a vesting schedule pertaining to such option grants. The Committee has adopted option grant guidelines to reflect competitive practices of other similarly situated financial institutions. These guidelines, implemented by the Committee with the assistance of the Corporation's outside compensation consultants, employ a modified Black-Scholes option valuation model to estimate the present value of long-term incentive compensation for corresponding executive positions at similarly situated and performing financial institutions. A similar analysis is performed to determine the comparative value of an option to be awarded under the Option Plan. Based upon this information and other information concerning compensation practices within the financial services industry, an appropriate participation rate for each of the executive officers in the Plan is assigned. The option grant size for each executive officer is then determined by dividing the product of the position's salary mid-point and participation rate by the current market price of Common Stock, subject to being increased or decreased by the Committee based upon its evaluation of the officer's individual performance.

     Chief Executive Officer Long Term Compensation. Mr. Vitito received an option grant from the Committee in the amount of 114,000 shares during 2000 in accordance with the formula described above.

     Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Corporation's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

     The Committee does not believe that other components of the Corporation's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

HUGO E. BRAUN JR.                      VICTOR E. GEORGE

LAWRENCE O. ERICKSON                   STEPHEN J. LAZAROFF

KENDALL B. WILLIAMS

                               SHAREHOLDER RETURN

     Set forth below is a graph which summarizes the cumulative return experienced by the Corporation's shareholders over the past five years compared with the S&P 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index. Such presentation assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

                            Cumulative Total Returns
                       Five Years Ended December 31, 2000
                               Value at Year End

                                  [LINE GRAPH]

-----------------------------------------------------------------------------------------------------------------------------
                              1995             1996             1997             1998             1999             2000
-----------------------------------------------------------------------------------------------------------------------------
 Citizens                     $100             $110             $185             $185             $127             $173
 KBW 50                       $100             $141             $207             $224             $216             $260
 S&P 500                      $100             $123             $164             $211             $255             $232

                     COMPENSATION COMMITTEE INTERLOCKS AND
                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Hugo E. Braun Jr., Lawrence O. Erickson, Victor E. George, Stephen
J. Lazaroff, and Kendall B. Williams served on the compensation and human resources committee of the board of directors of the Corporation throughout the last completed fiscal year. None of these individuals are or have been employees of the Corporation.

     Committee member Braun is a partner in the law firm of Braun Kendrick Finkbeiner which rendered legal services during 2000 to the Corporation's Michigan banking subsidiary, Citizens Bank. Citizens Bank plans to employ this firm for additional services in 2001.

     Committee member George is the owner of Victor George Oldsmobile, Inc. During 2000 the Corporation paid to this dealership in the aggregate, $61,138 for the purchase of three new vehicles and for certain maintenance on other vehicles owned by the Corporation.

OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

     During 2000 the banking subsidiaries of the Corporation had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. Except as set forth below, these transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features.

     In connection with its acquisition of F&M Bancorporation, Inc. ("F&M"), the Corporation assumed certain obligations of F&M relative to F&M's Officers' Stock Purchase Plan (the "F&M Purchase Plan"). To facilitate stock ownership by management, the F&M Purchase Plan included provisions which permitted F&M to make loans for the purchase of shares of F&M common stock. Such loans were secured by shares of F&M common stock with a market value equal to at least 110% of the loan at the date of the loan and for a term of either three or five years, as selected by the executive. The F&M Purchase Plan was terminated effective December 31, 2000. No new loans were made under the F&M Purchase Plan during 2000 and no renewals of existing loans have been made with a maturity date beyond December 31, 2000. Loans totaling in excess of $60,000 to persons who are directors or executive officers of the Corporation were outstanding under the F&M Purchase Plan as of December 31, 2000 as follows:

-----------------------------------------------------------------------------------------------------
                        NAME                          HIGHEST BALANCE(1)    INTEREST RATE    MATURITY
-----------------------------------------------------------------------------------------------------
 Gail E. Janssen                                           $ 51,000             5.49%        02/02/01
 Director                                                  $369,627             5.58%        04/29/03
----------------------------------------------------
 John W. Johnson                                           $ 18,000             4.81%        05/20/02
 President - F&M Bank - Wisconsin                          $ 35,564             5.32%        08/13/02
                                                           $ 11,595             5.45%        08/04/03
                                                           $ 10,545             5.03%        10/19/03
                                                           $ 17,575             4.74%        03/29/04
----------------------------------------------------

(1) Highest balance since January 1, 2000 and, except for Mr. Janssen's $51,000 loan which was paid off at maturity, also represents the balance as of February 28, 2001.

     During 2000, the firm of Winegarden, Shedd, Haley, Lindholm & Robertson, of which director William C. Shedd served of counsel, rendered legal services to Citizens Bank. Citizens Bank expects to employ this firm for additional services in 2001.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10% of the Common Stock (collectively, the "Reporting Persons") are required to report their ownership of the Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, the Corporation is required to report in its proxy statement any failure to file by these due dates. Based on certifications received from the Reporting Persons and on copies of the reports that such persons have filed with the Commission, all required reports of Reporting Persons have been timely filed with the Commission.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

GENERAL

     In 2000, Ernst & Young LLP performed audit and audit related services for the Corporation and its subsidiaries which included examination of the consolidated financial statements of the Corporation, and consultation with the Corporation and its subsidiaries on accounting and reporting matters. Upon recommendation of the audit committee, the board of directors has again selected Ernst & Young LLP as independent auditors for 2001. Representatives of Ernst & Young LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to answer questions that may be asked by shareholders.

FEES

     AUDIT FEES. Ernst & Young LLP billed the Corporation a total of $417,000 for professional services in connection with the audit of the 2000 financial statements and review of the quarterly financial statements during the year.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Ernst & Young LLP was not engaged and did not bill the Corporation for operating, designing or supervising the Corporation's computer, financial or information systems during 2000.

     ALL OTHER FEES. Ernst & Young LLP billed the Corporation a total of $1,558,000 for other services rendered during 2000. Substantially all of these fees related to consultation for accounting, auditing and tax services as well as the outsourcing of certain financial and credit audit procedures. The Audit Committee does not consider the provision of the services described above by Ernst & Young LLP to be incompatible with the maintenance of Ernst & Young LLP's independence.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder of the Corporation to be considered for inclusion in the proxy statement for the 2002 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on November 15, 2001. In addition to applicable rules of the Commission for inclusion of shareholder proposals in the Corporation's proxy statement, the Corporation's bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to the secretary of the

Corporation, either by personal delivery or by United States mail, postage prepaid, not later than 90 days in advance of such meeting. If the annual meeting date has been advanced to a date earlier than the last Thursday in January, then in order to be brought properly before the annual meeting, notice of such proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in the Corporation's bylaws. The Corporation also expects the persons named as proxies for the 2002 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Corporation with written notice of such proposal during the period provided in the Corporation's bylaws.

                                 ANNUAL REPORT

     Appendix B to this proxy statement contains the information required to be included in an annual report pursuant to the rules of the Commission, including audited financial statements, management's discussion and analysis of financial condition, and results of operations and five year selected financial data. Upon request, the Corporation will provide without charge a copy of its annual report on Form 10-K.

                                 OTHER MATTERS

     The board of directors is not aware of any other matters which may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                         CITIZENS BANKING CORPORATION

                                         /s/ Thomas W. Gallagher
                                         Thomas W. Gallagher
                                         Senior Vice President, General
                                         Counsel and Secretary

Flint, Michigan
March 15, 2001

                                                                      Appendix A

              CITIZEN BANKING CORPORATION AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall be comprised of at least three directors, each of whom are independent of management and the Corporation. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Corporation. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, regulatory agencies and others relating to the Corporation's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Corporation's financial statements, and the legal, compliance and ethics programs as established by management and the board of directors. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Corporation. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Corporation's financial reporting process on behalf of the board of directors and report the results of their activities to the board of directors. Management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

- The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board of directors and the audit committee, as representatives of the Corporation's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Corporation and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Corporation's independent auditors.

- The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Corporation's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

- The committee shall discuss the results of the independent auditors review of the Corporation's Quarterly Report on Form 10-Q and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

- The committee shall review with management and the independent auditors the financial statements to be included in the Corporation's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                                                      Appendix B

                          CITIZENS BANKING CORPORATION

                           ANNUAL REPORT INFORMATION

                                TABLE OF CONTENTS



I.       Financial Review including
           Management's Discussion and Analysis.........................................      3

              Five-Year Summary of Selected Financial Data..............................      3
              Mergers, Acquisitions and Other Initiatives...............................      4
              Financial Highlights......................................................      5
              Lines of Business Reporting...............................................      5
              Net Interest Income.......................................................      6
              Provision and Allowance for Loan Losses...................................      9
              Noninterest Income and Expense............................................     11
              Financial Condition.......................................................     13
              Liquidity and Debt Capacity, Interest Rate Risk
                and Impact of Inflation.................................................     19
              Recent Accounting Pronouncements..........................................     21
              Forward-Looking Statements................................................     21
              Selected Quarterly Information............................................     22
              Year Ended December 31, 1998
                Compared with 1997......................................................     23

II.      Consolidated Financial Statements..............................................     24

              Consolidated Balance Sheets...............................................     24
              Consolidated Statements of Income.........................................     25
              Consolidated Statements of Changes
                in Shareholders' Equity.................................................     26
              Consolidated Statements of Cash Flow......................................     27

III.     Notes to Consolidated Financial Statements.....................................     28

IV.      Report of Independent Auditors.................................................     47

V.       Report of Management...........................................................     49

MANAGEMENT'S DISCUSSION AND ANALYSIS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------

TABLE 1. FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA (1)
(in thousands, except per share data)                            2000          1999           1998           1997           1996
----------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
     Net interest income                                   $   314,874    $   309,642    $   292,424    $   274,134    $   249,391
     Provision for loan losses                                  20,983         24,675         16,528         20,511         15,725
     Noninterest income before securities gains (losses)        90,344         85,044         71,413         59,692         58,298
     Investment securities gains (losses)                         --           (3,052)           475           (572)           827
     Noninterest expense before special charges                242,221        236,778        218,219        208,921        201,460
     Special charge:
       Before-tax                                               15,541         40,198           --           23,734           --
       After-tax                                                 9,464         28,403           --           17,263           --
     Income taxes                                               35,813         27,989         39,283         25,197         26,727
     Net income                                                 90,660         61,994         90,282         54,891         64,604
     Net operating income (2)                                  100,124         97,154         90,282         72,154         64,604
     Cash dividends (3)                                         48,108         30,035         22,991         19,286         17,890

PER COMMON SHARE DATA
     Net income:
       Basic                                               $      1.92    $      1.29    $      1.86    $      1.17    $      1.41
       Diluted                                                    1.91           1.28           1.84           1.15           1.40
       Diluted - net operating income (2)                         2.11           2.00           1.84           1.51           1.40
     Cash dividends (3)                                          1.015          0.915           0.82           0.74           0.67
     Book value, end of year                                     14.62          13.32          14.07          12.93          12.36
     Market value, end of year                                   29.06          22.38          33.75          34.50          21.00

AT YEAR END
     Assets                                                $ 8,405,091    $ 7,899,357    $ 6,930,533    $ 6,630,974    $ 6,173,515
     Loans                                                   6,422,806      5,917,483      5,264,706      5,074,230      4,517,814
     Deposits                                                6,244,141      6,128,998      5,772,792      5,514,313      5,176,033
     Long-term debt                                            471,117        127,104        226,171        179,191        114,732
     Shareholders' equity                                      679,979        633,669        680,501        610,775        565,264

AVERAGE FOR THE YEAR
     Assets                                                $ 8,073,021    $ 7,342,167    $ 6,792,829    $ 6,439,737    $ 5,972,417
     Earning assets                                          7,584,932      6,875,643      6,367,284      6,033,874      5,550,463
     Loans                                                   6,202,157      5,528,963      5,159,584      4,843,507      4,258,404
     Deposits                                                6,121,373      5,906,664      5,616,894      5,359,464      5,012,387
     Interest-bearing deposits                               5,175,252      5,002,135      4,787,143      4,602,093      4,284,919
     Repurchase agreements and other short-term borrowings     920,323        478,920        202,639        259,040        227,415
     Long-term debt                                            303,597        210,289        228,969        144,306        107,669
     Shareholders' equity                                      650,251        672,227        655,034        597,242        546,463

FINANCIAL RATIOS
     Return on average:(4)
       Shareholders' equity                                      13.94%          9.22%         13.78%          9.19%         11.82%
       Earning assets                                             1.20           0.90           1.42           0.91           1.16
       Assets                                                     1.12           0.84           1.33           0.85           1.08
     Average shareholders' equity/avg. assets                     8.05           9.16           9.64           9.27           9.15
     Dividend payout ratio (3)                                   53.06          59.13          40.49          61.21          42.17
     Net interest margin (FTE)                                    4.32           4.68           4.78           4.73           4.68
     Tier I leverage                                              7.11           7.21           8.95           8.00            N/A
     Risk-based Tier I capital ratio                             10.30           9.22          11.01          10.50            N/A
     Risk-based Total capital ratio                               9.05          10.47          12.26          11.76            N/A
----------------------------------------------------------------------------------------------------------------------------------

(1) Except as indicated, all financial data have been restated for stock splits and pooling of interests transactions. Results of operations for acquisitions accounted for as purchases have been included effective with the respective dates of acquisition.
(2) Net operating income is based on net income that excludes special charges, restructuring and other one-time expenses incurred in the connection with acquisitions and other corporate initiatives in 2000, 1999 and 1997, as discussed herein.
(3) Cash dividends and cash dividends per share are for Citizens Banking Corporation only, not restated for pooling of interests.
(4) Returns on average shareholders' equity, earning assets and total assets computed on net operating income were 15.40%, 1.32% and 1.24%, respectively in 2000; 14.45%, 1.41%, and 1.32%, respectively, in 1999; and 12.08%, 1.20%
     and 1.12%, respectively in 1997.

CITIZENS BANKING CORPORATION AND SUBSIDIARIES



       The following commentary presents Management's discussion and analysis of Citizens Banking Corporations' (Citizens) financial condition and results of operations. All financial data have been restated to give effect to mergers accounted for on a pooling of interests basis and stock splits in previous periods. The results of other acquisitions, accounted for as purchases, have been included effective with the respective dates of acquisition.


MERGERS, ACQUISITIONS AND OTHER INITIATIVES
       MERGERS AND ACQUISITIONS
       On May 12, 2000, Citizens purchased three Jackson, Michigan offices of Great Lakes National Bank. The purchase added approximately $31 million in deposits for which Citizens paid a premium of $3.9 million. On October 8, 1999, Citizens completed the acquisition of seventeen former Bank One offices located in the northern section of Michigan's Lower Peninsula. The purchase added approximately $88 million in loans and $442 million in deposits. Citizens paid a premium of $36.1 million or 10.13% of certain core deposits. These transactions were accounted for as purchases.
       On November 1, 1999, Citizens merged with F&M Bancorporation, Inc. (F&M) headquartered in Kaukauna, Wisconsin. As part of the merger, Citizens issued
21.0 million shares of its common stock, based on a fixed exchange ratio of 1.303, for all of the outstanding shares of F&M. This transaction was accounted for as a pooling of interests.

       SPECIAL CHARGES AND OTHER ONE-TIME COSTS
       During 2000, conversion and integration efforts resulting from the merger with F&M were completed. Net costs of $12.3 million ($7.4 million after-tax) incurred to complete these efforts (including system conversions, business unit integration, branch closures and other items) were recorded in noninterest expense as the "Special Charge". Also included were reversals of prior year business restructuring reserves of $6.2 million, pre-tax, due to successful settlement of a contract with a former vendor of F&M and favorable experience in employee separations.
       In the fourth quarter of 2000, Citizens recorded an additional pre-tax charge of $3.2 million ($2.1 million after-tax) consisting of restructuring costs of $2.0 million and asset impairment and other charges of $1.2 million associated with new corporate and organizational re-engineering initiatives. The restructuring plans include reorganization of Citizens' trust and investment management business into one nationally chartered trust bank, streamlining of Citizens' community bank organizational structure, consolidation of its direct and indirect lending operations, and exiting of certain unprofitable indirect lending dealer relationships. The related restructuring reserve at year-end 2000 totaled $1.8 million and consisted of involuntary employee termination benefits for 44 employees.
       In 1999, the Special Charge included a fourth quarter pre-tax charge of $40.2 million consisting of $36.3 million ($25.9 million after-tax) in merger-related integration costs and $3.9 million ($2.5 million after-tax) of restructuring and other costs related to separate strategic initiatives and impairment write-offs.
       Merger-related integration costs recorded included employee termination benefits of $7.1 million, transaction costs of $5.6 million, contract termination and other conversion costs (primarily recognition of obligations under existing contractual agreements related to system conversions) of $13.6 million, asset-related write-downs of $1.5 million, a $2.1 million write-down of impaired goodwill at an F&M bank, a $2.5 million contribution to Citizens' Charitable Trust for the acquired entities and other transaction related costs of $3.9 million. Restructuring plans related to the strategic initiatives, approved in the fourth quarter of 1999, included realignment of Citizens' branch network, including closure of selected branches in Michigan and Illinois, and transfer of certain financial and credit audit functions to a third party.
       Also, in the fourth quarter of 1999, Citizens recorded $6.8 million ($4.4 million after-tax) of additional provision for loan losses and $3.6 million ($2.4 million after-tax) of securities losses related to the F&M merger. The additional loan loss provision was provided to conform F&M's allowance to that which results from applying Citizens' allowance methodology and credit risk standards to F&M's loan portfolio. The security losses resulted from the sale of $122.8 million of securities to reposition the portfolios of Citizens and F&M after the merger to normalize investment exposure and reduce overall interest rate risk.
       Total deductions to Citizens' Special Charge reserve were $16.0 million in 2000 and $22.8 million in 1999. Included in these deductions were cash payments of $9.7 million and $15.4 million in 2000 and 1999, respectively. See
Note 3 to the Consolidated Financial Statements for additional information regarding the Special Charges in 2000 and 1999.

       NET OPERATING INCOME
       "Net operating income" and "operating" results, as used in this report, refers to Citizens' financial performance before the impact of special charges, restructuring and other one-time expenses incurred in connection with the acquisitions and other corporate initiatives as described above. The following table reconciles net operating income to net income as reported in the Consolidated Financial Statements.

(in thousands)                     2000         1999          1998
------------------------------------------------------------------------------
NET OPERATING INCOME             $ 100,124    $  97,154    $  90,282
                                 ---------    ---------    ---------

Special charges                     15,541       40,198         --
Additional loan loss provision        --          6,800         --
Securities loss to
  reposition portfolio                --          3,596         --
                                 ---------    ---------    ---------
Net pre-tax adjustments             15,541       50,594         --
Tax benefit                         (6,077)     (15,434)        --
                                 ---------    ---------    ---------
NET INCOME AS REPORTED           $  90,660    $  61,994    $  90,282
                                 =========    =========    =========
------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
Citizens reported record net income of $90.7 million, or $1.91 per diluted share in 2000, compared with $62.0 million, or $1.28 per diluted share in 1999. Net income included after-tax merger restructuring and other charges of $9.5 million in 2000 and $35.2 million in 1999. Excluding these charges, Citizens' net operating income was a record $100.1 million, or $2.11 per diluted share in 2000, compared with $97.2 million or $2.00 per diluted share in 1999. Operating returns on average assets and equity were 1.24% and 15.40%, respectively, in 2000, as compared with 1.32% and 14.45% in 1999.
       The improvement in operating income reflects higher net interest income from growth in earning assets, increased noninterest income and lower taxes, partially offset, by higher loan loss provision and noninterest expense. Average shareholders' equity was $650.3 million or 8.05% of total average assets for 2000, compared with $672.2 million or 9.16% for 1999. At December 31, 2000, Citizens' risk-based capital levels exceeded all regulatory requirements.
       An analysis of the major components of net income in 2000 and 1999 is presented below.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Year Ended December 31,                  Changes in 2000
                                                                    -----------------------------        --------------------------
(in thousands)                                                         2000              1999               Amount         Percent
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                       $ 622,008        $ 541,559           $  80,449          14.9%
Interest expense                                                        307,134          231,917              75,217          32.4
                                                                       --------         --------            --------
  Net interest income                                                   314,874          309,642               5,232           1.7
Provision for loan losses (1)                                            20,983           17,875               3,108          17.4
Noninterest income (1)                                                   90,344           85,588               4,756           5.6
Noninterest expense (1)                                                 242,221          236,778               5,443           2.3
Income taxes (1)                                                         41,890           43,423              (1,533)         (3.5)
                                                                       --------         --------            --------
NET OPERATING INCOME                                                    100,124           97,154               2,970           3.1
                                                                       --------         --------            --------
After-tax effect of Special Charges and other one-time expenses:
    Special Charges                                                       9,464           28,403             (18,939)        (66.7)
    Additional loan loss provision                                          ---            4,420              (4,420)       (100.0)
    Securities loss to reposition portfolio                                 ---            2,337              (2,337)       (100.0)
                                                                       --------         --------            --------
      Subtotal                                                            9,464           35,160             (25,696)        (73.1)
                                                                       --------         --------            --------
NET INCOME AS REPORTED                                                 $ 90,660        $  61,994           $  28,666          46.2
                                                                       ========         ========            ========

-----------------------------------------------------------------------------------------------------------------------------------

(1) presented on an operating basis before Special Charges and other one-time expenses

       Net interest income increased 1.7% in 2000 over 1999. Higher levels of earning assets, partially offset by an increase in interest-bearing liabilities and a lower net interest margin led to the increase. Noninterest income in 2000 reflects higher trust, brokerage, bankcard and deposit account revenues. Excluding gains of $7.0 million from the sales in 1999 of an equity investment and branch deposits, operating noninterest income was up 15.0% in 2000. Operating noninterest expense, excluding a 1999 fraud loss of $6.1 million, increased 5.0%. Growth from the October 1999 and May 2000 branch purchases, partially offset by efficiencies achieved in 2000 from the conversion and integration of F&M and other cost savings initiatives was primarily responsible for the increase. Additional data on Citizens' performance during the past five years appears in Table 1, "Five-Year Summary of Selected Financial Data".

LINES OF BUSINESS REPORTING
Citizens is managed along the following business lines: Commercial Banking, Retail Banking, Financial Services, F&M and all Other. A description of each business, selected financial performance and the methodologies used to measure financial performance are presented in Note 18 to the Consolidated Financial Statements. Prior year amounts have been restated to reflect the current business unit structure and cost allocation methodology. The following table summarizes net operating income by line of business for each of the last three years:

----------------------------------------------------------------
                                     Net Operating Income
                              ----------------------------------
(in thousands)                   2000         1999        1998
----------------------------------------------------------------
Commercial Banking            $  32,882    $  28,635   $  23,016
Retail Banking                   36,308       22,205      26,536
Financial Services                6,354        4,794       3,161
F&M                              33,639       37,950      33,497
Other                            (9,059)       3,570       4,072
                              ---------    ---------   ---------
   Total                      $ 100,124    $  97,154   $  90,282
                              =========    =========   =========
----------------------------------------------------------------

       The increase in Commercial Banking operating income in 2000 reflects increases in Citizens prime lending rate and growth in overall commercial account relationships, including strong loan growth, increased deposits and related service charges, and expanded cash management services. Retail Banking operating income increased due to higher net interest income, higher noninterest income and reduced loan charge-offs, offset in part, by higher operating expenses. The increase

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

in net interest income reflected greater direct and indirect consumer loan volumes, increased deposit levels from branch purchases, and improved spreads on core deposits.
         Financial Services operating income improved in 2000 due to growth in trust, brokerage and investment advisory services and introduction of new products and services offset, in part, by higher compensation and other expenses. The decrease in F&M's operating income reflected lower net interest income from a smaller deposit base, a declining net interest margin and a higher provision for loan losses, partially offset by merger cost efficiencies.
         Operating income in the Other category was affected by significantly lower net interest income due to higher short-term interest rates and a shift in funding composition caused by greater reliance on borrowed funds. The change in funding mix and higher interest rates adversely effected Citizens' Treasury unit, a component of Other, where changes in interest rates and their associated risks are monitored and reported. Changes in net interest income due to changes in interest rates for F&M are reported in the operating income of F&M. Operating income in the Other category was also affected by higher goodwill and other intangible amortization associated with the October 1999 and May 2000 branch purchases.
         As a result of system conversions at F&M and operational initiatives in 2000, Citizens is evaluating changes to its management model and organizational structure which may result in changes to the reportable segments in the next year.


NET INTEREST INCOME
The primary source of Citizens' traditional banking revenue is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, including interest-bearing deposits and borrowings, used to fund those assets. Net interest income is affected by market interest rates on both earning assets and interest-bearing liabilities, the level of earning assets being funded by interest-bearing liabilities, noninterest-bearing liabilities and equity, and the volume and composition of earning assets and funding sources. Other factors, such as Federal Reserve Board monetary policy and changes in tax laws, may also have an impact on changes in net interest income from one period to another.
     Net interest income, on a fully-tax equivalent basis, was up 2.2%, to $329.0 million in 2000, from $321.8 million in 1999. A higher level of earning assets, partially offset by an increase in short-term borrowings and a lower net interest margin, led to the increase in 2000. An analysis of how changes in volume and rates have affected net interest income for the years ended December 31, 2000 and 1999 is presented in Table 2. A detailed analysis of net interest income, with average balances and related interest rates for the past three years, appears in Table 3.
     Interest income was up $80.4 million in 2000 due to higher earning asset volumes and yields. Average earning assets grew to $7.585 billion in 2000 from $6.876 billion in 1999, an increase of 10.3%. Loans, principally commercial, commercial real estate, home equity and other direct consumer loans contributed to the growth in earning assets. Average loans, the highest yielding category of earning assets, increased to 81.8% of average earning assets, compared with 80.4% in 1999. Investment securities, including money market investments, comprised 18.2% of earning assets in 2000, down from 19.6% in 1999. The average yield on earning assets increased to 8.36% in 2000 from 8.05% in 1999 reflecting a rising interest rate environment in the first half of 2000 and a favorable shift in the earning asset mix to higher-yielding loans.
       Interest expense increased $75.2 million in 2000 reflecting higher average interest-bearing liability balances and higher rates paid on funding sources. Average deposits grew to $6.121 billion in 2000, from $5.907 billion in 1999, an increase of 3.6%. Average short- and long-term borrowings comprised 19.1% of interest bearing liabilities in 2000, up from 12.1% in 1999. Raising deposits has proved challenging for Citizens as well as the banking industry at large. As a result, strong loan growth outpaced deposit growth and Citizens used short-term Federal Home Loan Bank (FHLB) advances and other purchased funds to support the higher level of earning assets. The average rate paid on interest-bearing deposits was 4.43%, up from 3.94% in 1999. The average rate on long-term debt was 6.41% in 2000, up from 5.40% in 1999; and short-term borrowing cost increased to 6.36% in 2000 from 4.95% in 1999. Higher rates paid on interest-bearing deposits and borrowed funds increased the cost of interest bearing funding sources to 4.80% in 2000 from 4.07% in 1999.
       Net interest margin, the percentage of net interest income to average earning assets, was 4.32% in 2000 and 4.68% in 1999. The decrease in net interest margin resulted from a shift in funding mix and higher short-term interest rates. The funding mix changed as Citizens supplemented lower deposit growth with borrowings to fund the more robust loan growth.

-------------------------------------------------------------------------------------------------------------------------------
TABLE 2. ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

                                                2000 COMPARED TO 1999                                1999 Compared to 1998
                                 ----------------------------------------------------------------------------------------------

                                                 INCREASE (DECREASE)                                  Increase (Decrease)
Year Ended December 31                            DUE TO CHANGE IN                                      Due to Change in
                                    NET    --------------------------------         Net          ------------------------------
(in thousands)                   CHANGE(1)       RATE      VOLUME(2)                Change(1)      Rate           Volume(2)
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Money market investments     $ (2,298)   $    493    $ (2,791)              $ (2,800)        $    (20)        $ (2,780)
     Investment securities:
       Taxable                       6,536       4,409       2,127                  9,790           (1,641)          11,431
       Tax-exempt                    3,199        (163)      3,362                    207             (822)           1,029
     Loans:
       Commercial                   67,166       9,684      57,482                 24,175           (6,131)          30,306
       Real estate                  (8,734)        190      (8,924)                (6,683)          (7,654)             971
     Consumer                       14,580       1,724      12,856                 (4,827)          (2,361)          (2,466)
                                  --------    --------    --------               --------         --------         --------
         Total                      80,449      16,337      64,112                 19,862          (18,629)          38,491
                                  --------    --------    --------               --------         --------         --------
INTEREST EXPENSE:
     Deposits:
       Demand                         (479)       (522)         43                   (157)            (524)             367
       Savings                       5,718       4,439       1,279                   (907)          (5,861)           4,954
       Time                         27,027      13,916      13,111                 (8,673)         (11,230)           2,557
     Short-term borrowings          34,840       6,767      28,073                 13,886              219           13,667
     Long-term debt                  8,111       2,129       5,982                 (1,505)             (88)          (1,417)
                                  --------    --------    --------               --------         --------         --------
         Total                      75,217      26,729      48,488                  2,644          (17,484)          20,128
                                  --------    --------    --------               --------         --------         --------
NET INTEREST INCOME               $  5,232    $(10,392)   $ 15,624               $ 17,218         $ (1,145)        $ 18,363
                                  ========    ========    ========               ========         ========         ========
-------------------------------------------------------------------------------------------------------------------------------

(1) Changes are based on actual interest income and do not reflect taxable equivalent adjustments.

(2)  Rate/Volume variances are allocated to changes due to volume.

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------
TABLE 3. AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES


                                                2000                              1999                             1998
                                 ---------------------------------  --------------------------------  ------------------------------
Year Ended December 31             AVERAGE                AVERAGE     Average               Average     Average              Average
(in millions)                      BALANCE   INTEREST(1)  RATE(2)     Balance  Interest(1)  Rate(2)     Balance  Interest(1) Rate(2)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Money market investments         $     4.1   $   0.3       5.67%    $    48.3   $   2.5      5.24%    $   101.4    $  5.3     5.26%
Investment securities (3):
   Taxable                         1,007.0      66.2       6.57         974.6      59.6      6.12         787.7      49.9     6.33
   Tax-exempt                        393.2      20.3       7.96         328.3      17.2      8.04         312.3      16.9     8.35
Loans (4):
   Commercial                      3,178.1     279.3       8.89       2,525.1     212.1      8.51       2,155.3     187.9     8.83
   Real estate mortgage            1,485.4     113.8       7.66       1,601.9     122.6      7.65       1,589.7     129.3     8.13
   Consumer                        1,538.6     142.1       9.24       1,401.9     127.5      9.10       1,414.6     132.4     9.36
                                 ---------   -------                ---------   -------               ---------    ------
     Total earning assets (3)      7,606.4     622.0       8.36       6,880.1     541.5      8.05       6,361.0     521.7     8.38

NONEARNING ASSETS
Cash and due from banks              222.6                              231.3                             214.4
Premises and equipment               141.5                              135.1                             120.5
Investment security
  fair value adjustment              (21.5)                              (4.5)                              6.3
Other assets                         204.2                              171.6                             160.6
Allowance for loan losses            (80.2)                             (71.4)                            (70.0)
                                 ---------                          ---------                         ---------
     Total assets                $ 8,073.0                          $ 7,342.2                         $ 6,792.8
                                 =========                          =========                         =========

INTEREST-BEARING LIABILITIES
Deposits:
   Interest-bearing demand       $   581.5       8.5       1.46     $   578.5       9.0      1.55     $   547.4    $  9.1     1.67
   Savings                         1,701.7      55.2       3.24       1,751.6      49.5      2.83       1,635.1      50.4     3.08
   Time                            2,892.1     165.4       5.72       2,672.0     138.4      5.18       2,604.6     147.1     5.65
Short-term borrowings                920.3      58.5       6.36         478.9      23.7      4.95         202.6       9.8     4.84
Long-term debt                       303.6      19.5       6.41         210.3      11.3      5.40         229.0      12.9     5.62
                                 ---------   -------                ---------   -------               ---------    ------
   Total interest-bearing
   liabilities                     6,399.2     307.1       4.80       5,691.3     231.9      4.07       5,218.7     229.3     4.39

NONINTEREST-BEARING LIABILITIES
AND SHAREHOLDERS' EQUITY
Demand deposits                      946.1                              904.6                             829.8
Other liabilities                     77.5                               74.1                              89.3
Shareholders' equity                 650.2                              672.2                             655.0
                                 ---------                          ---------                         ---------
   Total liabilities and
   shareholders' equity          $ 8,073.0                          $ 7,342.2                         $ 6,792.8
                                 =========                          =========                         =========
NET INTEREST INCOME                          $ 314.9                            $ 309.6                            $292.4
                                             =======                            =======                            ======
NET INTEREST INCOME AS A
PERCENT OF EARNING ASSETS                                  4.32%                                           4.68%              4.78%
====================================================================================================================================

(1) Interest income is shown on an unadjusted basis and therefore does not include taxable equivalent adjustments.

(2) Average rates include taxable equivalent adjustments to interest income of $14,097,000, $12,204,000 and $11,508,000 for the years ended December 31,
     2000, 1999, and 1998, respectively, based on a 35% tax rate.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)  Nonaccrual loans are included in average balances.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents a charge against income and a corresponding increase in the allowance for loan losses. The provision for loan losses was $21.0 million in 2000, down from $24.7 million in 1999. The 1999 provision included a $6.8 million special provision to conform F&M to Citizens' allowance methodology and credit risk standards. Net charge-offs in 2000 as a percentage of average loans were 0.28%, compared with 0.37% in 1999. The improvement is the result of lower net charge-offs in Citizens' indirect consumer loan portfolio and to a lessor extent, lower net charge-offs at the F&M banks. A summary of Citizens' loan loss experience from 1996 through 2000 appears in Table 4.

-----------------------------------------------------------------------------------------------------------------------
TABLE 4. SUMMARY OF LOAN LOSS EXPERIENCE
Year Ended December 31 (in thousands)                 2000          1999           1998          1997         1996
-----------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - January 1               $   76,397    $   69,740    $   67,010    $   59,029    $   53,431
Allowance of acquired banks and branches                  --           2,400         1,745         1,329           587
Provision for loan losses                               20,983        24,675        16,528        20,511        15,725
CHARGE-OFFS:
   Commercial                                           10,920         8,675         4,557         4,555         6,222
   Real estate                                             169           436           359           861           114
   Consumer                                             14,359        17,751        14,879        13,064         9,045
                                                    ----------    ----------    ----------    ----------    ----------
     Total charge-offs                                  25,448        26,862        19,795        18,480        15,381
                                                    ----------    ----------    ----------    ----------    ----------
RECOVERIES:
   Commercial                                            3,577         2,483         1,387         1,581         1,485
   Real estate                                              45           149            28            12            33
   Consumer                                              4,516         3,812         2,837         3,028         3,149
                                                    ----------    ----------    ----------    ----------    ----------
     Total recoveries                                    8,138         6,444         4,252         4,621         4,667
                                                    ----------    ----------    ----------    ----------    ----------
Net charge-offs                                         17,310        20,418        15,543        13,859        10,714
                                                    ----------    ----------    ----------    ----------    ----------
Allowance for loan losses - December 31             $   80,070    $   76,397    $   69,740    $   67,010    $   59,029
                                                    ==========    ==========    ==========    ==========    ==========
Loans outstanding at year-end                       $6,422,806    $5,917,483    $5,264,706    $5,074,230    $4,517,814
Average loans outstanding                            6,202,157     5,528,963     5,159,584     4,843,507     4,258,404
Ratio of allowance for loan losses
  to loans outstanding at year-end                        1.25%         1.29%         1.32%         1.32%         1.31%
Ratio of net loans charged off as a
  percentage of average loans outstanding                 0.28          0.37          0.30          0.29          0.25
-----------------------------------------------------------------------------------------------------------------------

         Citizens' maintains what management believes is an adequate allowance for possible loan losses to meet presently known credit risks in the loan portfolio. The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". At December 31, 2000 total impaired loans were $52.9 million and the associated impairment allowance was $5.1 million, compared with $27.5 million and $1.5 million, respectively, at December 31, 1999.
         The allowance for loan losses at December 31, 2000 was $80.1 million, or 1.25% of loans, compared with $76.4 million, or 1.29% of loans at the end of 1999. At December 31, 2000, the allowance equaled 130.5% of nonperforming loans, compared with 245.8% at year-end 1999. The decline in the ratio of allowance for loan losses to nonperforming loans primarily reflected increases in nonperforming commercial (including commercial real estate) and residential real estate loans at December 31, 2000. The increase in nonperforming loans in these categories is reflected in the allowance for loan losses through specific and formula based allocations, as discussed below under the caption "Allowance Policy and Methodology".
         As shown in Table 5, the allocation of the allowance for loan losses related to commercial and commercial real estate loans increased $13.9 million to $35.2 million at December 31, 2000 from the prior year-end. Nonperforming commercial and commercial real estate loans increased to $37.2 million at year-end 2000 from $18.0 million a year ago. Commercial real estate loans represented $10.2 million in 2000 and $6.2 million in 1999 of such nonperforming loans. Management believes the risk of loss in the commercial real estate nonperforming loans is significantly less than the total principal balance, due to the nature of the underlying collateral and the value of such collateral to the total credit exposure.

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

----------------------------------------------------------------------------------------------------------------------------------
TABLE 5. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES(1)


                                       2000                1999                1998               1997                1996
                                ------------------  ------------------  ------------------  ------------------  ------------------
                                          LOAN                Loan                Loan               Loan                 Loan
December 31 (in millions)       AMOUNT  PERCENT(2)  Amount  Percent(2)  Amount  Percent(2)  Amount  Percent(2)  Amount  Percent(2)
----------------------------------------------------------------------------------------------------------------------------------
Commercial                      $ 35.2    51.9%     $ 21.3    48.6%     $ 19.2      45.8%   $16.7      40.7%    $17.2     40.3%
Real estate construction           1.1     3.7         0.8     3.2         0.3       2.8      0.2       2.2       0.3      2.5
Real estate mortgage               5.9    20.0         6.0    24.3         8.2      26.9      7.9      28.4       5.6     28.6
Consumer                          16.4    24.4        23.5    23.9        21.4      24.5     18.0      28.7      17.4     28.6
                                ------   -----      ------   -----      ------    ------    -----     -----     -----    -----
    Total allocated               58.6   100.0%       51.6   100.0%       49.1     100.0%    42.8     100.0%     40.5    100.0%
                                         =====               =====                ======              =====              =====
Unallocated                       21.5                24.8                20.6               24.2                18.5
                                ------              ------              ------              -----               -----
    Total                       $ 80.1              $ 76.4              $ 69.7              $67.0               $59.0
                                ======              ======              ======              =====               =====
==================================================================================================================================

(1) The allocation of the allowance for loan losses in the above table is based upon ranges of estimates and are not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. Citizens and its subsidiaries do not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified.

(2) Percentage reflects the ratio of outstanding loans by category to total outstanding loans at the end of the respective year.


These loans are generally for owner-occupied properties and do not rely on the performance of the real estate market to generate funds for repayment.
         The allocation of allowance for loan losses on residential real estate loans at December 31, 2000 remained essentially the same from the prior year. While this portfolio saw a sharp increase in nonperforming loans in 2000, historical loss ratios in this portfolio are very low and management expects that favorable loss experience will continue despite the increase in non-performing loans.
         The level of the allowance was also impacted by a decline in the allocation of the allowance for loan losses to the consumer loan portfolio. The decline reflects fewer net loan losses in the consumer portfolio for the year ended December 31, 2000 and expectation of stable net loan charge-offs in this portfolio due to a new risk adjusted pricing structure implemented in 1999 and improved collection efforts.
         Citizens' loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans. Citizens has generally not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in Citizens' local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as well as expected. Nonperforming loans are further discussed in the section titled "Nonperforming Assets".

         ALLOWANCE POLICY AND METHODOLOGY
         Citizens maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. The allowance analysis is based on a regular, quarterly assessment of the probable losses inherent in the loan portfolios. The methodology for measuring the adequacy of the allowance relies on several key elements, which include specific allowances for identified problem loans, reserves by formula and the unallocated allowance.
         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate it is probable that a loss has been or will be incurred. Credits are identified based on quarterly reviews, by our Credit Risk department, of all commercial and commercial real estate loans over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The allowance amount is determined by analyzing the financial condition, collateral value and other qualitative factors as well as by a method prescribed by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan".
       The formula allowance is calculated by applying loss factors to outstanding loans (excluding specifically identified credits) based on loan type, accrual status and internal risk grade of such loans and pools of loans. The loss factors are determined based on industry averages adjusted quarterly for recent and historical (generally three-year) loss experience in the specific portfolios. In addition, adjustments are made to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors, which affect the collectiblility of the portfolio as of the valuation date, are not reflected in the loss factors.
         The unallocated portion of the allowance is determined based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the specific and formula allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance at December 31, 2000, included general economic and business conditions in Citizens' key lending markets, the level and composition of nonperforming loans, underwriting standards within specific portfolio segments, specific industry conditions within portfolio segments, collateral values, loan volumes and concentrations, regulatory examination results, internal credit examination results and other factors. Executive management reviews these conditions quarterly in discussion with the Citizens' senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment, as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance, applicable to such specific credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment, as of the evaluation date, management's evaluation of the probable loss related to such condition is reflected in the unallocated allowance. An allocation of the ending allowance for loan losses by major loan type is presented in Table 5.

         CHANGES IN THE FORMULA AND SPECIFIC ALLOWANCES
         The total allocation of the allowance for loan losses increased $7.0 million in 2000. This included an increase of $3.4 million in the specific allowance due to growth in the commercial and commercial real estate portfolios as well as increases in both the level of impaired loans and the degree of the impairment. The formula allowance increased $3.6 million in 2000 reflecting primarily an increase in classified credits.
         At December 31, 2000, the allocated portion of the allowance for credit losses included $21 million related to special mention and classified credits, compared to $14.8 million at December 31, 1999. Special mention and classified credits are those that are internally risk graded as a 7, "special mention", or 8 "substandard", or 9, "doubtful". Ten rated credits are considered a loss and charged off. Special mention credits are potentially weak, as the borrower has begun to exhibit deteriorating trends which, if not corrected, could jeopardize repayment of the loan and result in further downgrade. Substandard credits have well-defined weaknesses which, if not corrected, could jeopardize the full satisfaction of the debt. A credit classified as "doubtful" has critical weaknesses that make full collection improbable.
         At December 31, 2000, the unallocated allowance decreased $3.3 million from the previous year-end because management believed that the inherent losses related to certain conditions, described previously under the caption "Allowance Policy and Methodology" considered in its evaluation of the unallocated allowance at December 31, 1999 had been recognized through charge-off, had been reflected in the formula or specific allowance, or had declined.


NONINTEREST INCOME
Noninterest income, before nonrecurring income and securities gains and losses, increased to $90.3 million in 2000 from $78.0 million in 1999, an improvement of 15.8%. On this same basis, noninterest income accounted for 22.3% of total operating revenue in 2000, compared with 20.1% in 1999. Increases in most categories reflect Citizens' continued emphasis on a relationship sales strategy, "Clients First!(sm)", and client access to new financial products, services and distribution channels due, in part, to our investments in technology that support and enhance client service.


--------------------------------------------------------------------------------

NONINTEREST INCOME


                                    Year Ended
                                    December 31,              Changes in 2000
                               ----------------------    -----------------------
(in thousands)                   2000         1999         Amount       Percent
--------------------------------------------------------------------------------

Service charges
  on deposit accounts           $ 26,260    $ 21,378      $ 4,882        22.8%
Trust fees                        24,253      21,701        2,552        11.8
Bankcard fees                     11,258       9,163        2,095        22.9
Brokerage and
  investment fees                  7,693       4,325        3,368        77.9
Mortgage and
  other loan income                4,997       6,078       (1,081)      (17.8)
ATM network user fees              3,202       3,310         (108)       (3.3)
Cash management services           2,651       2,556           95         3.7
Title insurance fees               1,121         987          134        13.6
Other                              8,909       8,505          404         4.8
                                --------    --------      -------
TOTAL FEES & OTHER INCOME         90,344      78,003       12,341        15.8
Securities gains                     ---         544         (544)     (100.0)
                                --------    --------      -------
TOTAL BEFORE
  NONRECURRING ITEMS              90,344      78,547       11,797        15.0
Securities loss to
  reposition the portfolio           ---      (3,596)       3,596      (100.0)
Equity investment gain               ---       5,693       (5,693)     (100.0)
Premium on sale of deposits          ---       1,348       (1,348)     (100.0)
                                --------      ------      -------
TOTAL NONINTEREST INCOME        $ 90,344    $ 81,992      $ 8,352        10.2
                                ========    ========      =======
================================================================================


         Service charges on deposit accounts increased $4.9 million or 22.8% reflecting new pricing structures, improved fee waiver practices, and impact of the 2000 and 1999 branch purchases. Brokerage and investment fees were up $3.4 million or 77.9% propelled by successful retail sales efforts and introduction of new products and services in 2000 and 1999. Personal banker annuity sales through our branch network jumped 630%, licensed broker revenue was up 30% and premiums on new credit insurance products grew more than 400%. Trust fees increased $2.6 million or 11.8% in 2000 over 1999 as fee increases contributed to higher personal trust and investment advisory fees. Total trust assets under administration declined $395 million to $3.448 billion at December 31, 2000 from the previous year-end. The decline in equity markets in the latter part of 2000 and the sale of the corporate bond servicing unit were the primary factors causing the decline. Bankcard fees increased $2.1 million or 22.9% in 2000 reflecting higher transaction volume. Mortgage and

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

other loan income decreased $1.1 million or 17.8% in 2000 as higher interest rates in the first half of 2000 reduced closing volume and refinance activity, which in turn resulted in fewer gains on sale of residential mortgage loans and the related servicing.
         Nonrecurring income of $3.4 million was recognized in 1999. It was comprised of a $1.3 million premium on the sale of deposits at one branch office, a gain of $5.7 million from the sale of Citizens' equity investment in Magic Line, Inc., and a securities loss of $3.6 million to reposition Citizens' security portfolio following the merger with F&M as described below.
         Citizens had no net gain or loss from sales of investment securities in 2000 and a net loss of $3.1 million in 1999. The year 1999 included a $3.6 million loss from the sale of $122.8 million of securities to reposition the portfolios of Citizens and F&M after the merger to normalize investment exposure and reduce overall interest rate risk. As presented in Note 5 to the Consolidated Financial Statements, gross gains of $67,000 realized in 2000 on sales of investment securities were offset by gross realized losses of the same amount. The comparable amounts in 1999 were $561,000 and $3.613 million.
         Generating additional fee income remains a priority and our "Clients First!(sm)" relationship sales strategy, initiated in 1998, continues to be a significant factor in the creation of new business volumes and fee revenue. Year 2000 marked the first year for full implementation of the sales process in Citizens' Michigan and Illinois branch offices. Early in 2001, Citizens plans to introduce the program in its Wisconsin and Iowa markets.


NONINTEREST EXPENSE
Excluding nonrecurring expenses, noninterest expense increased $11.5 million, or 5.0%, to $242.2 million from $230.7 million in 1999. Growth from the October 1999 and May 2000 branch purchases, partially offset by efficiencies achieved in 2000 from the conversion and integration of F&M and other cost savings initiatives generated most of the increase.
         Salaries and employee benefits were unchanged in 2000 over 1999 as the full year effect of additional staff from the branch purchases, higher health care costs, and increased incentive commissions were offset by decreased staffing levels at F&M and lower pension costs. Occupancy and equipment expenses were up a combined $4.0 million, or 12.4%, due to the branch purchases and installation of new equipment and operating systems at F&M. Data processing expenses increased 27.0% reflecting higher processing volumes and new services and information technology costs associated with the branch purchases and conversion of F&M onto Citizens' operating systems. Partially offsetting this increase was lower compensation and other expenses related to the elimination of "in-house" processing at several F&M banks.
         Professional services were up 37.6% reflecting the outsourcing in 2000 of Citizens computer technology support functions and certain financial and credit audit procedures as well as certain continuing costs associated with revenue enhancing programs initiated in 1999. The increase was predominantly offset by lower compensation costs due to the displacement of staff members previously performing the outsourced functions.
         Bankcard fees were up 19.8% due to higher transaction volume, primarily increased merchant processing and consumer debit card transactions, and system processing costs which include the full year effect of outsourcing bankcard operations in the second quarter of 1999. Intangible asset amortization increased $2.4 million, or 28.3%, due to additional goodwill and other intangible assets attributable to the branch purchases. All other expenses, excluding nonrecurring charges, declined $1.7 million from 1999 levels reflecting lower fraud losses and lower costs at F&M.

---------------------------------------------------------------------------------------
NONINTEREST EXPENSE
                                Year Ended
                                December 31,                    Changes in 2000
                         -------------------------       ------------------------------
(in thousands)               2000          1999              Amount          Percent
---------------------------------------------------------------------------------------
Salaries and
  employee benefits        $122,577     $122,572            $      5            --%
Equipment                    19,264       16,645               2,619          15.7
Occupancy                    16,770       15,414               1,356           8.8
Data processing services     12,608        9,924               2,684          27.0
Intangible asset
  amortization               10,733        8,363               2,370          28.3
Professional services        10,088        7,330               2,758          37.6
Bankcard fees                 8,959        7,477               1,482          19.8
Telephone                     6,364        5,601                 763          13.6
Postage and delivery          6,924        5,985                 939          15.7
Stationery and supplies       5,602        5,674                 (72)         (1.3)
Advertising and
  public relations            5,034        5,223                (189)         (3.6)
Other                        17,298       20,475              (3,177)        (15.5)
                           --------     --------            --------
  SUBTOTAL                  242,221      230,683              11,538           5.0
Check-kiting fraud loss          --        6,095              (6,095)       (100.0)
Special Charge               15,541       40,198             (24,657)        (61.3)
                           --------     --------            --------
TOTAL NONINTEREST
  EXPENSE                  $257,762     $276,976            $(19,214)         (6.9)
                           ========     ========            ========
=======================================================================================

         Nonrecurring expenses included the Special Charges for mergers, acquisitions and other initiatives in 2000 and 1999 and a $6.1 million ($3.9 million, after-tax) fraud loss due to an illegal check-kiting scheme perpetrated by a customer against Citizens in 1999. In response to the third quarter fraud loss, Citizens took immediate action to review and strengthen its procedures in an effort to prevent future occurrences.
         The Special Charges in 2000 and 1999 included $12.3 million and $36.3 million, respectively of merger-related integration costs as more fully described under the caption "Mergers, Acquisitions and Other Initiatives" on page 4 of this report and in Note 3 of the Consolidated Financial Statements. All system conversion activities related to the F&M merger were completed in 2000. The Special Charges also included an additional $3.2 million in 2000 and $3.9 million in 1999 of restructuring and other costs associated with separate strategic initiatives and impairment write-offs.
         During 1999 and 2000, Citizens continued to fine-tune its strategic plan and took steps to make the Company more efficient. In the fourth quarter of 1999, management approved a series of initiatives, which included plans to combine and integrate the operations of Citizens and F&M and institute other efficiency measures. These initiatives included consolidation of all F&M Wisconsin bank charters into one Wisconsin bank charter, conversion of data processing systems to a common operating platform, elimination and consolidation of various back room operations and business activities, consolidation of Citizens' branch network through closure of selected Citizens Bank and F&M branches in Michigan, Illinois, Wisconsin and Iowa, and transfer of certain financial and credit audit review functions to a third party. Consolidation of F&M's bank charters was completed in January 2000 and the final conversion to a common operating platform was completed in November 2000. Citizens closed 30 branches and eliminated 34 ATMs during 2000, while at the same time opening 20 enhanced ATMs at new sites that are more convenient and have the potential for greater use. Transfer of the financial and credit audit review functions was completed in February 2000. In connection with these initiatives, Citizens experienced a net reduction of 280 positions or 8.7% of its work force. The remaining restructuring reserves related to these activities was $1.5 million at year-end 2000.
         In 2000, management set new initiatives and affirmed the following objectives to guide Citizens and shape its actions in 2001 and beyond.
         -    Aggressively manage expenses,
         - Continue to refine our organizational structure to better support our sales initiative, and
         - Streamline the Company to eliminate fragmentation, reduce management layers, clarify roles, and become more responsive to market needs.
         As a result, in December 2000, management began to realign the Company to create a more cohesive, responsive organization. The restructuring plans include streamlining Citizens organizational structure by reorganizing the Michigan community banks into three regions: Northern, Mid-Michigan and Southeast. The new organization is expected to increase opportunities for growth and profitability, and help Citizens focus its efforts on sales. In addition, Citizen plans to reorganize its four trust bank charters and investment management business into one nationally chartered trust bank. The single-purpose trust bank will focus on business development across a much broader market than the individual banks were able to do and will help Citizens create and market common products throughout its bank network in a much more efficient and market-responsive manner. Finally, the plan included a consolidation of Citizens' direct and indirect lending operations, and exiting of certain unprofitable indirect lending dealer relationships. The related restructuring reserve at year-end 2000 totaled $1.8 million and consisted of involuntary employee termination benefits for 44 employees.

FEDERAL INCOME TAXES
Income tax expense was $35.8 million in 2000, an increase of 27.9% over the 1999 total of $28.0 million. The increase reflected higher pre-tax earnings partially offset by an increase in tax-exempt interest income and certain nondeductible costs in the 1999 Special Charge. The Corporation's effective tax rate was 28.3% in 2000 and 31.1% in 1999. On an operating basis, income tax expense was $41.9 million in 2000, down 3.5% from $43.4 million in 1999. Higher pre-tax operating income in 2000 was more than offset by a higher level of tax-exempt income in 2000 over 1999.


FINANCIAL CONDITION
Proper management of the volume and composition of Citizens' earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. Citizens' investment securities portfolio is structured to provide a source of liquidity through maturities and generate an income stream with relatively low levels of principal risk. Loans comprise the largest component of earning assets and are Citizens' highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other managed sources of funds are utilized as market conditions and liquidity needs change.
         Average total assets for 2000 were $8.073 billion, an increase of $731 million or 10.0% from 1999. Average earning assets as a percent of average total assets was 94.0% for 2000, up slightly from 93.6% in 1999. Average loans comprised 76.8% of average assets during 2000, up from 75.3% in 1999. Interest-bearing deposits comprised 80.9% of average interest-bearing liabilities for 2000, decreasing from 87.9% in 1999. The ratio of average noninterest-bearing deposits to average deposits increased to 15.5% in 2000, from 15.3% in 1999.

         INVESTMENT SECURITIES AND MONEY MARKET INVESTMENTS
         Average investment securities, including money market investments, comprised 18.5% of total average earning assets in 2000, down from 19.6% in 1999. The decline as a percentage of earning assets reflects a relatively stable investment portfolio and more rapid loan growth, especially commercial loans, as Citizens' emphasized increasing higher yielding assets.
         The investment portfolio decreased $13.2 million in 2000. Investment in U.S. Treasury and Federal agency securities totaled $873.2 million, or 63.1% of total investment securities at December 31, 2000, compared with $920.4 million, or 65.9% at year-end 1999. Mortgage-backed and asset-backed securities, including federal agency mortgage-backed securities, declined as a percentage of total investment securities to 43.2% at December 31, 2000 from 48.1% at year end 1999. State and municipal securities were purchased during 2000 due to their higher tax equivalent yields and

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

Citizens' capacity to utilize tax-exempt income. At December 31, 2000, state and municipal securities represented 31.1% of total investment securities, compared with 26.4% in the prior year.
         The change in composition of the investment portfolio represents a de-emphasis of mortgage-backed assets in a declining rate environment when prepayment rates may increase and become more volatile, and increased investment in municipal and other federal agency securities. Generally, municipal and other federal agency securities have higher yields, more certain maturities and cash flows and tend to perform better in periods when market rates are unchanged or decreasing. Other securities, consisting primarily of Federal Reserve stock, Federal Home Loan Bank stock and privately issued asset-backed securities, decreased to 5.8% of total investment securities from 7.7% a year ago.
         In December 1999, in order to provide for more effective asset/liability management, the entire held to maturity securities portfolio of F&M was transferred to available for sale. The held to maturity portfolio had an amortized cost of $208.3 million and fair value of $204.7 million at the date of transfer.
         Money market investments, primarily federal funds sold and commercial paper, averaged $4.1 million for 2000, down from $48.3 million in 1999. The amount of funds invested in these assets is based on the present and anticipated interest rate environment, liquidity needs and other economic factors.
         Citizens' present policies with respect to the classification of investments in debt and equity securities are discussed in Note 1 to the Consolidated Financial Statements. A summary of investment securities available for sale at December 31, 2000 and 1999 is presented below. Maturities and average yields of available for sale securities at year-end 2000 is presented in Table 6. As of December 31, 2000, the estimated aggregate fair value of Citizens' investment securities portfolio was $18.0 million above amortized cost consisting of gross unrealized gains of $22.8 million and gross unrealized losses of $4.8 million. A summary of estimated fair values and unrealized gains and losses for the major components of the investment securities portfolio is provided in Note 5 to the Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES                                              Balances                            Changes in 2000
                                                             -----------------------------------        ----------------------------
Year Ended December 31 (in thousands)                            2000                1999                  Amount           Percent
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                                $   21,490            $   34,487            $  (12,997)        (37.7)%
Federal agencies
   Mortgage-backed securities                                   582,618               643,219               (60,601)         (9.4)
   Other agencies                                               269,127               242,729                26,398          10.9
State and municipal:
   Taxable                                                       12,257                12,359                  (102)         (0.8)
   Tax-exempt                                                   418,518               356,373                62,145          17.4
Mortgage and asset-backed                                        15,755                28,421               (12,666)        (44.6)
Other securities                                                 64,343                79,759               (15,416)        (19.3)
                                                             ----------            ----------            ----------
   Total                                                     $1,384,108            $1,397,347            $  (13,239)         (0.9)
                                                             ==========            ==========            ==========
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

TABLE 6. MATURITIES AND AVERAGE YIELDS OF AVAILABLE FOR SALE SECURITIES AT DECEMBER 31, 2000

                        U.S. Treasury and
                        Federal Agency(1)       State and Municipal(1),(2)           Other(1)                      Total
                    --------------------------  --------------------------  -------------------------  -----------------------------

                    Amortized  Fair             Amortized  Fair             Amortized  Fair            Amortized   Fair
(in millions)          Cost    Value     Yield    Cost     Value    Yield     Cost     Value    Yield    Cost      Value       Yield
------------------------------------------------------------------------------------------------------------------------------------
Due within one year   $ 90.9  $ 91.0     6.34%   $ 14.4   $ 14.6     8.41%  $ 11.1   $ 11.2     7.20%  $  116.4  $  116.8      6.75%
One to five years      508.2   512.0     6.22      74.8     76.4     8.15      7.7      7.5     6.60      590.7     595.9      6.48
Five to ten years      218.7   222.4     6.74     148.1    152.8     8.10      0.1      0.1     6.33      366.9     375.3      7.12
After ten years         47.2    47.8     7.09     183.5    187.0     7.77     61.4     61.3     7.30      292.1     296.1      7.53
                      ------  ------             ------   ------            ------   ------            --------  --------
    Total             $865.0  $873.2     6.47    $420.8   $430.8     7.96   $ 80.3   $ 80.1     7.10   $1,366.1  $1,384.1      6.90
                      ======  ======             ======   ======            ======   ======            ========  ========
Average maturity(3)             4.56 yrs.                   7.90 yrs.                  1.41 yrs.                     5.40 yrs.

====================================================================================================================================

(1) Maturities for Federal agency, collateralized mortgage obligations and asset-backed securities are based upon projections of independent cash flow models. Maturities for state and municipal securities incorporate early call features, if applicable.

(2) Yields for state and municipal securities are calculated on a tax equivalent basis using a 35% tax rate.

(3) Average maturity information excludes Federal Reserve and Federal Home Loan Bank stocks with no stated maturity.


------------------------------------------------------------------------------------------------------------------------------------
TABLE 7. LOAN PORTFOLIO

(in millions)                                   2000               1999               1998               1997               1996
------------------------------------------------------------------------------------------------------------------------------------
LOANS OUTSTANDING AT DECEMBER 31
  Commercial                                 $ 2,127.2          $ 1,822.4          $ 1,619.9           $ 1,370.3          $ 1,176.8
  Commercial real estate                       1,205.0            1,053.0              790.5               694.0              642.8
  Real estate construction                       235.0              185.4              149.5               113.5              112.9
  Real estate mortgage                         1,282.9            1,440.1            1,417.9             1,439.4            1,291.8
  Consumer                                     1,572.7            1,416.6            1,286.9             1,457.0            1,293.5
                                             ---------          ---------          ---------           ---------          ---------
    Total                                    $ 6,422.8          $ 5,917.5          $ 5,264.7           $ 5,074.2          $ 4,517.8
                                             =========          =========          =========           =========          =========

LOAN MATURITIES AND INTEREST RATE SENSITIVITY AT DECEMBER 31, 2000


                                                    Within             One to                After
                                                   One Year          Five Years           Five Years            Total
------------------------------------------------------------------------------------------------------------------------
Commercial and commercial real estate              $ 1,442.8          $ 1,620.3             $ 269.1            $ 3,332.2
Real estate construction                               235.0                ---                 ---                235.0
                                                   ---------          ---------             -------            ---------
  Total                                            $ 1,677.8          $ 1,620.3             $ 269.1            $ 3,567.2
                                                   =========          =========             =======            =========
Loans above:
  With floating interest rates                     $   939.8          $   280.8             $ 114.5            $ 1,335.1
  With predetermined interest rates                    738.0            1,339.5               154.6              2,232.1
                                                   ---------          ---------             -------            ---------
    Total                                          $ 1,677.8          $ 1,620.3             $ 269.1            $ 3,567.2
                                                   =========          =========             =======            =========
========================================================================================================================

         LOANS
         Citizens extends credit primarily within the local markets of its banking subsidiaries located in Michigan, Wisconsin, Iowa, Illinois and Minnesota. Citizens' loan portfolio contains no loans to foreign governments, enterprises or foreign operations of domestic companies and is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. Loan balances at December 31 and an analysis of the maturity and interest rate sensitivity of commercial and real estate construction loans is presented above.
         Total loans increased $505.3 million or 8.5% in 2000 with average loans comprising 81.8% of total average earning assets during 2000, as compared with 80.4% during 1999. Enhanced sales efforts and strong demand for commercial credit in Citizens' markets increased commercial and commercial real estate portfolio balances by $456.8 million, or 15.9% in 2000 from year-end 1999. Consumer loans, which include installment and home equity loans, increased $156.1 million, or 11.0%, to $1.573 billion at year-end 2000 reflecting increased sales efforts, higher marine loan balances and strong demand for home equity and recreational vehicle loans. Residential mortgage loan balances declined $157.2 million, or 10.9% in 2000 primarily due to loan sales and a rising interest rate environment in the first half of 1999, which reduced demand for new residential real estate loans. Prior to the F&M merger, Citizens did not service any of its residential mortgage portfolio and servicing rights were sold with the related loans. At December 31, 2000 and 1999, $362.3 million and $378.8 million, respectively, of residential real estate loans originated and subsequently sold in the secondary market were being serviced. Capitalized servicing rights relating to the serviced loans totaled $2.7 million at December 31, 2000 and $3.3 million at year-end 1999. Citizens intends to continue to service these loans and may sell a portion of its future residential mortgage production with servicing rights retained.

         NONPERFORMING ASSETS
         A five-year history of nonperforming assets is presented in Table 8. Nonperforming assets are comprised of nonaccrual, restructured loans and repossessed assets. Although these assets have more than a normal risk of loss, they will not necessarily result in a higher level of losses in the future. Nonperforming assets totaled $66.3 million as of December 31, 2000, an increase of 88.9% from the year-end 1999 balance of $35.1 million. As a percentage of total assets, nonperforming assets increased to 0.79% at December 31, 2000, from 0.45% at December 31, 1999. The increase is primarily attributable to changes in the underlying portfolios and earlier identification of non-performing loans at the F&M banks following conversion of their portfolios to Citizens' systems during the year.
         Nonperforming commercial and commercial real estate loans increased to $37.2 million at year-end 2000 from $18.0 million a year ago. Commercial real estate loans represented $10.2 million in 2000 and $6.2 million in 1999 of such nonperforming loans. These loans comprised 60.7%, of total nonperforming loans at December 31, 2000, compared with 57.9% in 1999. The increase in nonperforming commercial

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------
TABLE 8.  NONPERFORMING ASSETS AND PAST DUE LOANS

December 31 (in thousands)                                2000           1999              1998             1997            1996
------------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING LOANS(1),(2)
    Nonaccrual
      Less than 30 days past due                        $  7,237        $ 1,661          $ 2,016           $ 5,128         $ 5,555
      From 30 to 89 days past due                          7,297            772            1,641             2,021           1,370
      90 or more days past due                            44,881         26,498           31,485            28,813          33,025
                                                        --------        -------          -------           -------         -------
        Total                                             59,415         28,931           35,142            35,962          39,950
    90 days past due and still accruing                      889          2,139            2,474             3,022           2,773
    Restuctured (1)                                        1,068              9              114               446             718
                                                        --------        -------          -------           -------         -------
        Total nonperforming loans                         61,372         31,079           37,730            39,430          43,441
OTHER REPOSSESSED ASSETS ACQUIRED                          4,917          4,039            4,790             4,869           4,996
                                                        --------        -------          -------           -------         -------
        Total nonperforming assets                      $ 66,289        $35,118          $42,520           $44,299         $48,437
                                                        ========        =======          =======           =======         =======

Nonperforming assets as a percent of total loans
    plus other repossessed assets acquired                  1.03%          0.59%            0.81%             0.87%           1.07%
Nonperforming assets as a percent of total assets           0.79           0.45             0.61              0.67            0.78

NONPERFORMING LOANS BYTYPE(3)
    Commercial                                          $ 37,229        $18,005          $19,830           $23,031         $13,299
    Real estate mortgage                                  17,057          7,366            8,032             9,487           4,273
    Consumer                                               7,086          5,708            9,868             6,912           4,585
                                                        --------        -------          -------           -------         -------
      Total                                             $ 61,372        $31,079          $37,730           $39,430         $22,157
                                                        ========        =======          =======           =======         =======
====================================================================================================================================

(1) Nonperforming loans include loans on which interest is being recognized only upon receipt (nonaccrual), those on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers (restructured), and loans 90 days past due and still accruing.

(2) Gross interest income that would have been recorded in 2000 for nonaccrual and restructured loans, as of December 31, 2000, assuming interest had been accrued throughout the year in accordance with original terms was $4.953 million. The comparable 1999 and 1998 totals were $3.383 million, and $3.315 million, respectively. Interest collected on these loans and included in income was $3.045 million in 2000, $1.861 million in 1999 and $1.845 million in 1998. Therefore, on a net basis, total income foregone due to these loans was $1.908 million in 2000, $1.522 million in 1999 and $1.470 million in 1998.

(3) Nonperforming loans by type for F&M were not available in 1996 and have, therefore, been excluded.

and commercial real estate loans is reflected in the allowance for loan losses through specific and formula based loss allocations as of December 31, 2000. The loss allocation for commercial and commercial real estate loans increased $13.9 million to $35.2 million at December 31, 2000 from the prior year-end. Management believes the risk of loss in the commercial real estate nonperforming loans is significantly less than the total principal balance, due to the nature of the underlying collateral and the value of such collateral to the total credit exposure. These loans are generally for owner-occupied properties and do not rely on the performance of the real estate market to generate funds for repayment.
         Nonperforming loans in the real estate mortgage portfolio increased $9.7 million at December 31, 2000 from the prior year-end. Residential real estate loans comprise the majority of these nonperforming loans. Historical loss ratios in this portfolio are very low and management expects that favorable loss experience will continue to be experienced despite the increase in nonperforming loans.
         The consumer portfolio is comprised of automobile, personal, marine, home equity and bankcard loans of which automobile and home equity comprise 55.3% of 2000 average balances. At December 31, 2000, consumer loans represented 11.5% of nonperforming loans, down from 18.4% in 1999.
         Citizens maintains formal policies and procedures to control and monitor credit risk within these portfolios. Based upon present information, management believes the allowance for loan losses is adequate to meet presently known credit risks.
         The level and composition of nonperforming assets are affected by economic conditions in Citizens' local markets. Nonperforming assets, charge-offs and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting Citizens' results. In addition to loans classified as nonperforming, management carefully monitors other credits that are current in terms of principal and interest payments but, in management's opinion, may deteriorate in quality if economic conditions change. As of December 31, 2000, such loans amounted to $70.2 million or 1.1% of total loans compared with $18.9 million or 0.3% of total loans as of December 31, 1999. These loans are primarily commercial and commercial real estate loans made in the normal course of business and do not represent a concentration in any one industry. The majority of the increase represents additional credits monitored at the F&M banks.

         Under Citizens' credit policies and practices, a loan is placed on nonaccrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. Interest accrued but not collected is reversed and charged against income when the loan is placed on nonaccrual status. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loans will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Citizens maintains a valuation allowance for impaired loans. Interest income on impaired nonaccrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.
         Certain of Citizens' nonperforming loans included in Table 8 are considered to be impaired. Citizens measures impairment on all large balance nonaccrual commercial and commercial real estate loans. Certain large balance accruing loans rated substandard or worse are also measured for impairment. Impairment losses are included in the provision for loan losses. The policy does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.
         At December 31, 2000, loans considered to be impaired totaled $52.9 million of which $36.3 million were on a nonaccrual basis. Included within this amount is $32.5 million of impaired loans for which the related allowance for loan losses is $5.1 million and $20.4 million of impaired loans for which fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 2000 was approximately $38.9 million. For the year ended December 31, 2000, Citizens recognized interest income of $2.5 million on impaired loans. Cash collected on nonaccrual impaired loans totaled $2.3 million of which $1.2 million was applied to principal and $1.1 million was recognized using the cash basis method of income recognition.
         At December 31, 1999, loans considered to be impaired totaled $27.5 million of which $18.5 million were on a nonaccrual basis. Included with this amount is $13.1 million of impaired loans for which the related allowance for loan losses is $1.5 million and $14.4 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1999 was approximately $32.5 million. For the year ended December 31, 1999, Citizens recognized interest income of $1.3 million on impaired loans. Cash collected on nonaccrual impaired loans totaled $1.5 million of which $0.9 million was applied to principal and $0.6 million was recognized using the cash basis method of income recognition.
         During 2000, Citizens' banking subsidiaries received a normally scheduled examination by their governing regulatory agencies. There was no material reclassification of assets as nonperforming resulting from these examinations.

-------------------------------------------------------------------------------------------------------------------------
TABLE 9. AVERAGE DEPOSITS
                                                2000                         1999                         1998
                                       ----------------------     ---------------------------    ------------------------
                                         AVERAGE    AVERAGE           Average      Average         Average     Average
Year Ended December 31 (in millions)     BALANCE     RATE             Balance        Rate          Balance      Rate
-------------------------------------------------------------     -------------------------------------------------------
Noninterest-bearing demand             $   946.1      --- %          $  904.6       --- %         $  829.8        --- %
Interest-bearing demand                    581.5     1.46               578.5      1.55              547.4       1.67
Savings                                  1,701.7     3.24             1,751.6      2.83            1,635.1       3.08
Time                                     2,892.1     5.72             2,672.0      5.18            2,604.6       5.65
                                       ---------                     --------                     --------

    Total                              $ 6,121.4     3.74            $5,906.7      3.33           $5,616.9       3.68
                                       =========                     ========                     =========
=========================================================================================================================


         DEPOSITS
         Average deposit balances and rates for the past three years are summarized in Table 9. Total average deposits were 3.6% higher in 2000 as compared with 1999. Deposits increased in all categories except savings accounts. Average noninterest-bearing demand balances increased 4.6% in 2000 versus the prior year. The increase is due to commercial account growth and the branch purchases. Time deposits increased 8.2% in 2000 as compared with 1999 due to the branch purchases and to a lesser extent, an increase in average brokered deposit balances. Savings accounts decreased 2.8% in 2000 due to a shift in client preferences from savings accounts to higher rate time deposits and annuity products. The overall average rate for the deposit portfolio increased in 2000 to 3.74% from 3.33% in 1999. The increase was the result of the rising overall interest rate environment in 2000 and a change in the composition of deposits to higher cost time accounts from lower cost savings accounts. As of December 31, 2000, certificates of deposits of $100,000 or more accounted for approximately 15.6% of total deposits.

CITIZENS BANKING CORPORATION AND SUBSIDIARIES


 The maturities of these deposits are summarized in Table 10.


------------------------------------------------------------
TABLE 10. MATURITY OF TIME CERTIFICATES OF DEPOSIT OF
$100,000 OR MORE AT DECEMBER 31, 2000
(in thousands)
------------------------------------------------------------
Three months or less                            $369,393
After three but within six months                222,109
After six but within twelve months               255,688
After twelve months                              124,061
                                               ---------
    Total                                      $ 971,251
                                               =========
============================================================

       Citizens gathers deposits primarily from the local markets of its banking subsidiaries and has not traditionally relied on purchased deposits for any significant funding. However, Citizens has begun to more extensively use brokered deposits as an ancillary source of funding. During 2000 average brokered deposit balances were $88.3 million compared with $14.9 million in 1999. Citizens will continue to evaluate the use of alternative funding sources such as brokered deposits as funding needs change. Management continues to promote relationship driven core deposit growth and stability through focused marketing efforts and competitive pricing strategies.

       BORROWED FUNDS
       Short-term borrowings are comprised primarily of Federal funds purchased, securities sold under agreements to repurchase, FHLB advances and Treasury Tax and Loan notes. Total short-term borrowings averaged $920.3 million in 2000, or 14.4% of total average interest-bearing liabilities, compared with $478.9 million or 8.4% during 1999. The increase primarily reflects increased borrowings at the subsidiary bank level due to higher growth rates in loans and other earning assets than in traditional deposit funding. Additional short-term FHLB advances borrowed throughout 2000 were used to support continued loan growth in Citizens' core markets.
       As of December 31, 2000, Citizens' Parent company also maintained a short-term revolving $100 million credit facility with an unused commitment of $52.0 million. The current facility will mature on August 30, 2001 and is expected to renew at that time for another 364 day term. The interest rate on the $48 million outstanding at December 31, 2000 reprices daily and is based on the Federal funds rate. The Parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires Citizens to maintain certain financial covenants. Citizens is in full compliance with all debt covenants as of December 31, 2000.
       Long-term debt, comprised primarily of FHLB notes, accounted for $303.6 million, or 4.7%, of average interest-bearing funds during 2000, increasing from $210.3 million, or 3.7% during 1999. A summary of long-term debt balances as of December 31, 2000 and 1999 appears in Note 11 to the Consolidated Financial Statements. Borrowed funds are expected to remain an important, reliable and cost-effective funding vehicle for Citizens and its subsidiary banks as earning asset growth opportunities are expected to continue to outpace traditional deposit growth.

       CAPITAL RESOURCES
       Citizens continues to maintain a strong capital position which supports its current needs and provides a sound foundation to support further expansion. At December 31, 2000, shareholders' equity was $680.0 million, compared with $633.7 million at December 31, 1999. Book value per common share at December 31, 2000 and 1999 was $14.62 and $13.32, respectively.
       Citizens has consistently maintained regulatory capital ratios at or above the "well-capitalized" standards and all bank subsidiaries of Citizens have sufficient capital to maintain a well capitalized designation. Citizens' capital ratios for the past three years are presented below.


-----------------------------------------------------------------------
                  Regulatory Minimum
                  ------------------              December 31,
                             "Well         ----------------------------
                 Required  Capitalized"    2000     1999     1998
-----------------------------------------------------------------------
Risk based:
    Tier I capital     4.00%          6.00%     9.05%    9.22%   11.01%
    Total capital      8.00          10.00     10.30    10.47    12.26

Tier I leverage        4.00           5.00      7.11     7.21     8.95

=======================================================================

       During 2000, Citizens maintained two stock repurchase plans. The stock repurchase plan initiated in May 1998, allowed for the repurchase of up to 600,000 shares for treasury to satisfy Citizens' obligation to issue shares under its existing employee and director stock option plans. As of December 31, 1999, 567,200 shares had been repurchased under this plan. Citizens repurchased the remaining 32,800 shares under this plan in the first quarter of 2000. In May 2000, Citizens initiated an additional stock repurchase plan that provided for the repurchase of up to 3,000,000 shares of its common stock for general bank purposes. As of December 31, 2000, 1,234,100 shares were repurchased under this plan. A third program authorized and completed in 1999 provided for the repurchase of 1,400,000 shares. For the year ended December 31, 2000, a total of 1,266,900 shares were purchased under the plans at an average price of $21.55.
       Citizens declared cash dividends of $1.015 per share in 2000, an increase of 10.9% over 1999 dividends of $0.915 per share. Citizens Banking Corporation or its predecessor, Citizens Commercial & Savings Bank, have paid dividends every year since 1892 except for several years during the depression of the 1930's.

LIQUIDITY AND DEBT CAPACITY
The liquidity position of Citizens is monitored for its subsidiaries and its Parent company to ensure that funds are available at a reasonable cost to meet financial commitments, to finance business expansion and to take advantage of unforeseen opportunities. Citizens' subsidiary banks derive liquidity primarily through core deposit growth, maturity of money market investments, and maturity and sale of investment securities and loans. Additionally, Citizens' subsidiary banks have access to market borrowing sources on an unsecured, as well as a collateralized basis, for both short-term and long-term purposes including, but not limited to, the Federal Reserve and Federal Home Loan Banks where the subsidiary banks are members. Another source of liquidity is the ability of Citizens' Parent company to borrow funds on both a short-term and long-term basis. The parent has established borrowing facilities with a group of unaffiliated banks and has used portions of this revolving credit agreement for various corporate purposes. Proactive management of Citizens' liquidity capacity and generation has increased sources of funds and borrowing capacities enabling Citizens and its subsidiary banks to operate effectively, safely and with improved profitably.
       The subsidiary banks manage liquidity to meet client cash flow needs while maintaining funds available for loan and investment opportunities. As discussed in Note 19 to the Consolidated Financial Statements, the Federal Reserve Bank requires Citizens' banking subsidiaries to maintain certain noninterest-bearing deposits with the Federal Reserve Bank. These balance requirements averaged $56.8 million and $45.7 million during 2000 and 1999, respectively, and were primarily satisfied with cash balances maintained by Citizens' subsidiaries. The liquidity of the Parent company is managed to provide funds to pay dividends to shareholders, service debt, invest in subsidiaries and to satisfy other operating requirements. The primary source of liquidity for the Parent company is dividends and returns of investment from its subsidiaries. During 2000, the Parent company received $50.4 million in dividends from subsidiaries and paid $48.1 million in dividends to its shareholders. The amount of dividends to the Parent still allowed the subsidiary banks to maintain sufficient capital to be designated well-capitalized.
       As discussed in Note 19 to the Consolidated Financial Statements, approximately $59.4 million was available as of January 1, 2001 for payment to the Parent company as dividends by Citizens' banking subsidiaries without further regulatory approval. Amounts earned by subsidiaries in 2001 will also become available for such dividend payments. Additional amounts may be available for payment subject to regulatory approval.
       Citizens' long-term debt to equity ratio was 69.3% as of December 31, 2000 compared to 20.1% in 1999. Changes in long-term debt during 2000 are discussed in the section titled "Borrowed Funds". Management believes that Citizens has sufficient liquidity and capacity sources to meet presently known cash flow requirements arising from ongoing business transactions.

INTEREST RATE RISK
Interest rate risk generally arises when the maturity or repricing structure of Citizens' assets and liabilities differ significantly. Asset/liability management, used by Citizens to address such risk, is the process of developing, testing and implementing strategies that seek to maximize net interest income, maintain sufficient liquidity and minimize exposure to significant changes in interest rates. This process includes monitoring contractual and expected repricing of assets and liabilities as well as forecasting earnings under different interest rate scenarios and balance sheet structures. Generally, management seeks a structure that insulates net interest income from large swings attributable to changes in market interest rates. Table 11 depicts Citizens' asset/liability static sensitivity (GAP) as of December 31, 2000 and 1999.
       As shown, Citizens' interest rate risk position at December 31, 2000 is liability sensitive in the less than one year time frame with rate sensitive liabilities exceeding rate sensitive assets by $1.251 billion. Application of GAP theory would suggest that with such a position Citizens' net interest income could decline if interest rates rise; i.e., liabilities are likely to reprice faster than assets, resulting in a decrease in net income in a rising rate environment. Conversely, net income could increase in a falling rate environment. Net interest income is not only affected by the level and direction of interest rates, but also by the shape of the yield curve, relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth and the timing of changes in these variables. Management is continually reviewing its interest rate risk position and modifying its strategies based on projections to minimize the impact of future interest rate changes. While traditional GAP analysis does not always incorporate adjustments for the magnitude or timing of non-contractual repricing, Table 11 does incorporate appropriate adjustments as indicated in footnotes 1 and 2 to the table. Because of these and other inherent limitations of any GAP analysis, management utilizes net interest income simulation modeling as its primary tool to evaluate the impact of changes in interest rates and balance sheet strategies. Management uses these simulations to develop strategies that can limit interest rate risk and provide liquidity to meet client loan demand and deposit preferences.


INTEREST RATE SENSITIVITY
A number of measures are used to monitor and manage interest rate risk, including income simulation and interest sensitivity GAP analyses. An income simulation model is management's primary tool used to assess the direction and magnitude of variations in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of financial instruments held for purposes other than trading; changes in market conditions, loan volumes, and pricing; deposit sensitivity; client preferences; and management's financial capital plans. These assumptions are inherently uncertain, subject to fluctuation

CITIZENS BANKING CORPORATION AND SUBSIDIARIES


-----------------------------------------------------------------------------------------------------------------------------------
TABLE 11. INTEREST RATE SENSITIVITY
                                                                                          TOTAL
                                                        0 - 3       4 - 6      7 - 12     WITHIN      1 - 5      Over
(dollars in millions)                                   Months      Months     Months     1 YEAR      Years    5 Years     Total
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
    RATE SENSITIVE ASSETS(1)
       Loans and leases                                $ 2,128.9   $ 350.2   $   669.6   $ 3,148.7   $2,581.4  $   692.7  $6,422.8
       Investment securities                                64.1      40.1        30.0       134.2      589.7      660.2   1,384.1
       Short-term investments                               27.5       ---         ---        27.5        ---        ---      27.5
                                                       ---------   -------   ---------   ---------   --------  ---------  --------
           Total                                       $ 2,220.5   $ 390.3   $   699.6   $ 3,310.4   $3,171.1  $ 1,352.9  $7,834.4
                                                       =========   =======   =========   =========   ========  =========  ========
    RATE SENSITIVE LIABILITIES
       Deposits (2)                                    $   990.2   $ 842.5   $ 1,414.2   $ 3,246.9   $1,799.6  $   223.7  $5,270.2
       Other interest bearing liabilities                1,029.1      75.0       210.2     1,314.3       81.5        8.6   1,404.4
                                                       ---------   -------   ---------   ---------   --------  ---------  --------
           Total                                       $ 2,019.3   $ 917.5   $ 1,624.4   $ 4,561.2   $1,881.1  $   232.3  $6,674.6
                                                       =========   =======   =========   =========   ========  =========  ========

    Period GAP (3)                                     $   201.2   $(527.2)  $  (924.8)  $(1,250.8)  $1,290.0  $ 1,120.6  $1,159.8
    Cumulative GAP                                         201.2    (326.0)   (1,250.8)                  39.2    1,159.8
    Cumulative GAP to total assets                           2.39%   (3.88)%    (14.88)%    (14.88)%     0.47%     13.80%    13.80%
    Multiple of rate sensitive assets to liabilities         1.10     0.43        0.43        0.73       1.69       5.82      1.17
-----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1999
    RATE SENSITIVE ASSETS(1)
       Loans and leases                                $ 1,699.8   $ 355.9   $   549.9   $ 2,605.6   $2,601.9  $   710.0  $5,917.5
       Investment securities                               131.7      40.1        49.0       220.8      522.3      654.3   1,397.4
       Short-term investments                               63.7       ---         ---        63.7        0.1        ---      63.8
                                                       ---------   -------   ---------   ---------   --------  ---------  --------
           Total                                       $ 1,895.2   $ 396.0   $   598.9   $ 2,890.1   $3,124.3  $ 1,364.3  $7,378.7
                                                       =========   =======   =========   =========   ========  =========  ========
    RATE SENSITIVE LIABILITIES
       Deposits (2)                                    $ 1,037.5   $ 689.7   $ 1,122.4   $ 2,849.6   $2,036.7  $   276.8  $5,163.1
       Other interest bearing liabilities                  937.9      81.3         0.4     1,019.6       14.7       30.1   1,064.4
                                                       ---------   -------   ---------   ---------   --------  ---------  --------
           Total                                       $ 1,975.4   $ 771.0   $ 1,122.8   $ 3,869.2   $2,051.4  $   306.9  $6,227.5
                                                       =========   =======   =========   =========   ========  =========  ========

    Period GAP (3)                                     $   (80.2)  $(375.0)  $  (523.9)  $  (979.1)  $1,072.9  $ 1,057.4  $1,151.2
    Cumulative GAP                                         (80.2)   (455.2)     (979.1)       93.8    1,151.2
    Cumulative GAP to total assets                         (1.00)%   (5.76)%    (12.39)%    (12.39)%     1.19%     14.57%    14.57%
    Multiple of rate sensitive assets to liabilities        0.96      0.51        0.53        0.75       1.52       4.45      1.18
===================================================================================================================================


(1) Incorporates prepayment projections for certain assets which may shorten the time frame for repricing or maturity compared to contractual runoff.

(2) Includes interest bearing savings and demand deposits without contractual maturities of $779 million in the less than one year category and $1.414 billion in the over one year category as of December 31, 2000. The same amounts as of December 31, 1999 were $839 million and $1.581 billion, respectively. This runoff is based on historical trends, which reflects industry standards.

(3) GAP is the excess of rate sensitive assets (liabilities).


and revision in a dynamic environment and, as a result, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of balance sheet component and interest rate changes, differences in client behavior, market conditions and management strategies, among other factors.
       Results of the multiple simulations done as of December 31, 2000 suggest that Citizens could expect net interest income to increase by $17.0 million (if asset and liability balances remain static and interest rates gradually decline by 200 basis points over the next twelve months) and, to decrease by $4.5 million (if asset and liability balances remain static and interest rates gradually increase by 200 basis points over the next twelve months) from 2000 levels of net interest income. These variances in net interest income were well within Citizens' policy parameters established to manage such risk. Management performed a large number of net interest income simulations using varying balance sheet scenarios and differing interest rate environments. The model results presented herein are intended to illustrate the potential variation in net interest income from the indicated changes in interest rates, and not to project future levels of net interest income. In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including the growth, composition and absolute levels of deposits, loans, and other earning assets and interest bearing liabilities, economic and competitive conditions, client preferences and other factors.


IMPACT OF INFLATION
Substantially all of the assets and liabilities of a financial institution are monetary. Therefore, inflation generally has a less significant impact on financial institutions than fluctuations in market interest rates. Inflation can lead to accelerated growth in noninterest expenses, which can adversely impact results of operations. Additionally, inflation may impact the rate of deposit growth and necessitate increased growth in equity to maintain a strong capital position. Management believes the most significant impact on financial results is Citizens' ability to respond to changes in interest rates.


RECENT ACCOUNTING PRONOUNCEMENTS
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts. This statement requires a company to recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow, or foreign currency hedge. The accounting for changes in the fair value of a derivative (i.e., gains and losses) depends on the intended use of the derivative and the resulting designation. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. If Citizens elects to apply hedge accounting, offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability would be recognized in earnings in the same period. Changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. Citizens is also required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Citizens adopted this statement, as amended, effective January 1, 2001. At year-end 2000, Citizens did not have any outstanding derivatives or hedging activities. Therefore the impact of adopting the provisions of this statement on Citizens' financial position, results of operations and cash flow was not material.
       SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--A Replacement of FASB Statement 125" was issued in September 2000 and replaces SFAS No. 125. SFAS No. 140, like SFAS No. 125, establishes accounting and reporting standards to assist in determining when to recognize or derecognize financial assets and liabilities in the financial statements after a transfer of financial assets has occurred. SFAS 140, however, requires certain additional disclosures related to transferred assets and is more restrictive in defining what constitutes a qualified special purpose entity (QSPE) as well as when transfers to a QSPE will be accorded sales treatment. SFAS 140 is effective for transfers occurring after March 31, 2001. The expanded disclosures, however, are effective for years ending after December 15, 2000, but are not required to be applied to prior periods. Citizens has adopted this statement to the extent permitted and will adopt the remaining provisions, effective April 1, 2001. The impact of the adoption is not expected to be material.


FORWARD-LOOKING STATEMENTS
The foregoing disclosure contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended, with respect to expectations for future periods. These forward looking statements involved are subject to risk and uncertainties that could cause actual results to differ. These risks and uncertainties include unanticipated changes in the competitive environment and relationships with third party vendors and clients and certain other factors discussed in this report. Management believes that the expectations used in the forward looking statements are reasonable, however actual results may vary significantly.

CITIZENS BANKING CORPORATION AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
TABLE 12. SELECTED QUARTERLY INFORMATION
                                                          2000                                           1999
                                       --------------------------------------------- ----------------------------------------------
 (in thousands except  per share data)      FOURTH     THIRD     SECOND      FIRST     Fourth       Third      Second       First
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                            $161,169   $160,347  $153,406   $147,086  $ 144,422   $ 138,174   $ 130,439   $ 128,524
Interest expense                             84,909     80,722    73,878     67,625     63,391      59,773      54,403      54,350
Net interest income                          76,260     79,625    79,528     79,461     81,031      78,401      76,036      74,174
Provision for loan losses (1)                 5,895      4,642     5,162      5,284     11,422       4,370       4,812       4,071
Noninterest income before
    securities gains (losses)                23,015     23,215    22,819     21,295     19,499      19,531      25,429      20,585
Investment securities gains (losses) (1)          6         (5)      ---         (1)    (3,584)         39         301         192
Noninterest expense before special charge    57,579     61,670    61,928     61,044     59,105      59,551      61,416      56,706
Special charges: (2)
    Before-tax                                8,352        (99)    3,289      3,999     40,198         ---         ---         ---
    After-tax                                 5,101        (40)    1,994      2,409     28,403         ---         ---         ---
Net income (loss)                            20,355     25,729    22,691     21,885     (9,229)     23,425      24,355      23,443
Net operating income (3)                     25,456     25,689    24,685     24,294     25,931      23,425      24,355      23,443

PER SHARE OF COMMON STOCK
Net income (loss):
    Basic                                      0.44       0.54      0.48       0.46      (0.19)       0.49        0.50        0.48
    Diluted                                    0.44       0.54      0.47       0.46      (0.19)       0.49        0.50        0.47
    Diluted - net operating (3)                0.54       0.54      0.52       0.51       0.54        0.49        0.50        0.47
Cash dividends declared                       0.260      0.260     0.260      0.235      0.235       0.235       0.235        0.21
Market value:(4)
    High                                      29.81      23.94     20.00      22.50      29.94       31.25       42.25       36.06
    Low                                       21.19      16.00     16.00      15.50      21.25       25.19       28.63       31.00
    Close                                     29.06      23.00     16.23      19.50      22.38       26.13       30.06       36.00

===================================================================================================================================


(1) In addition to the special charge, fourth quarter 1999 results include a $3.6 million loss on sale of securities and an additional $6.8 million loan loss provision related to the F&M merger.

(2) Includes merger, restructuring, conversion, integration and other non-recurring costs incurred in connection with mergers, acquisitions and other corporate initiatives.

(3) Net operating income is based on net income that excludes special charges, restructuring and other non-recurring items incurred in the connection with acquisitions and other corporate initiatives.

(4) Citizens Banking Corporation common stock is traded on the National Market tier of the Nasdaq stock market (trading symbol: CBCF). At December 31, 2000, there were approximately 17,558 shareholders of the Corporation's common stock.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH 1998
Citizens reported net income of $62.0 million, or $1.28 per diluted share, in 1999 compared with $90.3 million, or $1.84 per diluted share, in 1998. Reported net income for 1999 included F&M merger-related charges, restructuring and other costs recorded in the fourth quarter totaling $50.6 million ($35.2 million after tax). This included a special charge of $40.2 million, $6.8 million of additional provision for loan losses, and $3.6 million of securities losses. Excluding these nonrecurring items, Citizens' net operating income for 1999 totaled $97.2 million, an increase of 7.6% over the $90.3 million earned in 1998. On this same basis, operating returns on average assets and equity were 1.32% and 14.45%, respectively, in 1999 as compared with 1.33% and 13.78% in 1998. Overall, the increase in net operating income in 1999 reflects improvement in net interest income from growth in earning assets and higher noninterest income, partially offset by an increased provision for loan losses and higher noninterest expenses.
       Net interest income increased 5.9% in 1999 to $309.6 million as compared with $292.4 million in 1998. Higher levels of earning assets, particularly commercial and commercial real estate loans, resulted in higher net interest income. Yields on earning assets decreased to 8.05%, from 8.38% in 1998 reflecting a lower interest rate environment in the first half of 1999 and growth in relatively lower yielding investment securities in the second half of 1999. Loan growth outpaced deposit growth and Citizens used short-term FHLB advances and other purchased funds to support the higher level of earning assets. This change in the funding mix increased average borrowings to 12.1% of interest-bearing liabilities in 1999, up from 8.3% in 1998. Lower rates on interest-bearing deposits and long-term debt decreased the cost of interest-bearing funding sources to 4.07% in 1999 from 4.39% in 1998. Net interest margin declined to 4.68% in 1999 as compared with 4.78% in 1998.
       The provision for loan losses increased to $24.7 million in 1999 from $16.5 million in 1998. Excluding the additional $6.8 million to conform F&M's allowance for loan losses to Citizens' methodology and credit risk standards, the provision was $17.9 million in 1999, an increase of 8.5% over 1998. Net loan charge-offs to average total loans increased seven basis points to 0.37% as compared to 0.30% in 1998. The increase is largely due to $4.9 million of loan losses recorded at F&M after the merger. Additionally, during the year, losses in the direct and indirect consumer loan portfolios were higher in 1999 than in the previous year. The allowance for loan losses as a percentage of total loans was 1.29% at December 31, 1999 compared to 1.32% at the end of 1998.
       Noninterest income, before nonrecurring income and securities gains and losses, increased to $78.0 million in 1999 from $70.2 million in 1998, an improvement of 11.1%. On the same basis, noninterest income accounted for 20.1% of total operating revenues in 1999, compared with 19.3% in 1998. Noninterest income increased $7.8 million from 1998 primarily due to growth in brokerage and investment fees, bankcard fees, trust fees and deposit service charges.
       Excluding nonrecurring items, noninterest expense increased $12.5 million or 5.7% to $230.7 million in 1999, up from $218.2 million in 1998. This increase is primarily due to higher compensation, data processing fees, intangible asset amortization, and bankcard fees. Higher compensation was due to the 1999 branch acquisition, increased incentive compensation related to pay for performance sales activity and higher health-care costs. Higher data processing costs reflects a full year of outsourced data processing, increased volume from the 1999 branch purchase, Year 2000 and other technology initiatives. Intangible asset amortization increased due to the 1999 branch purchase and bankcard fees were higher due to additional transaction volume and costs associated with the outsourcing of bankcard operations.
       Citizens had total average assets of $7.342 billion during 1999, up from 1998 average assets of $6.793 billion. Total loans increased $652.8 million or 12.4% in 1999 with average loans comprising 80.4% of total earning assets in 1999, down from 81.0% in 1998. Growth occurred primarily in the commercial loan and commercial real estate portfolios due to focused sales efforts and the acquisition of approximately $88 million of commercial loans from the purchase of seventeen former Bank One offices in the northern part of Michigan's Lower Peninsula on October 8, 1999. Average investment securities, including money market investments, comprised 19.6% of total average earning assets in 1999, up from 19.0% in 1998.
       Total average deposits were 5.2% higher in 1999 as compared with 1998 and included the effect of acquiring $442 million in deposits from the branch purchase in 1999. Average short-term borrowings, comprised primarily of FHLB advances, Federal funds purchased, and securities sold under agreements to repurchase; averaged $478.9 million in 1999, or 8.4% of total average interest-bearing liabilities, compared with $202.6 million or 3.9% during 1998. The increase reflects additional borrowings to fund loan growth and Citizens strategy of leveraging deposit growth from the branch purchase through utilization of short-term FHLB advances to fund purchases of Federal agency securities. Long-term debt accounted for $210.3 million or 3.7% of average interest-bearing funds during 1998, decreasing from $229.0 million or 4.4% in 1998. Average shareholders' equity was $672.2 million in 1999, a 2.6% increase over the 1998 average of $655.0 million.

CONSOLIDATED BALANCE SHEETS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                                                          December 31,
(in thousands, except share amounts)                                                               2000               1999
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                                                                       $  318,115         $  250,745
    Money market investments:
     Interest-bearing deposits with banks                                                              2,547                755
     Federal funds sold                                                                               24,986             63,048
                                                                                                  ----------         ----------
       Total money market investments                                                                 27,533             63,803
    Securities available for sale (amortized cost $1,366,063 in 2000; $1,424,173 in 1999)          1,384,108          1,397,347
    Loans:
     Commercial                                                                                    3,332,156          2,875,387
     Real estate construction                                                                        235,096            185,352
     Real estate mortgage                                                                          1,282,834          1,440,104
     Consumer                                                                                      1,572,720          1,416,640
                                                                                                  ----------         ----------
       Total loans                                                                                 6,422,806          5,917,483
     Less: Allowance for loan losses                                                                 (80,070)           (76,397)
                                                                                                  ----------         ----------
       Net loans                                                                                   6,342,736          5,841,086
    Premises and equipment                                                                           137,094            141,460
    Intangible assets                                                                                 90,808             97,032
    Other assets                                                                                     104,697            107,884
                                                                                                  ----------         ----------
       TOTAL ASSETS                                                                               $8,405,091         $7,899,357
                                                                                                  ==========         ==========
LIABILITIES
    Noninterest-bearing deposits                                                                  $  973,938         $  965,849
    Interest-bearing deposits                                                                      5,270,203          5,163,149
                                                                                                  ----------         ----------
       Total deposits                                                                              6,244,141          6,128,998
    Federal funds purchased and securities sold
     under agreements to repurchase                                                                  394,466            276,805
    Other short-term borrowings                                                                      538,784            660,474
    Other liabilities                                                                                 76,604             72,307
    Long-term debt                                                                                   471,117            127,104
                                                                                                  ----------         ----------
       Total liabilities                                                                           7,725,112          7,265,688
SHAREHOLDERS' EQUITY
    Preferred stock - no par value:
     Authorized - 5,000,000 shares; Issued - none
    Common stock - no par value:
     Authorized - 100,000,000 shares
     Issued and outstanding - 46,510,111 in 2000; 47,567,809 in 1999                                 201,549            226,972
    Retained earnings                                                                                466,692            424,140
    Other accumulated comprehensive income (loss)                                                     11,738            (17,443)
                                                                                                  ----------         ----------
     Total shareholders' equity                                                                      679,979            633,669
                                                                                                  ----------         ----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 $8,405,091         $7,899,357
                                                                                                  ==========         ==========
===================================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


(in thousands, except share amounts)                                                       2000              1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                                             $ 535,235       $ 462,223      $ 449,558
  Interest and dividends on investment securities:
    Taxable                                                                                 66,190          59,654         49,864
    Tax-exempt                                                                              20,350          17,151         16,944
Money market investments                                                                       233           2,531          5,331
                                                                                         ---------       ---------      ---------
       Total interest income                                                               622,008         541,559        521,697
INTEREST EXPENSE
  Deposits                                                                                 229,137         196,871        206,608
  Short-term borrowings                                                                     58,532          23,692          9,806
  Long-term debt                                                                            19,465          11,354         12,859
                                                                                         ---------       ---------      ---------
       Total interest expense                                                              307,134         231,917        229,273
                                                                                         ---------       ---------      ---------
NET INTEREST INCOME                                                                        314,874         309,642        292,424
Provision for loan losses                                                                   20,983          24,675         16,528
                                                                                         ---------       ---------      ---------
       Net interest income after provision for loan losses                                 293,891         284,967        275,896
                                                                                         ---------       ---------      ---------
NONINTEREST INCOME
  Service charges on deposit accounts                                                       26,260          21,378         18,803
  Trust fees                                                                                24,253          21,701         19,627
  Bankcard fees                                                                             11,258           9,163          7,899
  Brokerage and investment fees                                                              7,693           4,325          2,677
  Mortgage and other loan income                                                             4,997           6,078          7,918
  Cash management services                                                                   2,651           2,556          2,405
  Investment securities gains (losses)                                                         ---          (3,052)           475
  Equity security gain                                                                         ---           5,693            ---
  Premium from sale of deposits                                                                ---           1,348            ---
  Other                                                                                     13,232          12,802         12,084
                                                                                         ---------       ---------      ---------
       Total noninterest income                                                             90,344          81,992         71,888
                                                                                         ---------       ---------      ---------
NONINTEREST EXPENSE
  Salaries and employee benefits                                                           122,577         122,572        115,088
  Equipment                                                                                 19,264          16,645         17,088
  Occupancy                                                                                 16,770          15,414         15,074
  Data processing fees                                                                      12,608           9,924          7,943
  Intangible asset amortization                                                             10,733           8,363          7,631
  Bankcard fees                                                                              8,959           7,477          5,894
  Postage and delivery                                                                       6,924           5,985          5,925
  Telephone                                                                                  6,364           5,601          5,168
  Stationery and supplies                                                                    5,602           5,674          5,609
  Advertising and public relations                                                           5,034           5,223          5,842
  Special charges                                                                           15,541          40,198            ---
  Other                                                                                     27,386          33,900         26,957
                                                                                         ---------       ---------      ---------
       Total noninterest expense                                                           257,762         276,976        218,219
                                                                                         ---------       ---------      ---------
INCOME BEFORE INCOME TAXES                                                                 126,473          89,983        129,565
Income taxes                                                                                35,813          27,989         39,283
                                                                                         ---------       ---------      ---------
NET INCOME                                                                               $  90,660       $  61,994      $  90,282
                                                                                         =========       =========      =========
NET INCOME PER SHARE:
  Basic                                                                                  $    1.92       $    1.29      $    1.86
  Diluted                                                                                     1.91            1.28           1.84
AVERAGE SHARES OUTSTANDING:
  Basic                                                                                 47,310,375      48,169,121     48,426,590
  Diluted                                                                               47,542,815      48,617,207     49,084,509
==================================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
CITIZENS BANKING CORPORATION AND SUBSIDIARIES


                                                                                                Accumulated
                                                                                                   Other
                                                                     Common        Retained    Comprehensive
(in thousands, except per share amounts)                             Stock         Earnings    Income (loss)      Total
----------------------------------------------------------------------------------------------------------------------------
BALANCE - JANUARY 1, 1998                                            $ 220,939     $ 384,178      $  5,658       $ 610,775

 Net income                                                                           90,282                        90,282
 Net unrealized gain on securities available-for-sale,
  net of tax effect of $1,266                                                                        1,888           1,888
                                                                                                                 ---------
     Total comprehensive income                                                                                     92,170
 Exercise of stock options, net of
   shares purchased                                                      4,738                                       4,738
 Cash dividends - $0.82 per share                                                    (22,991)                      (22,991)
 Cash dividends of pooled company, pre-merger                                        (12,572)                      (12,572)
 Shares acquired for retirement                                         (8,846)                                     (8,846)
 Pre-merger transactions of pooled company                              59,608       (42,381)                       17,227
                                                                     ---------     ---------      --------       ---------
BALANCE - DECEMBER 31, 1998                                            276,439       396,516         7,546         680,501

 Net income                                                                           61,994                        61,994
 Net unrealized loss on securities available-for-sale,
  net of tax effect of $13,913                                                                     (24,989)        (24,989)
                                                                                                                 ---------
     Total comprehensive income                                                                                     37,005
 Exercise of stock options, net of
  shares purchased                                                       3,349                                       3,349
 Cash dividends - $0.915 per share                                                   (30,035)                      (30,035)
 Cash dividends of pooled company, pre-merger                                        (11,766)                      (11,766)
 Shares acquired for retirement                                        (53,866)                                    (53,866)
 Pre-merger transactions of pooled company                               1,050         7,431                         8,481
                                                                     ---------     ---------      --------       ---------
BALANCE - DECEMBER 31, 1999                                            226,972       424,140       (17,443)        633,669

 Net income                                                                           90,660                        90,660
 Net unrealized gain on securities available-for-sale,
  net of tax effect of $15,718                                                                      29,181          29,181
                                                                                                                 ---------
     Total comprehensive income                                                                                    119,841
 Exercise of stock options, net of
  shares purchased                                                       1,879                                       1,879
 Cash dividends - $1.015 per share                                                   (48,108)                      (48,108)
 Shares acquired for retirement                                        (27,302)                                    (27,302)
                                                                     ---------     ---------      --------       ---------
Balance - December 31, 2000                                          $ 201,549     $ 466,692      $ 11,738       $ 679,979
                                                                     =========     =========      ========       =========
=============================================================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION AND SUBSIDIARIES

                                                                                   YEAR ENDED DECEMBER 31,
(in thousands)                                                                2000           1999          1998
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income                                                               $  90,660      $  61,994     $  90,282
 Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                 20,983         24,675        16,528
   Depreciation                                                              15,995         14,148        12,391
   Amortization of goodwill and other intangibles                            10,733          8,363         7,631
   Intangible asset impairment                                                   --          2,349            --
   Deferred income tax (credit)                                               3,585         (7,953)        1,836
   Net amortization on investment securities                                   (147)         2,743         1,748
   Investment securities losses (gains)                                          --          3,052          (475)
   Loans originated for sale                                               (132,878)      (117,603)     (219,269)
   Proceeds from loan sales                                                 133,050        118,477       220,674
   Donation of equity security                                                1,116             --            --
   Equity security gain                                                          --         (5,693)           --
   Premium on sale of branch deposits                                            --         (1,348)           --
   Accrued merger related and other charges                                 (14,050)        17,387            --
   Other                                                                        (85)        (8,909)      (12,857)
                                                                          ---------      ---------     ---------
      Net cash provided by operating activities                             128,962        111,682       118,489
INVESTING ACTIVITIES:
 Net (increase) decrease in money market investments                         36,270         45,745       (42,887)
 Securities available-for-sale:
   Proceeds from sales                                                        6,755         85,288        14,114
   Proceeds from maturities                                                 183,185        373,228       468,672
   Purchases                                                               (131,311)      (697,238)     (526,756)
 Securities held-to-maturity:
   Proceeds from maturities                                                      --         25,304        28,330
   Purchases                                                                     --        (71,454)      (12,311)
 Net increase in loans and leases                                          (522,569)      (520,999)     (117,974)
 Net increase in properties and equipment                                   (10,519)       (20,221)      (23,228)
 Proceeds from sale of Magic Line, Inc. stock                                    --          5,693            --
 Acquisitions (net of cash acquired)                                         26,008        317,214        (1,066)
                                                                          ---------      ---------     ---------
      Net cash used by investing activities                                (412,181)      (457,440)     (213,106)
FINANCING ACTIVITIES:
 Net increase (decrease) in demand and savings deposits                    (231,753)      (115,749)      228,647
 Net increase (decrease) in time deposits                                   315,889        (70,131)      (89,132)
 Net increase (decrease) in short-term borrowings                            (4,029)       751,888       (64,982)
 Proceeds from issuance of long-term debt                                   740,150         58,598       129,256
 Principal reductions in long-term debt                                    (396,137)      (157,665)      (85,978)
 Cash dividends paid                                                        (48,108)       (41,801)      (35,563)
 Proceeds from stock options exercised                                        1,879          3,349         4,738
 Shares acquired for retirement                                             (27,302)       (53,866)       (8,846)
                                                                          ---------      ---------     ---------
      Net cash provided by financing activities                             350,589        374,623        78,140
                                                                          ---------      ---------     ---------
 Net increase (decrease) in cash and due from banks                          67,370         28,865       (16,477)
 Cash and due from banks at beginning of period                             250,745        221,880       238,357
                                                                          ---------      ---------     ---------
 Cash and due from banks at end of period                                 $ 318,115      $ 250,745     $ 221,880
                                                                          =========      =========     =========

 Supplemental Cash Flow Information:
   Interest paid                                                          $ 297,396      $ 233,689     $ 233,443
   Income taxes paid                                                         30,647         38,444        38,814
================================================================================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of Citizens Banking Corporation (Citizens) and its subsidiaries conform to generally accepted accounting principles in the United States. Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The following describes Citizens' policies:
       CONSOLIDATION: The Consolidated Financial Statements include the accounts of Citizens and its subsidiaries after elimination of all material intercompany transactions and accounts.
       INVESTMENT SECURITIES: Citizens classifies all debt and equity securities as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses included in shareholders' equity. In the event that an investment security is sold, the adjusted cost of the specific security sold is used to compute the applicable gain or loss.
       ALLOWANCE FOR LOAN LOSSES: Citizens maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. The allowance is based on a regular, quarterly assessment of the probable losses inherent in the loan portfolios. The allowance is increased by the provision charged to income and reduced by the amount charged-off, net of recoveries. Citizens' methodology for measuring the adequacy of the allowance relies on several key elements, which include specific allowances for identified problem loans, reserves by formula and the unallocated allowance.
       Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate it is probable that a loss has been or will be incurred. The specific credit allocations are based on a regular analysis of all commercial and commercial mortgage loans over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The allowance amount is determined by analyzing the financial condition, collateral value and other qualitative factors as well as by a method prescribed by Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan".
       The formula allowance is calculated by applying loss factors to outstanding loans (excluding specifically identified credits) based on loan type, accrual status and internal risk grade of such loans and pools of loans. The loss factors are determined based on industry averages adjusted quarterly for recent and historical (generally three-year) loss experience in the specific portfolios.
       The unallocated portion of the allowance is determined based upon management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which Citizens operates. This determination inherently involves a higher degree of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's specific allowances or in the historical loss factors used to determine the formula allowances.
       The allowance also incorporates the results of measuring impaired loans as provided in SFAS No. 114. Reserve allocations established for impaired loans are determined based on the fair value of the investment measured using either the present value of expected future cash flows discounted at the initial effective interest rate on the loan, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when management determines it is probable that all the principal and interest due under the contractual terms of the loan will not be collected.
       PREMISES AND EQUIPMENT: Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on a straight-line basis and are charged to expense over the lesser of the estimated useful life of the assets or lease term. Maintenance and repairs as well as gains and losses on dispositions are charged to expense as incurred.
       OTHER REAL ESTATE: Other real estate includes properties acquired in satisfaction of a debt. These properties are carried at the lower of cost or fair value, net of estimated costs to sell, based upon current appraised value. Losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent valuation adjustments and gains or losses on disposal of these properties are charged to other expenses as incurred.
       INTANGIBLE ASSETS: Goodwill, the excess of cost over the fair value of net identifiable tangible and intangible assets acquired in acquisitions accounted for as purchases, is amortized on a straight-line basis over periods ranging from 10 to 20 years. The carrying amount of goodwill is reviewed for impairment as events or changes in facts and circumstances warrant. Impairment of goodwill is evaluated by geographic region and is based on a comparison of the recorded balance of goodwill to the applicable discounted cash flows over the remaining amortization period of the associated goodwill. To the extent that impairment may exist, the current carrying amount is reduced by the estimated shortfall.
       LOAN SALES AND SERVICING RIGHTS: Gains and losses on the sales of loans are determined using the specific-identification method. When servicing is retained, the servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified by rate in the quarter in which the related loans were sold.

       INCOME TAXES: Citizens and its subsidiaries file a consolidated federal income tax return. Income tax expense is based on income as reported in the Consolidated Statements of Income. When income and expenses are recognized in different periods for tax purposes, applicable deferred taxes are provided in the Consolidated Financial Statements.
       LOAN INTEREST AND FEE INCOME: Interest on loans is generally accrued and credited to income based upon the principal amount outstanding. Loans are placed on nonaccrual status when the collection of principal or interest is considered doubtful, or payment of principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection. When these loans (including a loan impaired) are placed on nonaccrual status, all interest previously accrued but unpaid is reversed against current year interest income. Interest payments received on nonaccrual loans are credited to income if future collection of principal is probable. Loans are normally restored to accrual status when interest and principal payments are current and it is believed that the financial condition of the borrower has improved to the extent that future principal and interest payments will be met on a timely basis. Loan origination fee income, net of direct origination costs and certain incremental direct costs, is deferred and amortized as a yield adjustment over the estimated term of the related loans by methods that approximate the level yield method.
       NET INCOME PER SHARE: Basic net income per share is based on net income divided by the weighted average number of shares outstanding in each period. Diluted net income per share shows the dilutive effect of additional common shares issuable upon the assumed exercise of stock options granted under Citizens' stock option plans, using the treasury stock method.
       CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.
       RECLASSIFICATIONS: Certain amounts have been reclassified to conform to the current year presentation.

NOTE 2. MERGERS AND ACQUISITIONS
On May 12, 2000, Citizens purchased three Jackson, Michigan offices of Great Lakes National Bank. The purchase added approximately $31 million in deposits, for which Citizens paid a premium of $3.9 million. On October 8, 1999, Citizens acquired seventeen offices of Bank One located in the northern section of Michigan's Lower Peninsula. This purchase added approximately $88 million in loans and $442 million in deposits, for which Citizens paid a premium of $36.1 million or 10.13% of certain core deposits. These transactions were accounted for as purchases; accordingly, the financial statements include their results of operations only since the acquisition dates.
       On November 1, 1999, Citizens acquired F&M Bancorporation, Inc. (F&M) headquartered in Kaukauna, Wisconsin. As part of the acquisition, Citizens issued 21 million shares of its common stock, based on a fixed exchange ratio of 1.303, for all of the outstanding shares of F&M. This transaction was accounted for as a pooling of interests and, accordingly, all periods presented include the results of F&M.
       Unaudited details of the results of operations of the previously separate corporations for the periods prior to combinations are as follows:


-----------------------------------------------------------------
                               (unaudited)          Year Ended
(in thousands,except        Ten Months Ended       December 31,
per share data)             October 31, 1999           1998
-----------------------------------------------------------------
Net Interest Income
    Citizens                      $169,351           $197,846
    F&M Bancorporation              87,201             95,198
                                  --------           --------
    Combined                      $256,552           $293,044
                                  ========           ========
Net Income
    Citizens                      $ 48,459           $ 56,785
    F&M Bancorporation              31,084             33,497
                                  --------           --------
    Combined                      $ 79,543           $ 90,282
                                  ========           ========
Diluted net income per
common share
    Citizens                      $   1.75           $   1.98
    F&M Bancorporation                1.93               2.15
    Combined                          1.63               1.84
=================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. MERGER, BUSINESS RESTRUCTURING AND OTHER CHARGES
       The following provides details on the reserves recorded in 2000 and 1999 in connection mergers, business restructuring and other charges associated with various corporate initiatives.


------------------------------------------------------------------------------------------------------------------------------------
                                    Fourth                             Reserve       Additional                           Reserve
                                    Quarter     Amount Utilized        Balance     4th Qtr. 2000    Amount Utilized       Balance
                                     1999    ---------------------   December 31,  Restructuring  -------------------   December 31,
(in thousands)                      Charge      Cash      Non-cash      1999           Charge       Cash     Non-cash      2000
------------------------------------------------------------------------------------------------------------------------------------
Employee benefits and severance   $  7,482   $   (144)    $    ---    $  7,338        $ 1,962     $(3,660)   $ (2,324)   $ 3,316
Contract termination and
  other conversion costs            13,598     (4,241)                   9,357                     (5,387)     (3,951)        19
Professional fees                    6,345     (5,711)                     634                       (607)        (25)         2
Facilities and equipment             3,355                  (3,355)        ---                                               ---
Goodwill & core deposit                                                                                                      ---
  premium write-downs                2,349                  (2,349)        ---                                               ---
Equity investment write-down           520                    (520)        ---                                               ---
Charitable trust contribution        2,500     (2,500)                     ---                                               ---
Other                                4,049     (2,788)      (1,203)         58                        (30)        (28)       ---
                                  --------   --------     --------    --------        -------     -------    --------    -------
       Total                      $ 40,198   $(15,384)    $ (7,427)   $ 17,387        $ 1,962     $(9,684)   $ (6,328)   $ 3,337
                                  ========   ========     ========    ========        =======     =======    ========    =======

====================================================================================================================================

       In the fourth quarter of 1999, Citizens recorded a pre-tax charge of $40.2 million consisting of $36.3 million (25.9 million after-tax) in merger-related integration costs and $3.9 million ($2.5 million after-tax) of restructuring and other costs related to separate strategic initiatives and impairment write-offs. The charge was recorded as a separate component of noninterest expense, the "Special Charge."
       Merger-related integration costs recorded included employee termination benefits, transaction costs, contract termination and other conversion costs (primarily recognition of obligations under existing contractual agreements related to system conversions), asset-related write-downs, a write-down of impaired goodwill at an F&M bank, a contribution to Citizens' Charitable Trust for the acquired entities and other transaction related costs. Restructuring and other costs for non-merger activities consisted of employee termination benefits of $0.4 million, professional fees of $0.7 million, asset related write-downs of $1.8 million, and other costs of $0.1 million for strategic initiatives approved in the fourth quarter of 1999 as well as a write-down of a core deposit premium from a previous acquisition of $0.3 million and a loss for an other than temporary decline in the market value of an equity investment of $0.5 million. The approved initiatives included realignment of Citizens branch network, including closure of selected branches in Michigan and Illinois, and transfer of certain financial and credit audit functions to a third party.
       Also, in the fourth quarter of 1999, Citizens recorded $6.8 million ($4.4 million after-tax) of additional provision for loan losses and $3.6 million ($2.4 million after-tax) of securities losses related to the F&M merger. The additional loan loss provision was provided to conform F&M's allowance to that which results from applying Citizens' allowance methodology and credit risk standards to F&M's loan portfolio. The security losses resulted from the sale of $122.8 million of securities to reposition the portfolios of Citizens and F&M after the merger to normalize investment exposure and reduce overall interest rate risk.
       In 2000, net merger-related integration costs of $12.3 million ($7.4 million after-tax) were charged to the Special Charge for system conversions, business unit integration, branch closures and other items associated with the F&M merger. Included in this amount were reversals of prior year business restructuring reserves of $6.2 million due to successful settlement of a contract with a former vendor of F&M and favorable experience in employee separations. All system conversion activities related to the F&M merger were completed in 2000. At December 31, 2000, the remaining reserve balance related to the F&M merger and initiatives approved in 1999 totaled $1.5 million.
       In the fourth quarter of 2000, Citizens recorded an additional pre-tax charge of $3.2 million ($2.1 million after-tax) for restructuring costs of $2.0 million and asset impairment and other charges of $1.2 million associated with new corporate and organizational re-engineering initiatives. The restructuring plans included reorganization of Citizens' trust and investment management business into one nationally chartered trust bank, streamlining of the Company's community bank organizational structure, consolidation of its direct and indirect lending operations, and exiting of certain unprofitable indirect lending dealer relationships. The related restructuring reserve at year-end 2000 totaled $1.8 million and consisted of involuntary employee termination benefits for 44 employees.
       As shown in the table above, total deductions to Citizens' Special Charge reserve were $16.0 million in 2000 and $22.8 million in 1999. Included in these deductions were cash payments of $9.7 million and $15.4 million in 2000 and 1999, respectively.

       The components of the Special Charges in 2000 and 1999 recorded in noninterest expense were as follows:


-----------------------------------------------------------------------------
(in thousands)                                         2000            1999
-----------------------------------------------------------------------------
MERGER, RESTRUCTURING & OTHER COSTS
    RELATED TO 1999 ACQUISITIONS &
    STATEGIC INITIATIVES APPROVED IN 1999
Employee salaries, benefits & severence               $  2,098       $  7,482
Contract termination and
  other conversion costs                                 9,981         13,598
Professional fees                                          477          6,345
Charitable Trust contribution                              ---          2,500
Other merger integration costs                           3,838          2,845
Asset impairment and other writeoffs:
    Facilities and equipment                             1,207          3,355
    Goodwill & core deposit premium                        ---          2,349
    Other real estate                                      ---            964
    Equity investment                                      ---            520
    Other writeoffs                                        982            240
Changes in 1999 reserve estimates:
    Contract settlement less than
      amount accrued                                    (3,900)           ---
    Changes in benefits and
      severence estimates                               (2,324)           ---
                                                      --------       --------
        Subtotal                                        12,359         40,198
ADDITIONAL RESTRUCTURING & OTHER COSTS
    FOR STATEGIC INITIATIVES APPROVED IN 2000
Employee benefits and severence                          1,962            ---
Software & equipment writeoffs                             654            ---
Professional fees                                          463            ---
Other                                                      103            ---
                                                      --------       --------
        Subtotal                                         3,182            ---
                                                      --------       --------
        Total                                         $ 15,541       $ 40,198
                                                      ========       ========
=============================================================================


NOTE 4. RECENT ACCOUNTING PRONOUNCEMENTS
       ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts. This statement requires a company to recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. Citizens adopted this statement as amended effective January 1, 2001. At year-end 2000, Citizens did not have any outstanding derivatives or hedging activities. Therefore the impact of adopting the provisions of this statement on Citizens' financial position, results of operations and cash flow was not material.
       ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--A Replacement of FASB Statement 125" was issued in September 2000 and replaces SFAS No. 125. SFAS No. 140, like SFAS No. 125, establishes accounting and reporting standards to assist in determining when to recognize or derecognize financial assets and liabilities in the financial statements after a transfer of financial assets has occurred. SFAS 140, however, requires certain additional disclosures related to transferred assets and is more restrictive in defining what constitutes a qualified special purpose entity (QSPE) as well as when transfers to a QSPE will be accorded sales treatment. SFAS No. 140 is effective for transfers occurring after March 31, 2001. The expanded disclosures, however, are effective for years ending after December 15, 2000, but are not required to be applied to prior periods. Citizens has adopted this statement to the extent permitted and will adopt the remaining provisions, effective April 1, 2001. The impact of the adoption is not expected to be material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. INVESTMENT SECURITIES
The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities follow:


------------------------------------------------------------------------------------------------------------------------------------
                                               DECEMBER 31, 2000                                      December 31, 1999
                               -------------------------------------------------   -------------------------------------------------
                                             ESTIMATED     GROSS        GROSS                   Estimated      Gross        Gross
                                AMORTIZED      FAIR      UNREALIZED   UNREALIZED    Amortized      Fair      Unrealized   Unrealized
(in thousands)                     COST       VALUE        GAINS        LOSSES         Cost        Value       Gains        Losses
--------------------------------------------------------------------------------   -------------------------------------------------
AVAILABLE FOR SALE:
  U.S. Treasury                $   21,555   $   21,490   $       27   $       92   $   35,014   $   34,487   $       12   $      539
  Federal agencies:
    Mortgage-backed               579,096      582,618        5,659        2,137      657,795      643,219          683       15,259
    Other                         264,348      269,127        5,205          426      248,000      242,729           16        5,287
  State and municipal             420,835      430,775       11,925        1,985      375,866      368,732        2,946       10,080
  Mortgage and asset-backed        15,884       15,755            9          138       28,761       28,421           18          358
  Other                            64,345       64,343            4            6       78,737       79,759        1,094           72
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total available for sale       $1,366,063   $1,384,108   $   22,829   $    4,784   $1,424,173   $1,397,347   $    4,769   $   31,595
                               ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

====================================================================================================================================

       The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2000 are shown below.



----------------------------------------------------------------
                                                      Estimated
                                    Amortized            Fair
 (in thousands)                       Cost              Value
----------------------------------------------------------------
Due within one year                $   63,373        $   63,504
One to five years                     264,906           268,831
Five to ten years                     197,814           204,875
After ten years                       183,495           187,033
                                   ----------        ----------
                                      709,588           724,243
Equity securities                      61,495            61,492
Mortgage and asset-backed
  securities                          594,980           598,373
                                   ----------        ----------
  Total                            $1,366,063        $1,384,108
                                   ==========        ==========

================================================================

       Sales of investment securities resulted in realized gains and losses as follows:



--------------------------------------------------------------------------------
                                    Year Ended December 31,
(in thousands)                  2000         1999          1998
--------------------------------------------------------------------------------
Securities gains              $    67       $   561      $   504
Securities losses                 (67)       (3,613)         (29)
                              -------       -------      -------
Net gain (loss)               $   ---       $(3,052)     $   475
                              =======       =======      =======
================================================================================


       Securities with amortized cost of $530.4 million at December 31, 2000, and $717.2 million at December 31, 1999, were pledged to secure public deposits, repurchase agreements, and other liabilities. Except for obligations of the U.S. Government and its agencies, no holdings of securities of any single issuer exceeded 10% of consolidated shareholders' equity at December 31, 2000 or 1999.
       In December 1999, in order to provide for more effective asset/liability management, the entire held to maturity securities portfolio of F&M was transferred to available for sale. The held to maturity portfolio had an amortized cost of $208.3 million and fair value of $204.7 million at the date of transfer. The unrealized loss of $3.6 million is included, net of tax, in accumulated other comprehensive income.


NOTE 6. LOANS AND NONPERFORMING ASSETS
Citizens extends credit primarily within the Midwestern states of Michigan, Wisconsin, Illinois, Iowa, and Minnesota. In Michigan the primary market includes most parts of the Lower Peninsula. In Wisconsin the primary market area is the Fox Valley region extending from Green Bay to Appleton to Oshkosh as well as northeastern and southwestern Wisconsin. Other primary market areas are central Iowa; the western suburban market of Chicago, Illinois; and Dundas, Minnesota. Citizens seeks to limit its credit risk by establishing guidelines to review its aggregate outstanding commitments and loans to particular borrowers, industries and geographic areas. Collateral is secured based on the nature of the credit and management's credit assessment of the customer. Citizens' loan portfolio is widely diversified by borrowers with no concentration within a single industry that exceeds 10% of total loans. Citizens has no loans to foreign countries and generally does not participate in large national loan syndications or highly leveraged transactions. Most of Citizens' commercial real estate loans consist of mortgages on owner-occupied properties. Those borrowers are involved in business activities other than real estate, and the sources of repayment are not dependent on the performance of the real estate market.

A summary of nonperforming assets follows:


--------------------------------------------------------------------
                                                  December 31,
(in thousands)                               2000             1999
--------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual                                $59,415          $28,931
  Loans 90 days past due (still accruing)       889            2,139
  Restructured                                1,068                9
                                            -------          -------
    Total nonperforming loans                61,372           31,079
Other real estate                             3,734            3,040
Other assets acquired by repossession         1,183              999
                                            -------          -------
    Total nonperforming assets              $66,289          $35,118
                                            =======          =======
====================================================================


       The effect of nonperforming loans on interest income follows:


---------------------------------------------------------------------
                                          Year Ended December 31,
(in thousands)                        2000       1999          1998
---------------------------------------------------------------------
Interest income:
At original contract rates           $4,953     $3,383       $3,315
As actually recognized                3,045      1,861        1,845
                                     ------     ------       ------
    Interest foregone                $1,908     $1,522       $1,470
                                     ======     ======       ======
=====================================================================

       There are no significant commitments outstanding to lend additional funds to clients whose loans were classified as nonaccrual or restructured at December 31, 2000.
       At December 31, 2000, loans considered to be impaired totaled $52.9 million of which $36.3 million were on a nonaccrual basis. Included within this amount is $32.5 million of impaired loans for which the related allowance for loan losses is $5.1 million and $20.4 million of impaired loans for which fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 2000 was approximately $38.9 million. For the year ended December 31, 2000, Citizens recognized interest income of $2.5 million on impaired loans. Cash collected on nonaccrual impaired loans totaled $2.3 million of which $1.2 million was applied to principal and $1.1 million was recognized using the cash basis method of income recognition.
       At December 31, 1999, loans considered to be impaired totaled $27.5 million of which $18.5 million were on a nonaccrual basis. Included with this amount is $13.1 million of impaired loans for which the related allowance for loan losses is $1.5 million and $14.4 million of impaired loans for which the fair value exceeded the recorded investment in the loan. The average recorded investment in impaired loans during the year ended December 31, 1999 was approximately $32.5 million. For the year ended December 31, 1999, Citizens recognized interest income of $1.3 million on impaired loans. Cash collected on nonaccrual impaired loans totaled $1.5 million of which $0.9 million was applied to principal and $0.6 million was recognized using the cash basis method of income recognition.
       Certain directors and executive officers of Citizens and its significant subsidiaries, including their families and entities in which they have 10% or more ownership, were clients of the banking subsidiaries. Total loans to these clients aggregated $19.1 million and $20.0 million at December 31, 2000 and 1999, respectively. During 2000, new loans of $4.2 million were made and repayments totaled $5.1 million. Substantially all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.
       The consolidated financial statements do not include loans serviced for others, which totaled $362.3 million and $374.8 million at December 31, 2000 and 1999, respectively. The carrying value of mortgage servicing rights approximates fair value at December 31, 2000 and 1999. At year-end 2000, Citizens recognized impairment of $260,000 on mortgage servicing rights to mark them to market.
       Changes in originated mortgage servicing rights for the years ended December 31 were as follows:



------------------------------------------------------------
(in thousands)                              2000      1999
------------------------------------------------------------
Balance - January 1                       $ 3,335   $ 2,603
  Mortgage servicing rights capitalized       161     1,468
  Amortization                               (556)     (736)
  Impairment loss                            (260)       --
                                          -------   -------
Balance - December 31                     $ 2,680   $ 3,335
                                          =======   =======
============================================================


NOTE 7. ALLOWANCE FOR LOAN LOSSES
A summary of changes in the allowance for loan losses follows:


-------------------------------------------------------------------
(in thousands)                      2000         1999        1998
-------------------------------------------------------------------
Balance - January 1              $ 76,397     $ 69,740     $ 67,010
  Allowance of acquired banks
    and branches                      ---        2,400        1,745
  Provision for loan losses        20,983       24,675       16,528
  Charge-offs                     (25,448)     (26,862)     (19,795)
  Recoveries                        8,138        6,444        4,252
                                 --------     --------     --------
    Net charge-offs               (17,310)     (20,418)     (15,543)
                                 --------     --------     --------
Balance - December 31            $ 80,070     $ 76,397     $ 69,740
                                 ========     ========     ========
===================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. PREMISES AND EQUIPMENT
A summary of premises and equipment follows:


-------------------------------------------------------------
                                         December 31,
(in thousands)                       2000           1999
-------------------------------------------------------------
Land                              $  21,812      $  21,433
Buildings                           142,814        140,126
Leasehold improvements                6,221          6,111
Furniture and equipment             132,026        125,333
                                  ---------      ---------
                                    302,873        293,003
Accumulated depreciation
  and amortization                 (165,779)      (151,543)
                                  ---------      ---------
Total                             $ 137,094      $ 141,460
                                  =========      =========
=============================================================


       Certain branch facilities and equipment are leased under various operating leases. Total rental expense, including expenses related to these operating leases, was $4.8 million in 2000, $4.1 million in 1999 and $4.7 million in 1998. Future minimum rental commitments under non-cancelable operating leases are as follows at December 31, 2000: $4.0 million in 2001, $3.6 million in 2002, $2.9 million in 2003, $1.1 million in 2004, $0.7 million in 2005, and $2.6 million after 2005.


NOTE 9. DEPOSITS
A summary of deposits follows:


--------------------------------------------------------------------------
                                           December 31,
(in thousands)                         2000            1999
--------------------------------------------------------------------------
Noninterest-bearing demand         $  973,938       $  965,849
Interest-bearing demand               574,029          609,578
Savings                             1,618,884        1,811,142
Time deposits over $100,000           971,251          695,315
Other time deposits                 2,106,039        2,047,114
                                   ----------       ----------
    Total                          $6,244,141       $6,128,998
                                   ==========       ==========
==========================================================================


       Excluded from total deposits are demand deposit account overdrafts, which have been reclassified as loans. At December 31, 2000 and 1999, these overdrafts totaled $7.4 million and $6.1 million, respectively. Time deposits with remaining maturities of one year or more are $606.0 million at December 31, 2000. The maturities of these time deposits are as follows: $421.4 million in 2002, $118.5 million in 2003, $29.4 million in 2004, $15.0 million in 2005 and
$21.7 million after 2005.



NOTE 10. SHORT-TERM BORROWINGS
Short-term borrowings consist of Federal funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank (FHLB) borrowings, other bank borrowings, and demand notes to the U.S. Treasury. Federal funds purchased are overnight borrowings from other financial institutions. Securities sold under agreements to repurchase are secured transactions done principally with clients and generally mature within thirty days.
       Citizens' Parent company maintains a short-term line of credit with four banks totaling $100 million. The interest rate on the outstanding balance of $48 million at December 31, 2000 reprices daily and is based upon the Federal funds rate. Interest is payable monthly and the remaining principal is due in August 2001. The Parent company services the debt's principal and interest payments with dividends from the subsidiary banks. The agreement also requires Citizens to maintain certain financial covenants. Citizens is in full compliance with all debt covenants as of December 31, 2000.
       Information relating to federal funds purchased and securities sold under agreements to repurchase follows:


----------------------------------------------------------------
(in thousands)              2000         1999         1998
----------------------------------------------------------------
At December 31:
  Balance                 $394,466     $276,805     $172,183
  Weighted average
    interest rate paid        6.35%        5.20%        4.14%
During the year:
  Maximum outstanding
    at any month-end      $540,652     $326,339     $233,684
Daily average              305,402      256,718      179,147
Weighted average
  interest rate paid          6.18%        4.74%        4.78%
=================================================================

       A significant amount of short-term borrowings also consisted of FHLB advances and lines of credit to Citizens' subsidiary banks. Information relating to short-term FHLB borrowings follows:


---------------------------------------------------
(in thousands)               2000          1999 (1)
---------------------------------------------------
At December 31:
  Balance                  $450,074       $555,874
  Weighted average
    interest rate paid         6.54%          5.34%
During the year:
  Maximum outstanding
    at any month-end       $622,874       $555,874
  Daily average             581,467        196,055
  Weighted average
    interest rate paid         6.47%          5.26%
===================================================

(1) Prior year amounts were immaterial.

NOTE 11. LONG-TERM DEBT
A summary of long-term debt follows:


--------------------------------------------------------
                                      December 31,
(in thousands)                     2000          1999
--------------------------------------------------------
CITIZENS SUBSIDIARIES:
  FHLB Notes                    $470,767       $126,854
  Other                              350            250
                                --------       --------
Total long-term debt            $471,117       $127,104
                                ========       ========
========================================================


       Long-term advances from the FHLB are at fixed and variable rates ranging from 4.90% to 7.73% and have maturities ranging from three to fifteen years. Interest is paid monthly. At December 31, 2000 and 1999, qualifying mortgage loans of $1.649 billion and $1.330 billion, respectively, as well as FHLB stock collateralized long and short-term advances from the FHLB.
       Maturities of long-term debt during the next five years follow:


------------------------------------------
(in thousands)
------------------------------------------
2001                             $     ---
2002                               125,500
2003                               100,500
2004                                   331
2005                               120,219
Over 5 Years                       124,567
                                 ---------
  Total                          $ 471,117
                                 =========
==========================================


NOTE 12. EMPLOYEE BENEFIT PLANS
       PENSION AND POSTRETIREMENT BENEFITS: Citizens maintains defined benefit pension plans covering the majority of its employees, and postretirement benefit plans for retirees that include health care benefits and life insurance coverage. Pension retirement benefits are based on the employee's length of service and salary levels. Actuarially determined pension costs are charged to current operations. It is Citizens' policy to fund pension costs in an amount sufficient to meet or exceed the minimum funding requirements of applicable laws and regulations, plus such additional amounts as Citizens deems appropriate up to that allowable by federal tax regulations.
       Citizens also maintains nonqualified supplemental benefit plans for certain key employees. These plans are provided for by charges to earnings sufficient to meet the projected benefit obligation. The defined pension benefits provided under these plans are unfunded and any payments to plan participants are made by Citizens.
       In 2000, Citizens changed its pension plan benefit for its F&M employees. Previously only two of the 24 former F&M banks provided defined benefit plans to their employees ( the "F&M Plans"). Effective January 1, 2000, Citizens extended coverage to substantially all F&M employees. These employees receive a pension benefit under a new cash balance plan. The assets and benefit obligation liabilities of the previous F&M Plans were rolled into the new plan. The benefit obligation and expenses related to the cash balance plan are included in the following pension plan activity and cost schedules. A plan amendment to retroactively provide benefits as of January 1, 2000 increased the projected benefit obligation by $0.8 million.
       Citizens' postretirement benefit plan, as amended, is available to full-time employees who retire at normal retirement age, were age 50 prior to January 1, 1993 and have at least 15 years of credited service under Citizens' defined benefit pension plan. The medical portion of the plan is contributory to the participants. The life insurance coverage is noncontributory and provided on a reducing basis for 5 years. Those retired prior to January 1, 1993 receive benefits provided by the plan prior to its amendment. That plan included dental care, had some retiree contribution requirements, and had less restrictive eligibility requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The following information summarizes activity in the pension and postretirement benefit plans of the Company, except for the former F&M Plans in 1999, which are separately presented.


-----------------------------------------------------------------------------------------
                                             Pension                   Postretirement
                                             Benefits                     Benefits
                                       --------------------       -----------------------
(in thousands)                            2000       1999            2000         1999
-----------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation,
  beginning of year                    $ 47,846    $ 49,464       $ 14,423       $ 13,231
Benefit obligation of former
  F&M Plans, January 1                    6,621         ---            ---            ---
Service cost                              2,922       2,304             12             12
Interest cost                             4,420       3,504          1,094            919
Participant contribution                     --          --            150            135
Actuarial (gains) losses                  3,453      (5,084)         1,285          1,313
Curtailment gain                            ---         (84)           ---            ---
Plan amendments                           2,561         ---            ---            ---
Benefits paid                            (3,998)     (2,258)        (1,351)        (1,187)
                                       --------    --------       --------       --------
Benefit obligation,
  end of year                          $ 63,825    $ 47,846       $ 15,613       $ 14,423
                                       ========    ========       ========       ========
CHANGE IN PLAN ASSETS
Fair value of plan assets,
  beginning of year                    $ 63,647    $ 56,793       $    ---       $    ---
Actual return
  on plan assets                            943       8,967            ---            ---
Employer contribution                       288         234          1,201          1,052
Participant contribution                    ---         ---            150            135
Assets of F&M Plans                       8,260         ---            ---            ---
Expenses paid                              (104)        (89)           ---            ---
Benefits paid                            (3,998)     (2,258)        (1,351)        (1,187)
                                       --------    --------       --------       --------
Fair value of plan
  assets, end of year                  $ 69,036    $ 63,647       $    ---       $    ---
                                       ========    ========       ========       ========
FUNDED STATUS RECONCILIATION
Funded status
  of the plans                         $  5,211    $ 15,801       $(15,613)      $(14,423)
Unrecognized:
  Net asset at transition-
    16 yr amortization                     (163)       (329)           ---            ---
  Prior service
    cost (benefit)                        2,908         463            (42)          (426)
Net actuarial (gain) loss               (11,544)    (19,634)           793           (515)
                                       --------    --------       --------       --------
Pension liability recognized
  in the consolidated
  balance sheets                       $ (3,588)   $ (3,699)      $(14,862)      $(15,364)
                                       ========    ========       ========       ========
=========================================================================================

       Pension plan assets consisted primarily of mutual and money market funds, and listed bonds and equity securities, including $606,000 and $467,000 of Citizens common stock at December 31, 2000 and 1999, respectively.
       The accrued pension benefit cost shown above includes the pension liabilities for plans where accumulated plan benefits exceed assets. The projected benefit obligation and accumulated benefit obligation for these supplemental benefit plans were approximately $5.2 and $4.7 million, respectively, as of December 31, 2000 and $3.1 and $2.9 million, respectively, as of December 31, 1999. During 2000, the supplemental benefit plans were amended to enhance the benefit for active employees. This amendment increased Citizens' projected benefit obligation at December 31, 2000 by $1.8 million.
       The assumptions used in determining the actuarial present value of the benefit obligations and the net periodic pension expense follow:


------------------------------------------------------------
                            Pension         Postretirement
                            Benefits          Benefits
                       ------------------ ------------------
                          2000    1999      2000     1999
------------------------------------------------------------
WEIGHTED-AVERAGE
  ASSUMPTIONS
  DECEMBER 31
Discount rate             7.75%    8.00%     7.75%    8.00%
Expected return on
  plan assets              9.75     9.75      ---      ---
Rate of compensation
  increase                   (1)      (1)     ---      ---
============================================================

(1) Scaled by age of plan participant - 9.00% at age 24 or under declining to 4.00% at age 50 or older.

       A summary of activity in 1999 for the defined benefit F&M Plans follows:


-----------------------------------------------------------------------
                                          F&M Bank
FOR THE YEAR 1999                         Waushara        BancSecurity
(in thousands)                             County         Corporation
-----------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year      $ 2,048          $ 6,924
Service cost                                   ---              ---
Interest cost                                  119              395
Actuarial gains                               (509)          (1,891)
Benefits paid                                 (124)            (341)
                                           -------          -------
Benefit obligation, end of year            $ 1,534          $ 5,087
                                           =======          =======
CHANGE IN PLAN ASSETS
Fair value of plan assets,
  beginning of year                        $ 1,330          $ 6,900
Actual return on plan assets                    74              322
Employer contribution                           99              ---
Benefits paid                                 (124)            (341)
                                           -------          -------
Fair value of plan assets,
  end of year                              $ 1,379          $ 6,881
                                           =======          =======
FUNDED STATUS RECONCILIATION
Funded (unfunded) status of the plans      $  (155)         $ 1,794
Unrecognized:
  Net asset at transition                      ---              (53)
  Prior service cost                           ---               62
  Net actuarial gain                          (328)          (1,579)
                                           -------          -------
Pension asset (liability) recognized
  in the consolidated balance sheets       $  (483)         $   224
                                           =======          =======
=======================================================================

       The weighted average discount rate and expected return on plan assets for the F&M plans were 8.0% and 9.75%, respectively, in 1999. The plans assumed no increase in compensation and participants did not accrue any additional benefit for service. Plan assets of these defined benefit pension plans consisted primarily of mutual and money market funds, and listed bonds and equity securities.
       The components of net periodic benefit cost charged to operations each year for all plans follow:


--------------------------------------------------------------------------
                                              Year Ended December 31,
(in thousands)                             2000        1999         1998
--------------------------------------------------------------------------
DEFINED BENEFIT PENSION PLANS
  Service cost                            $ 2,922     $ 2,304      $ 2,377
  Interest cost                             4,420       4,018        3,894
  Expected return on plan assets           (6,568)     (5,554)      (4,894)
  Amortization of unrecognized:
    Net transition asset                     (218)       (218)        (174)
    Prior service cost                        180         114          117
    Net actuarial gain                       (808)       (464)        (195)
                                          -------     -------      -------
        Net pension cost (income)             (72)        200        1,125
                                          -------     -------      -------
POSTRETIREMENT BENEFIT PLANS
  Service cost                                 12          12           16
  Interest cost                             1,094         919          936
  Amortization of unrecognized:
    Prior service cost                       (385)       (460)        (460)
    Net actuarial gain                        ---         (57)         (62)
                                          -------     -------      -------
        Net postretirement benefit cost       721         414          430
                                          -------     -------      -------
DEFINED CONTRIBUTION RETIREMENT
AND 401(K) PLANS
  Employer contributions                    3,584       4,662        3,894
                                          -------     -------      -------
        Total periodic benefit cost       $ 4,233     $ 5,276      $ 5,449
                                          =======     =======      =======
========================================================================


       In the third quarter of 1999, Citizens adopted an alternative market-related value methodology for pension plan assets to better reflect plan asset earnings, a component of pension expense, in 1999 and future years. The change reduced 1999 annual pension expense by approximately $556,000.
       Prior service pension costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans. For postretirement health care benefit plans, Citizens assumed a constant 5% annual health care cost trend rate in 2000 and for all future years. This assumption can have a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


------------------------------------------------------------------
                                  One Percentage    One Percentage
(in thousands)                    Point Increase    Point Decrease
------------------------------------------------------------------
Effect on total of service and
    interest cost components         $  100            $   (92)
Effect on the postretirement
    benefit obligation                1,309             (1,215)
==================================================================

       DEFINED CONTRIBUTION SAVINGS AND RETIREMENT PLANS: Substantially all employees are eligible to contribute a portion of their pre-tax salary to a defined contribution 401(k) savings plan. Under the plan, employee contributions are partially matched by Citizens. The employer matching contribution is 75 percent of the first 6% (100 percent of the first 3% plus 50 percent of the next 3%) of each eligible employee's qualifying salary contributed to the plan. In addition, one third of these matching contributions are used to fund a postretirement medical savings account established within the plan for each contributing employee. Plan assets from a defined contribution 401(k) savings plan and an Employee Stock Ownership Plan maintained by F&M and one of its subsidiaries prior to the merger were transferred into Citizens' plan during 2000. Employer matching contributions for the F&M 401(k) savings plan were based on the company's return on equity and incorporated a discretionary profit-sharing contribution.


NOTE 13. INCOME TAXES
Significant components of income taxes are as follows:


------------------------------------------------------------------
                                     Year Ended December 31,
(in thousands)                   2000          1999         1998
------------------------------------------------------------------
Current tax expense:
  Federal                      $ 31,773      $ 33,870     $ 35,021
  State                             455         2,072        2,426
                               --------      --------     --------
Total current tax expense        32,228        35,942       37,447
Deferred tax expense (credit)     3,585        (7,953)       1,836
                               --------      --------     --------
Total income tax expense       $ 35,813      $ 27,989     $ 39,283
                               ========      ========     ========
==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Citizens' deferred tax assets and liabilities as of December 31, 2000 and 1999 follow:


--------------------------------------------------------------------
(in thousands)                               2000             1999
--------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                $29,211          $27,771
   Accrued special charges                    1,227            6,321
   Accrued postemployment
     benefits other than pensions             5,395            5,589
   Net unrealized losses on securities          ---            9,412
   Other deferred tax assets                  7,794            6,465
                                            -------          -------
       Deferred tax assets                   43,627           55,558
                                            -------          -------
Deferred tax liabilities:
   Tax over book depreciation                 4,551            3,893
   Acquisition premium on loans               3,689            3,684
   Net unrealized gains on securities         6,306              ---
   Other deferred tax liabilities             3,851            3,448
                                            -------          -------
       Deferred tax liabilities              18,397           11,025
                                            -------          -------
       Net deferred tax assets              $25,230          $44,533
                                            =======          =======
====================================================================


       A reconciliation of income tax expense to the amount computed by applying the federal statutory rate of 35% to income before income taxes follows:


-----------------------------------------------------------------
                                     Year Ended December 31,
(in thousands)                    2000         1999        1998
-----------------------------------------------------------------
Tax at federal statutory rate
    applied to income before
    income taxes                $ 44,266     $ 31,494    $ 45,348
Increase (decrease) in taxes
    resulting from:
      Tax-exempt interest         (8,229)      (7,230)     (6,703)
      Other                         (224)       3,725         638
                                --------     --------    --------
    Total income tax expense    $ 35,813     $ 27,989    $ 39,283
                                ========     ========    ========
=================================================================

NOTE 14. EARNINGS PER SHARE
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations follows:


-----------------------------------------------------------------
                                       Year Ended December 31,
(in thousands)                        2000      1999       1998
-----------------------------------------------------------------
NUMERATOR:
  Numerator for basic and
    dilutive earnings per share --
    net income available to
    common shareholders             $90,660    $61,994   $90,282
                                    =======    =======   =======

DENOMINATOR:
  Denominator for basic
    earnings per share --
    weighted average shares          47,310     48,169    48,427
  Effect of dilutive
    securities - potential
    conversion of employee
    stock options                       233        448       658
                                    -------    -------   -------
  Denominator for diluted
    earnings per share --
    adjusted weighted-average
    shares and assumed               47,543     48,617    49,085
                                    =======    =======   =======

BASIC EARNINGS PER SHARE            $  1.92    $  1.29   $  1.86
                                    =======    =======   =======

DILUTED EARNINGS PER SHARE          $  1.91    $  1.28   $  1.84
                                    =======    =======   =======
=================================================================

       All employee stock options were dilutive except for options granted in 1998 and 1999. See Note 15 for additional disclosures regarding employee stock options.


NOTE 15. SHAREHOLDERS' EQUITY
       RIGHTS AGREEMENT: Citizens is a party to a Rights Agreement, dated May 23, 2000, designed to protect shareholders from unfair takeover offers by encouraging a potential buyer to negotiate with Citizens' board prior to attempting a takeover. Owners of Citizens' common shares have been granted rights under the Rights Agreement to purchase one one-thousandth of a share of Series B Preferred Stock at an exercise price of $65, subject to adjustment. The rights are not exercisable or separately tradable until after a public announcement that a person or group, without board approval, has acquired 15% or more of Citizens' common shares or has commenced a tender offer to do so. If a person or group acquires 15% or more of the common shares, the rights (other than those held by the acquiror, which become void) become exercisable to purchase common shares having a fair value of $130 for $65, or the board may exchange one common share for each outstanding right (other than those held by the acquiror). If the acquiror merges Citizens into another entity, the rights become exercisable for common shares of the surviving entity having a fair value of $130 for $65. The rights are redeemable by the board at any time prior to May 23, 2010 for $.001 per right. The Rights Agreement may be amended by the board without shareholder or right holder approval at any time prior to the acquisition by a person or group of 15% or more of the common shares. The rights will cause substantial dilution to a person or group attempting to acquire Citizens without action by Citizens' board to deactivate the rights.
       STOCK REPURCHASE PLANS: Citizens initiated a stock repurchase program in May 2000. This program authorizes Citizens to purchase up to 3,000,000 shares for treasury. During the year, 1,234,100 shares were purchased under this plan. Also, 32,800 shares were purchased in January 2000, completing a repurchase program of 600,000 shares that began in May 1998. A third program authorized and completed in 1999 provided for the repurchase of 1,400,000 shares. For the year ended December 31, 2000, a total of 1,266,900 shares were purchased under the plans at an average price of $21.55. As of December 31, 2000, there were 1,765,900 shares available for purchase under the May 2000 program. The treasury shares have been accorded the accounting treatment as if retired.
       STOCK OPTION PLAN: Citizens' stock option plan, as amended and restated in April 1997, authorizes the granting of incentive and nonqualified stock options, tandem stock appreciation rights, restricted stock and performance share grants to key employees. Aggregate grants under the plan may not exceed 3,000,000 shares within any six-year period and are limited annually to 3% of Citizens' outstanding common stock as of the first day of the year, plus any unused shares that first become available for grants in the prior year. The exercise price of all options granted under the plan is equal to the market price of Citizens' stock on the date of grant.
       Options may be granted until January 16, 2002 and expire ten years from the date of grant. Options granted since April 1992 are exercisable subject to a predetermined vesting schedule based on achievement of certain return on average asset or earnings per share targets. At December 31, 2000, options outstanding under the plan totaled 2,500,164 shares of which 1,058,999 shares were not exercisable subject to future achievement of the performance targets. These options become exercisable after five years if the performance targets are not met. Canceled or expired options become available for future grants.

       OTHER STOCK OPTIONS: On May 18, 2000, Citizens granted stock options to all employees who did not receive grants under the key employee stock option plan. Each full-time employee received 200 shares and each part-time employee received 100 shares. The $16.66 exercise price of the grant was the market price of Citizens' stock on May 18. The options are exercisable subject to Citizens achieving $2.65 earnings per share on a rolling four-quarter basis or three years, whichever comes first. No shares of this option grant are yet exercisable. The options expire ten years from the date of grant. A total of 550,700 shares were granted of which 478,700 shares were outstanding as of December 31, 2000.
       Citizens maintains a stock option plan for its directors. Under this plan, each non-employee director of Citizens serving on the board immediately following an annual meeting of shareholders receives an option grant of 1,500 shares. Options outstanding under the plan totaled 108,000 shares as of December 31, 2000. Other stock options of Citizens include those granted by F&M to its directors and key employees and converted into Citizens' options at the time of the merger. A total of 104,140 shares of these options were outstanding at year-end 2000.
       Citizens has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options as permitted by Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, no compensation expense is recognized by Citizens because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.
       Statement 123 requires certain pro forma disclosures regarding net income and earnings per share as if Citizens had accounted for its stock options under the fair value method of that statement. The following table provides these disclosures along with significant assumptions used to estimate the fair value of these options:


------------------------------------------------------------------
                                  2000        1999         1998
------------------------------------------------------------------
Pro forma amounts:
  Net income (in thousands)    $ 89,020     $ 60,590     $ 89,257
  Net income per share:
    Basic                          1.88         1.26         1.84
    Diluted                        1.87         1.25         1.82
Assumptions:
  Dividend yield                    3.5%         3.0%         3.0%
  Expected volatility              25.0%        19.5%        18.7%
  Risk-free interest rate          6.80%        5.59%        5.72%
  Expected lives                  5 YRS.       5 yrs.       5 yrs.
==================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option transactions under the plans for 2000, 1999 and 1998 follows:


---------------------------------------------------------------------------------------------
                                         Options                           Option Price
                              ----------------------------       ----------------------------
                                Available                           Per Share
                                for Grant      Outstanding            Range          Average
---------------------------------------------------------------------------------------------
January 1, 1998                  413,767        2,062,406          $  5.40-22.00    $   16.82
  Authorized                     810,872              ---                    ---          ---
  Granted                       (388,329)         388,329            27.51-36.31        34.77
  Exercised                           --         (313,182)            5.40-21.83        14.91
  Canceled                         9,092           (9,092)           17.33-35.63        27.79
                              ----------       ----------          -------------    ---------
December 31, 1998                845,402        2,128,461             5.40-36.31        20.33
  Authorized                     201,237              ---                    ---          ---
  Granted                       (455,229)         455,229            22.93-32.59        29.99
  Exercised                          ---         (287,906)            5.40-27.51        11.70
  Canceled                        29,287          (29,287)           24.85-35.63        31.88
                              ----------       ----------          -------------    ---------
December 31, 1999                620,697        2,266,497             5.40-36.31        23.22
  AUTHORIZED                     803,897              ---                    ---          ---
  GRANTED                     (1,224,350)       1,224,350            16.66-16.91        16.67
  EXERCISED                          ---         (158,544)            5.40-21.83        12.32
  CANCELED                        52,336         (141,299)           16.66-35.63        20.54
                              ----------       ----------          -------------    ---------
DECEMBER 31, 2000                252,580        3,191,004          $  8.50-36.31    $   21.36
                              ==========       ==========          =============    =========
=============================================================================================


The following table summarizes information on stock options outstanding as of December 31, 2000:


         -----------------------------------------------------------------------------------------------------------
                                       Options Outstanding                                 Options Exercisable
                             ----------------------------------------------------    -------------------------------
                                            Weighted-              Weighted-                          Weighted-
                                             Average            Average Exercise                       Average
             Range             Amount      Remaining Life            Price              Amount      Exercise Price
         -----------------------------------------------------------------------------------------------------------
         $ 8.50 - 15.00         156,402       1.5 years             $ 11.13              156,402         $ 11.13
          15.00 - 21.00       1,790,124       7.4                     17.45              694,817           18.70
          21.00 - 36.31       1,244,478       6.6                     28.28              802,086           26.15
                             ----------                                               ----------
         $ 8.50 - 36.31       3,191,004       6.8                     21.36            1,653,305           21.60
                             ==========                                               ==========
         ===========================================================================================================


NOTE 16. COMMITMENTS AND CONTINGENT LIABILITIES
The Consolidated Financial Statements do not reflect various loan commitments (unfunded loans and unused lines of credit) and letters of credit originated in the normal course of business. Loan commitments are made to accommodate the financial needs of clients. Generally, new loan commitments do not extend beyond 90 days and unused lines of credit are reviewed at least annually. Letters of credit guarantee future payment of client financial obligations to third parties. They are issued primarily for services provided or to facilitate the shipment of goods, and generally expire within one year. Both arrangements have essentially the same level of credit risk as that associated with extending loans to clients and are subject to Citizens' normal credit policies. Inasmuch as these arrangements generally have fixed expiration dates or other termination clauses, most expire unfunded and do not necessarily represent future liquidity requirements. Collateral is obtained based on management's assessment of the client and may include receivables, inventories, real property and equipment.
       Amounts available to clients under loan commitments and letters of credit follow:


----------------------------------------------------------------
                                            December 31,
(in thousands)                         2000             1999
----------------------------------------------------------------
LOAN COMMITMENTS
  AND LETTERS OF CREDIT:
Commitments to extend credit        $ 1,699,174     $ 1,665,872
Standby letters of credit                55,469          36,405
Commercial letters of credit             95,385          77,295
================================================================

       Loan commitments outstanding include $247.4 million of credit card commitments and $230.0 million of home equity credit lines in 2000. The same amounts for 1999 were $240.1 million and $211.1 million, respectively.
         Citizens and its subsidiaries are parties to litigation arising in the ordinary course of business. Management believes that the aggregate liability, if any, resulting from these proceedings would not have a material effect on Citizens' consolidated financial position.


NOTE 17. FAIR VALUES OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments". Where quoted market prices are not available, as is the case for a significant portion of Citizens' financial instruments, the fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates presented herein cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts Citizens could realize in a current market exchange.
         In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, Citizens has a substantial trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include Citizens' brokerage network, net deferred tax asset, premises and equipment, goodwill and deposit based intangibles. In addition, tax ramifications related to the recognition of unrealized gains and losses such as those within the investment securities portfolio can also have a significant effect on estimated fair values and have not been considered in the estimates. Accordingly, the aggregate fair value amounts do not represent the underlying value of Citizens. The estimated fair values of Citizens' financial instruments follow:


-----------------------------------------------------------------------------------------------------------------------------
                                                                      DECEMBER 31, 2000                 December 31, 1999
                                                                   -------------------------         ------------------------
                                                                   CARRYING      ESTIMATED           Carrying      Estimated
(in millions)                                                       AMOUNT       FAIR VALUE           Amount       Fair Value
-----------------------------------------------------------------------------------------------------------------------------
Financial assets
  Cash and money market investments                                $   345.6     $    345.6          $   314.6     $   314.6
  Investment securities                                              1,384.1        1,384.1            1,397.3       1,397.3
  Net loans                                                          6,342.7        6,376.5            5,841.1       5,845.3

Financial liabilities
  Deposits                                                           6,244.1        6,256.4            6,129.0       6,112.7
  Short-term borrowings                                                933.3          933.5              937.3         937.6
  Long-term debt                                                       471.1          471.5              127.1         122.1
Off-balance sheet financial instrument liabilities:
  Loan commitments                                                       ---            2.5                ---           2.3
  Standby and commercial letters of credit                               ---            0.8                ---           0.6

-----------------------------------------------------------------------------------------------------------------------------


         The various methods and assumptions used by Citizens in estimating fair value for its financial instruments are set forth below:
         CASH AND MONEY MARKET INVESTMENTS: The carrying amounts reported in the balance sheet for cash and money market investments approximate those assets' fair values because they mature within six months and do not present unanticipated credit concerns.
       INVESTMENT SECURITIES: The carrying amounts reported in the balance sheet for investment securities approximate those assets' fair values as all investment securities are classified as available for sale. SFAS No. 115 requires securities carried in the available for sale category to be carried at fair value -- see Note 5. The fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
         LOANS RECEIVABLE: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, credit card, and other consumer. Each loan category is further segmented into fixed and variable-rate interest types and for certain categories by performing and nonperforming. For performing variable-rate loans that reprice frequently (within twelve months) and with no significant change in credit risk, fair values are based on carrying values. Similarly, for credit card loans with no significant credit concerns and average interest rates approximating current market origination rates, the carrying amount is a reasonable estimate of fair value. Fair values of other loans (e.g., fixed-rate commercial, commercial real estate, residential mortgage and other consumer loans) are estimated by discounting the future cash flows using interest rates currently being offered by Citizens for loans with similar terms and remaining maturities (new loan rates). Management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

believes the risk factor embedded in the new loan rates adequately represents the credit risk within the portfolios. Fair values for nonperforming loans are estimated after giving consideration to credit risk and estimated cash flows and discount rates based on available market and specific borrower information. The carrying amount of accrued interest for all loan types approximates its fair value.
         DEPOSIT LIABILITIES: Under SFAS 107, the fair value of demand deposits (e.g., interest and noninterest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for certificates of similar remaining maturities.
         SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings approximate their fair values.
         LONG-TERM DEBT: The carrying value of Citizens' variable-rate long-term debt approximates its fair value. The fair value of fixed-rate long-term debt is estimated using discounted cash flow analyses, based on Citizens' current incremental borrowing rates for similar types of borrowing arrangements.
         LOAN COMMITMENTS AND LETTERS OF CREDIT: The fair value of loan commitments and letter of credit guarantees is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.


NOTE 18. LINES OF BUSINESS
The financial performance of Citizens is monitored by an internal profitability measurement system, which provides line of business results and key performance measures. The profitability measurement system is based on internal management methodologies designed to produce consistent results and reflect the underlying economics of the businesses. The development and application of these methodologies is a dynamic process. Accordingly, these measurement tools and assumptions may be revised periodically to reflect methodological, product, and/or management organizational changes. Further, these policies measure financial results that support the strategic objectives and internal organizational structure of Citizens. Consequently, the information presented is not necessarily comparable with similar information for other institutions.
         Citizens is managed along the following business lines: Commercial Banking, Retail Banking, Financial Services, F&M and all Other.
         COMMERCIAL BANKING: Commercial Banking provides a full range of credit and related financial services to middle market corporate, government and leasing clients. Products and services offered include commercial loans, commercial mortgages, letters of credit, deposit accounts, cash management and international trade services.
         RETAIL BANKING: Retail Banking includes consumer lending and deposit gathering, electronic banking, residential mortgage loan origination and servicing, and small business banking. This line of business offers a variety of retail financial products and services including deposit accounts, direct and indirect installment loans, small business loans, debit and credit cards, home equity lines of credit, residential mortgage loans and ATM network services.
         FINANCIAL SERVICES: Financial Services provides commercial and retail clients with private banking, trust and investment, retirement plan, and brokerage and insurance services. Private banking focuses on high net-worth customers and offers a broad array of asset management, estate settlement and administration, deposit and credit products. Trust and investment includes personal trust and planning services, investment management services, estate settlement, administration and advises the Golden Oak family of mutual funds. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans. The brokerage and insurance businesses deliver Citizens' retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services.
         F&M: F&M provides a full range of consumer and commercial banking services to individuals, and commercial and agricultural businesses, in Wisconsin, Iowa and Minnesota through a network of subsidiary banks. Products and services offered include deposit accounts; commercial, commercial mortgage, agricultural, residential mortgage and consumer loans; financial planning and trust; brokerage, insurance, ATM, credit card and cash management services.
       ALL OTHER: All other includes activities that are not directly attributable to one of the four major lines of business. Included in this category is the parent company, Citizens' securities portfolio and asset liability management activities, inter-company eliminations, and the economic impact of certain assets, capital and support functions not specifically identifiable with the four primary lines of business.
         The accounting policies on the individual business units are the same as those of Citizens described in Note 1 to the Consolidated Financial Statements. Funds transfer pricing is used in the determination of net interest income by assigning a cost for funds used or credit for funds provided to assets and liabilities within each business unit. Assets and liabilities are match-funded based on their maturity, prepayment and/or repricing characteristics. As a result, the Commercial, Retail and Financial Services units are insulated from changes in interest rates. Changes in net interest income due to changes in interest rates are reported in Citizens' Treasury unit, which is a component of "Other". Changes in net interest income due to changes in interest rates for F&M are included in the operating income of F&M. Noninterest income and expenses directly attributable to a line of business are assigned to that business. Expenses for centrally provided services are allocated to the business lines as follows: product processing and technology expenditures are allocated based on standard unit costs applied to actual volume measurements; corporate overhead is allocated based on the ratio of a line of business' noninterest expenses to total noninterest expenses incurred by all business lines. The provision for loan losses was allocated in an amount based primarily upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. Selected segment information is included in the following table.

---------------------------------------------------------------------------------------------------------------
LINE OF BUSINESS INFORMATION


                                              Commercial      Retail     Financial
(in thousands)                                 Banking       Banking      Services        F&M          Other
---------------------------------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2000
Net interest income (taxable equivalent)     $  87,125     $ 137,175     $   1,330     $ 104,177      $    (857)
Provision for loan losses                        5,828        10,494            --         4,103            558
                                             ---------     ---------     ---------     ---------      ---------
    Net interest income after provision         81,297       126,681         1,330       100,074         (1,415)
Noninterest income                              11,162        33,104        26,618        16,633          2,827
Noninterest expense                             41,871       103,928        18,174        63,733         14,515
                                             ---------     ---------     ---------     ---------      ---------
    Income (loss) before income taxes           50,588        55,857         9,774        52,974        (13,103)
Income tax expense (taxable equivalent)         17,706        19,549         3,420        19,335         (4,044)
                                             ---------     ---------     ---------     ---------      ---------
    Net income (loss)                        $  32,882     $  36,308     $   6,354     $  33,639      $  (9,059)
Allocation of special charge and
  related items                                     --            --            --        (7,672)        (1,792)
                                             ---------     ---------     ---------     ---------      ---------
    Net income (loss)                        $  32,882     $  36,308     $   6,354     $  25,967      $ (10,851)
                                             =========     =========     =========     =========      =========

AVERAGE ASSETS (IN MILLIONS)                 $   2,025     $   2,596     $      17     $   2,745      $     690
                                             =========     =========     =========     =========      =========

===============================================================================================================

EARNINGS SUMMARY - 1999
Net interest income (taxable equivalent)     $  73,845     $ 115,832     $   1,357     $ 110,718      $  20,095
Provision for loan losses                        1,509        14,455            --         2,975         (1,064)
                                             ---------     ---------     ---------     ---------      ---------
   Net interest income after provision          72,336       101,377         1,357       107,743         21,159
Noninterest income                               9,709        29,317        24,177        15,994          6,391
Noninterest expense                             37,991        96,533        18,159        63,002         21,093
                                             ---------     ---------     ---------     ---------      ---------
    Income (loss) before income taxes           44,054        34,161         7,375        60,735          6,457
Income tax expense (taxable equivalent)         15,419        11,956         2,581        22,785          2,887
                                             ---------     ---------     ---------     ---------      ---------
    Net income (loss)                        $  28,635     $  22,205     $   4,794     $  37,950      $   3,570
Allocation of special charge and
  related items                                     --            --            --       (26,748)        (8,412)
                                             ---------     ---------     ---------     ---------      ---------
    Net income (loss)                        $  28,635     $  22,205     $   4,794     $  11,202      $  (4,842)
                                             =========     =========     =========     =========      =========

AVERAGE ASSETS (IN MILLIONS)                 $   1,655     $   2,138     $      16     $   2,602      $     931
                                             =========     =========     =========     =========      =========

===============================================================================================================

EARNINGS SUMMARY - 1998
Net interest income (taxable equivalent)     $  69,163     $ 115,115     $   1,844     $ 100,701      $  17,109
Provision for loan losses                        4,780         9,099            --         2,438            211
                                             ---------     ---------     ---------     ---------      ---------
    Net interest income after provision         64,383       106,016         1,844        98,263         16,898
Noninterest income                               8,588        26,364        21,090        15,016            830
Noninterest expense                             37,563        91,555        18,071        59,928         11,102
                                             ---------     ---------     ---------     ---------      ---------
    Income before income taxes                  35,408        40,825         4,863        53,351          6,626
Income tax expense (taxable equivalent)         12,392        14,289         1,702        19,854          2,554
                                             ---------     ---------     ---------     ---------      ---------
    Net income                               $  23,016     $  26,536     $   3,161     $  33,497      $   4,072
                                             =========     =========     =========     =========      =========

AVERAGE ASSETS (IN MILLIONS)                 $   1,445     $   2,112     $      21     $   2,343      $     872
                                             =========     =========     =========     =========      =========

===============================================================================================================

---------------------------------------------------------------------------------------
                                                              Special
                                                              Charge
                                                  Net           And
                                               Operating      Related
                                                Income         Items          Total
---------------------------------------------------------------------------------------
EARNINGS SUMMARY - 2000
Net interest income (taxable equivalent)        $ 328,950     $      --      $ 328,950
Provision for loan losses                          20,983            --         20,983
                                                ---------     ---------      ---------
    Net interest income after provision           307,967            --        307,967
Noninterest income                                 90,344                       90,344
Noninterest expense                               242,221        15,541        257,762
                                                ---------     ---------      ---------
Income (loss) before income taxes                 156,090       (15,541)       140,549
Income tax expense (taxable equivalent)            55,966        (6,077)        49,889
                                                ---------     ---------      ---------
    Net income (loss)                           $ 100,124     $  (9,464)     $  90,660
Allocation of special charge and
  related items                                                   9,464             --
                                                              ---------      ---------
    Net income (loss)                                          $     --      $  90,660
                                                              =========      =========

AVERAGE ASSETS (IN MILLIONS)                                                 $   8,073
                                                                             =========
=======================================================================================


EARNINGS SUMMARY - 1999
    Net interest income (taxable equivalent)    $ 321,847     $      --      $ 321,847
Provision for loan losses                          17,875         6,800         24,675
                                                ---------     ---------      ---------
    Net interest income after provision           303,972        (6,800)       297,172
Noninterest income                                 85,588        (3,596)        81,992
Noninterest expense                               236,778        40,198        276,976
                                                ---------     ---------      ---------
Income (loss) before income taxes                 152,782       (50,594)       102,188
Income tax expense (taxable equivalent)            55,628       (15,434)        40,194
                                                ---------     ---------      ---------
    Net income (loss)                           $  97,154     $ (35,160)     $  61,994
Allocation of special charge and
  related items                                                  35,160             --
                                                              ---------      ---------
    Net income (loss)                                         $      --      $  61,994
                                                              =========      =========

AVERAGE ASSETS (IN MILLIONS)                                                 $   7,342
                                                                             =========



EARNINGS SUMMARY - 1998
Net interest income (taxable equivalent)        $ 303,932                    $ 303,932
Provision for loan losses                          16,528                       16,528
                                                ---------                    ---------
    Net interest income after provision           287,404                      287,404
Noninterest income                                 71,888                       71,888
Noninterest expense                               218,219                      218,219
                                                ---------                    ---------
    Income before income taxes                    141,073                      141,073
Income tax expense (taxable equivalent)            50,791                       50,791
                                                ---------                    ---------
    Net income                                  $  90,282                    $  90,282
                                                =========                    =========

AVERAGE ASSETS (IN MILLIONS)                                                 $   6,793
                                                                             =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE 19. REGULATORY MATTERS
The Federal Reserve Bank requires Citizens' banking subsidiaries to maintain certain noninterest-bearing deposits. These reserve balances vary depending upon the level of client deposits in the subsidiary banks. During 2000 and 1999, the average reserve balances were $56.8 million and $45.7 million, respectively.
       The bank subsidiaries are also subject to limitations under banking laws on extensions of credit to members of the affiliate group and on dividends that can be paid to Citizens. Generally extensions of credit are limited to 10% to any one affiliate and 20% in aggregate to all affiliates of a subsidiary bank's capital and surplus (net assets) as defined. Unless prior regulatory approval is obtained, dividends declared in any calendar year may not exceed the retained net profit, as defined, of that year plus the retained net profit of the preceding two years. At January 1, 2001, the bank subsidiaries could distribute to Citizens approximately $59.4 million in dividends without regulatory approval. Their 2001 net income will also become available for such dividends.
         Citizens and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines must be met that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
         Quantitative measures established by regulation to ensure capital adequacy require Citizens and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets (as defined in the regulations), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, that Citizens and its banking subsidiaries meet all capital adequacy requirements to which it is subject.
         As of December 31, 2000, the most recent notification from the Federal Reserve Board categorized Citizens and its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Citizens and its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would result in a change.

------------------------------------------------------------------------------------------------------------------------------
RISK BASED CAPITAL REQUIREMENTS                                                                       To Be Well Capitalized
                                                                           For Capital               Under Prompt Corrective
                                                  Actual                Adequacy Purposes               Action Provisions
                                            --------------------     -------------------------       -------------------------
(in thousands)                                Amount      Ratio        Amount          Ratio           Amount           Ratio
------------------------------------------------------------------------------------------------------------------------------
CITIZENS BANKING CORPORATION
AS OF DECEMBER 31, 2000:
     Total Capital (1)                        $ 659,901   10.3%        $ 512,362   >     8.0%           $ 640,453   >    10.0%
                                                                                   -                                -
     Tier I Capital (1)                         579,844    9.1           256,181   >     4.0              384,272   >     6.0
                                                                                   -                                -
     Tier I Leverage (2)                        579,844    7.1           326,142   >     4.0              407,677   >     5.0
                                                                                   -                                -
As of December 31, 1999:
     Total Capital (1)                        $ 628,674   10.5%        $ 480,229   >     8.0%           $ 600,287   >    10.0%
                                                                                   -                                -
     Tier I Capital (1)                         553,621    9.2           240,115   >     4.0              360,172   >     6.0
                                                                                   -                                -
     Tier I Leverage (2)                        553,621    7.2           307,021   >     4.0              383,776   >     5.0
                                                                                   -                                -
CITIZENS BANK
AS OF DECEMBER 31, 2000:
     Total Capital (1)                        $ 435,996   10.6%        $ 330,086   >     8.0%           $ 412,608   >    10.0%
                                                                                   -                                -
     Tier I Capital (1)                         384,417    9.3           165,043   >     4.0              247,565   >     6.0
                                                                                   -                                -
     Tier I Leverage (2)                        384,417    7.5           205,479   >     4.0              256,849   >     5.0
                                                                                   -                                -
As of December 31, 1999:
     Total Capital (1)                        $ 390,956   10.1%        $ 308,720   >     8.0%           $ 385,900   >    10.0%
                                                                                   -                                -
     Tier I Capital (1)                         343,917    8.9           154,360   >     4.0              231,540   >     6.0
                                                                                   -                                -
     Tier I Leverage (2)                        343,917    7.2           190,192   >     4.0              237,740   >     5.0
                                                                                   -                                -
==============================================================================================================================

  (1) To risk weighted assets.
  (2) To quarterly average assets.

NOTE 20. CITIZENS BANKING CORPORATION (PARENT ONLY) STATEMENTS

---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                                            December 31,
(in thousands)                                                                                          2000            1999
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash                                                                                              $        5      $       5
    Money market investments                                                                               7,916          1,102
    Investment securities                                                                                     63            132
    Investment in subsidiaries - principally banks                                                       715,726        672,041
    Goodwill - net                                                                                         1,061          1,857
    Other assets                                                                                           5,771          4,630
                                                                                                      ----------      ---------
      TOTAL ASSETS                                                                                    $  730,542      $ 679,767
                                                                                                      ==========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term revolving credit                                                                       $   48,000      $  42,000
    Other liabilities                                                                                      2,563          4,098
                                                                                                      ----------      ---------
      Total liabilities                                                                                   50,563         46,098
    Shareholders' equity                                                                                 679,979        633,669
                                                                                                      ----------      ---------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                   $  730,542      $ 679,767
                                                                                                      ==========      =========

=================================================================================================================================
------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
CITIZENS BANKING CORPORATION (PARENT ONLY)
                                                                                              Year Ended December 31,
(in thousands)                                                                          2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------
INCOME
    Dividends from subsidiaries - principally banks                                   $  79,400       $   54,686      $  61,207
    Interest from bank subsidiary                                                            18              193            159
    Service fees from bank subsidiaries                                                   9,517            9,668          9,221
    Equity security gain                                                                    ---            5,693            ---
    Other                                                                                   646              205            381
                                                                                      ---------       ----------      ---------
      Total                                                                              89,581           70,445         70,968
                                                                                      ---------       ----------      ---------
EXPENSES
    Interest                                                                              3,099            1,486          1,734
    Amortization of goodwill                                                                796              796            796
    Salaries and employee benefits                                                        9,333            9,780          9,524
    Service fees paid to bank subsidiaries                                                1,215            1,156          1,060
    Special charge                                                                         (211)           3,464            ---
    Other noninterest expense                                                             1,884            1,474          1,528
                                                                                      ---------       ----------      ---------
      Total                                                                              16,116           18,156         14,642
                                                                                      ---------       ----------      ---------
Income before income taxes and equity in undistributed earnings of subsidiaries          73,465           52,289         56,326
Income tax benefit                                                                        2,727              846          2,476
Equity in undistributed earnings of subsidiaries                                         14,468            8,859         31,480
                                                                                      ---------       ----------      ---------
NET INCOME                                                                            $  90,660       $   61,994      $  90,282
                                                                                      =========       ==========      =========

==============================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS
CITIZENS BANKING CORPORATION (PARENT ONLY)

                                                                                               Year Ended December 31,
(in thousands)                                                                            2000           1999           1998
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                          $  90,660      $  61,994       $ 90,282
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Amortization of goodwill                                                                  796            796            796
  Equity security gain                                                                      ---         (5,693)           ---
  Accrued merger related charges                                                            ---          1,669            ---
  Equity in undistributed earnings of subsidiaries                                      (14,468)        (8,859)       (31,480)
  Other                                                                                  (2,657)        (3,114)          (332)
                                                                                      ---------      ---------       --------
    Net cash provided by operating activities                                            74,331         46,793         59,266
                                                                                      ---------      ---------       --------
INVESTING ACTIVITIES
  Net decrease in interest-bearing deposit at subsidiary bank                               ---          4,500          2,500
  Net (increase) decrease in money market investments                                    (6,814)         6,333         (3,459)
  Purchases of investment securities                                                        (19)        (5,996)           (44)
  Proceeds from sales and maturities of investment securities                                33          5,995             40
  Proceeds from sale of Magic Line, Inc. stock                                              ---          5,693            ---
                                                                                      ---------      ---------       --------
    Net cash provided (used) by investing activities                                     (6,800)        16,525           (963)
                                                                                      ---------      ---------       --------
FINANCING ACTIVITIES
  Proceeds from short-term borrowings                                                     6,000         42,000            ---
  Proceeds from issuance of long-term debt                                                  ---         22,000            ---
  Principal reductions in long-term debt                                                    ---        (35,000)       (19,991)
  Cash dividends paid                                                                   (48,108)       (41,801)       (35,563)
  Proceeds from stock options exercised                                                   1,879          3,349          4,234
  Shares acquired for retirement                                                        (27,302)       (53,866)        (6,983)
                                                                                      ---------      ---------       --------
    Net cash used by financing activities                                               (67,531)       (63,318)       (58,303)
                                                                                      ---------      ---------       --------
Net increase in cash                                                                        ---            ---            ---
Cash at beginning of year                                                                     5              5              5
                                                                                      ---------      ---------       --------
Cash at end of year                                                                   $       5      $       5       $      5
                                                                                      =========      =========       ========

================================================================================================================================

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



BOARD OF DIRECTORS CITIZENS BANKING CORPORATION

         We have audited the accompanying consolidated balance sheets of Citizens Banking Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Banking Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

         We previously audited and reported on the consolidated statements of income, changes in shareholders' equity, and cash flows of Citizens Banking Corporation and subsidiaries for the year ended December 31, 1998 prior to their restatement for the 1999 pooling of interests as described in Note 2. The contribution of Citizens Banking Corporation to revenues and net income represented 65% and 63%, respectively of the 1998 restated totals. Financial statements of the other pooled company included in the 1998 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the accompanying consolidated statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1998, after restatement for the 1999 pooling of interests, in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.


/s/ Ernst & Young LLP

Detroit, Michigan
January 19, 2001

REPORT OF WIPFLI ULLRICH BERTELSON LLP, INDEPENDENT AUDITORS



BOARD OF DIRECTORS F&M BANCORPORATION, INC.

         We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of F&M Bancorporation, Inc. and Subsidiaries for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated results of operations and cash flows of F&M Bancorporation, Inc. and Subsidiaries for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.


/s/ Wipfli Ullrich Bertelson LLP

Green Bay, Wisconsin
February 4, 1999

REPORT OF MANAGEMENT



MANAGEMENT'S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

         Management is responsible for the preparation of the Consolidated Financial Statements and all other financial information appearing in this Annual Report. The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States.

SYSTEM OF INTERNAL CONTROLS

         Citizens maintains a system of internal controls designed to provide reasonable assurance that assets are safe-guarded and that the financial records are reliable for preparing Consolidated Financial Statements. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of the internal control system is monitored by a program of internal audit and by independent certified public accountants ("independent auditors").

         Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes Citizens' system provides the appropriate balance between costs of controls and the related benefits.

AUDIT COMMITTEE OF THE BOARD

         The Audit Committee of the Board of Directors, comprised entirely of outside directors, recommends the independent auditors who are engaged upon approval by the Board of Directors. The committee meets regularly with the internal auditor and the independent auditors to review timing and scope of audits and review audit reports. The internal auditor and the independent auditors have free access to the Audit Committee.

INDEPENDENT AUDITORS

         The Consolidated Financial Statements in this Annual Report have been audited by Citizens' independent auditors, Ernst & Young LLP, for the purpose of determining that the Consolidated Financial Statements are free of material misstatement. Their audit considered Citizens' internal control structure to the extent necessary to determine the scope of their auditing procedures.



/s/ John W. Ennest                             /s/ Robert J. Vitito

John W. Ennest                                 Robert J. Vitito
Vice Chairman,                                 Chairman,
Chief Financial Officer and Treasurer          President and Chief Executive
                                               Officer

                          CITIZENS BANKING CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
[                                                                              ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.

1. ELECTION OF DIRECTORS -- CLASS III (THREE YEAR TERM):  For  Withhold  For All
   Nominees: 01-Richard J. Dolinski,                      All    All     Except
   02-Stephen J. Lazaroff, 03-William C. Shedd,           / /    / /       / /
   04-Charles R. Weeks, 05-Kendall B. Williams


   --------------------------------------------
   (Except nominees written above)


                                                                                              Dated:                       , 2001
                                                                                                     -----------------------

                                                                                               -----------------------------------
                                                                                                              Signature

                                                                                               -----------------------------------
                                                                                                    Signature if held jointly

                                                                                               Please sign exactly as name appears
                                                                                               hereon. When shares are held by
                                                                                               joint tenants, both must sign. When
                                                                                               signing as Attorney, Executor,
                                                                                               Personal Representative,
                                                                                               Administrator, Trustee or Guardian,
                                                                                               please give full title as such. If
                                                                                               signing on behalf of a corporation,
                                                                                               please sign in full corporate name
                                                                                               by President or other authorized
                                                                                               officer. If signing on behalf of a
                                                                                               partnership, please sign in
                                                                                               partnership name by authorized
                                                                                               person.


------------------------------------------------------------------------------------------------------------------------------------
CONTROL NUMBER                               /\     FOLD AND DETACH HERE     /\



                       ---------------------------------------------------------------------------------------
TELEPHONE VOTING          Call toll free 888-515-6262 in the United States or Canada any time on a touch
INSTRUCTIONS:             tone telephone. There is NO CHARGE to you for the call.

                          Enter the 6-digit CONTROL NUMBER located above.

                          Option #1: To vote as the Board of Directors recommends on ALL nominees: Press 1
                                     When asked, please confirm your vote by pressing 1

                          Option #2: If you choose to vote on each nominee separately, press 0 and follow the simple recorded instructions.
                       ---------------------------------------------------------------------------------------


                       ---------------------------------------------------------------------------------------
INTERNET VOTING           Go to the following website:  HTTP://WWW.COMPUTERSHARE.COM/US/PROXY.
INSTRUCTIONS:
                          Enter the information requested on your proxy screen, including your 6-digit
                          Control Number found above.
                       ---------------------------------------------------------------------------------------


  IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK YOUR PROXY CARD.

                                    REMINDER



Dear Shareholder(s):

Enclosed you will find material relative to the Corporation's 2001 Annual Meeting of Shareholders. The Notice of the Annual Meeting and proxy statement describes the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States, or cast your vote by telephone, or by Internet, using the instructions found above. Please remember that your vote is important to us. We look forward to hearing from you.

Ryan P. Mathews
Investor Relations Manager

                                               5681-CITIZENS BANKING CORPORATION

PROXY                     CITIZENS BANKING CORPORATION                     PROXY
                                 FLINT, MICHIGAN
                         PROXY BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS -- APRIL 17, 2001

     The undersigned shareholder of Citizens Banking Corporation (the "Corporation") hereby appoints Edward P. Abbott and Joseph P. Day, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the annual meeting of shareholders of the Corporation to be held in the Presidential Ballroom located in the Holiday Inn, Gateway Centre, Flint, Michigan, on Tuesday, April 17, 2001, at 10:00 a.m. local time, and at any adjournments thereof, and upon the election of directors as set forth on the reverse side of this proxy, all of whom are being proposed by the Board of Directors, and in their discretion, upon such other matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated March 15, 2001 is unable to serve or, for good cause, will not serve. UNLESS A CONTRARY INSTRUCTION IS PROVIDED, THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED FOR EACH NOMINEE NAMED ON THE REVERSE SIDE OF THIS PROXY.

     For participants in the Corporation's Amended and Restated Section 401(K) Plan ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 15, 2001 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                  (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------



             VOTE YOUR SHARES BY PHONE OR OVER THE INTERNET

     We encourage you to vote by telephone or over the Internet. These are two quick and easy methods to vote your shares that are available 24 hours a day, seven days a week, and your vote is recorded as if you mailed in your proxy card. On the reverse side of this card are instructions on how to vote by telephone and over the Internet. Voting by one of these convenient methods will also save the Corporation money.

     We also ask you to notify the Corporation if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, by following the prompt if you are voting by telephone, or by checking the appropriate box on the electronic Internet proxy card. If you do so, the Corporation can save money by reducing the number of Summary Annual Reports it must print and mail.

Map to:  Holiday Inn Gateway Centre
         US 23/Hill Road
         Flint, Michigan 48507
         (Park in Rear For Conference Centre)

                                              -    FROM NORTH: I-75 South to
                                                   South U.S. 23. Exit Hill Road
                                                   (East)
                  [MAP]
                                              -    FROM EAST AND WEST: I-69 to
                                                   I-75 South to U.S. 23 South.
                                                   Exit Hill Road (East)

                                              -    FROM WEST: I-94 to U.S. 23
                                                   North. Exit Hill Road (East)

                                              -    FROM SOUTh: I-75 North to
                                                   I-475 North to Hill Road
                                                   (West).  Exit Hill Road west
                                                   (left).



5681-CITIZENS BANKING CORPORATION